                                                FILED PURSUANT TO RULE 424(b)(1)
                                                      REGISTRATION NO. 333-60982

P R O S P E C T U S

                                     [LOGO]

                               20,000,000 SHARES

                         WILLIS GROUP HOLDINGS LIMITED

                                  COMMON STOCK
                                $13.50 PER SHARE
                                   ---------

    We are selling 20,000,000 shares of our common stock. We have granted the underwriters an option to purchase up to 3,000,000 additional shares of common stock to cover over-allotments.

    This is the initial public offering of our common stock. Our common stock has been approved for listing on the New York Stock Exchange under the symbol "WSH."
                                 --------------

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 12.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                                 --------------

                                                              PER SHARE          TOTAL
                                                              ---------       ------------
Public Offering Price                                         $  13.500       $270,000,000
Underwriting Discount                                         $   0.911       $ 18,220,000
Proceeds to Willis Group Holdings Limited (before expenses)   $  12.589       $251,780,000

    The underwriters expect to deliver the shares to purchasers on or about June 15, 2001.
                                 --------------

                              SALOMON SMITH BARNEY
                                   ---------

JPMORGAN                                              MORGAN STANLEY DEAN WITTER
                                   ---------

BANC OF AMERICA SECURITIES LLC
                     MERRILL LYNCH & CO.
                                           UBS WARBURG

June 11, 2001

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................       1
Risk Factors................................................      12
Forward Looking Statements..................................      22
Use of Proceeds.............................................      23
Dividend Policy.............................................      23
Capitalization..............................................      24
Dilution....................................................      26
Selected Historical Consolidated Financial Data.............      27
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................      30
Supplemental Constant Currency Financial Data...............      47
Business....................................................      50
Management..................................................      68
Shareholders................................................      78
Redomiciliation in Bermuda..................................      83
Certain Relationships and Related Transactions..............      84
Description of Material Indebtedness........................      86
Description of Capital Stock................................      91
Certain Income Tax Consequences.............................      96
Shares Eligible for Future Sale.............................      99
Underwriting................................................     101
Validity of Common Stock....................................     105
Experts.....................................................     105
Where You Can Find More Information.........................     105
Index to Consolidated Financial Statements..................     F-1

                            ------------------------

    UNTIL JULY 7, 2001 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS KEY INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND NOTES TO THOSE STATEMENTS INCLUDED IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION.

                                THE WILLIS GROUP

    We are the third largest insurance broker in the world. We provide a broad range of value-added risk management consulting and employee benefits and insurance brokering services to approximately 50,000 clients worldwide and place insurance with approximately 4,000 carriers. We trace our history to 1828, and we have significant market positions in the United States, the United Kingdom and, directly and through our associates, many other countries. We are one of three recognized leaders in providing specialized risk management advisory and other services on a global basis to clients in various industries, and have particular expertise in the construction, aerospace, marine and energy industries.

    We and our associates serve a diverse base of clients located in more than 160 countries. Those clients include major multinational and middle-market companies in a variety of industries, as well as public institutions. We serve over 30% of the U.K. FTSE 100 companies and over 10% of the Fortune 1000 companies, with an average relationship of more than 10 years. With approximately 13,000 employees around the world and a network of over 300 offices in 74 countries, in each case including our associates, we believe we are one of only three insurance brokers in the world possessing the global operating presence, broad product expertise and extensive distribution network necessary to meet effectively the global risk management needs of many of our clients. We do not underwrite insurance risks for our own account. For the year ended December 31, 2000, our revenues were approximately $1.3 billion.

    Insurance brokers, such as ourselves, provide essential services to users of insurance and reinsurance products. Those users include corporations, public institutions and insurance carriers. Brokers distribute insurance products and provide highly specialized, and often highly technical, value-added risk management consulting services. Through knowledge of the insurance market and risk management techniques, the broker provides value to its clients by assisting in the analysis of risks, helping formulate appropriate strategies to manage those risks, negotiating insurance policy terms and conditions, placing risks to be insured with insurance carriers through the broker's distribution network and providing specialized consulting to companies seeking to retain a portion of their own risk, known as self-insurance consulting, and other risk management consulting services. Additionally, the broker provides value to insurance carriers by assessing a potential insurance user's risk management needs and structuring appropriate insurance programs to meet those needs, acting as a principal distribution channel for insurance products, and providing access to insurance buyers that most insurance companies are not equipped to reach on their own.

    According to BUSINESS INSURANCE, the 194 largest commercial insurance brokers globally reported brokerage revenues totaling $19.1 billion in 1999. The insurance brokerage industry, having recently gone through a period of rapid consolidation, is led by its three global participants: Marsh & McLennan Companies, Inc., with approximately 32% of the worldwide market referred to above; Aon Corporation, with approximately 25% of the worldwide market; and us, with approximately 7% of the worldwide market. The industry is highly fragmented beyond these three largest brokers with the next largest broker having approximately 3% of the worldwide market.

    We have experienced and incentivized management, with our top eight executives averaging 24 years of experience in the insurance brokerage and insurance industries and 12 years experience with us. To date, 366 of our employees have invested directly in our equity. We also benefit from strong sponsorship through Kohlberg Kravis Roberts & Co. L.P., or KKR, and six major insurance carriers.

                         RECENT MANAGEMENT INITIATIVES

    We have operated as a private company since late 1998, when Trinity Acquisition Limited, an entity formed by affiliates of KKR for purposes of effecting the acquisition, acquired our predecessor, Willis Corroon Group plc, in a going private transaction. Since then, we have made several significant changes to our management and operations. Most notably, we have:

- named Joseph J. Plumeri, formerly of Citigroup Inc., as Executive Chairman and Chief Executive Officer in October 2000, who is reinvigorating our culture and approach to sales and marketing;

- added over 150 new managers and producers;

- implemented a comprehensive restructuring in our North American operations, resulting in an increase in the time brokers have for needs analysis and product design with clients and a reduction of 275 employees;

- implemented a comprehensive program designed to reduce duplication in finance, information technology and human resources management;

- designed and implemented new business monitoring tools to more rigorously monitor our global operations on a pro-active basis; and

- continued to invest in our International operations, particularly in Europe and Latin America, to fill the few strategic gaps remaining in our global network.

    These efforts have contributed to an improvement in our revenue growth and profitability. From 1998 to 2000, our total revenues on a constant currency basis grew at a 7.4% compound annual growth rate despite an environment of declining primary insurance and reinsurance premium rates. In 2000, the growth rate of our total revenues on a constant currency basis accelerated to 8.1%. See "Supplemental Constant Currency Financial Data". In addition, our Adjusted EBITDA margin increased from 17% in 1998 to 21% in 2000. For an explanation of Adjusted EBITDA, see footnote (g) under "Prospectus Summary--Summary Consolidated Financial Information". We believe that there are further benefits to come from our efforts in 1999 and 2000, including further improvement in revenue growth and margins.

                               BUSINESS STRATEGY

    Our strategic objectives are to continue to grow revenues, cash flow and earnings and to enhance our position as the third largest global provider of risk management services. The key elements of this strategy are to:

- CAPITALIZE ON OUR STRONG GLOBAL FRANCHISE--We intend to expand services to existing clients and target new clients in need of our global reach and specialized expertise.

- EMPHASIZE VALUE-ADDED SERVICES--We emphasize value-added, fee-based risk management services designed to complement our brokerage business and increase the quality and scope of our services.

- FOCUS ON EXPANDING AND CROSS-SELLING OUR EMPLOYEE BENEFITS CAPABILITIES--We intend to sell employee benefits services to our brokerage clients and develop payroll, asset management and other services.

- INCREASE OPERATING EFFICIENCIES--We are implementing cost reduction measures designed to further streamline work processes to increase efficiency and margins while improving client service.

- CREATE A SINGLE COMPANY CULTURE--We are creating a single company culture through a group-wide approach to training, risk analysis, product design and selling and increased employee ownership.

- PURSUE STRATEGIC ACQUISITIONS AND INVESTMENTS--We intend to strengthen our global franchise through selective acquisitions and investments that complement our existing business.

    For a complete discussion of our business strategy, see "Business--Business Strategy".

                         RISKS RELATING TO OUR BUSINESS

    As part of your evaluation of our company, you should take into account the risks we face in our business and not solely our competitive strengths and business strategies. For example, we have substantial debt and debt service requirements which may place us at a competitive disadvantage in our industry. Further, our approximate 7% worldwide market share is significantly smaller than the approximate 32% share held by Marsh & McLennan and the approximate 25% share held by Aon, which may make it difficult for us to compete successfully against these larger competitors. You should also be aware that there are various other risks involved in investing in our common stock, including risks relating to, among other things, our ability to borrow more debt, our reliance on commission income, our exposure to potential liability resulting from errors and omissions, other legal matters in which we are involved or could become involved, our relationship with our controlling shareholders and the future price of our common stock. For more information about these and other risks, see "Risk Factors". You should carefully consider these risk factors together with all of the other information included in this prospectus.

                           REDOMICILIATION IN BERMUDA

    Willis Group Holdings Limited was incorporated solely for the purpose of redomiciling the ultimate parent company of the Willis group of companies, which we refer to as the Willis Group, from the United Kingdom to Bermuda. Willis Group Holdings is presently the beneficial owner of substantially all of the share capital of TA I Limited, which was previously the ultimate parent company of the Willis Group. The redomiciliation was effected through:

- the exchange by TA I Limited shareholders, other than employees and former employees, of their ordinary shares in TA I Limited for shares of Willis Group Holdings common stock; and

- the exchange by substantially all holders of non-voting ordinary shares in TA I Limited for shares of Willis Group Holdings non-voting common stock which will automatically convert into voting shares upon completion of the initial public offering.

                           OUR CORPORATE INFORMATION

    Willis Group Holdings Limited was incorporated in Bermuda in February 2001. Its principal executive offices are located at Ten Trinity Square, London EC3P 3AX, England. Its telephone number is (011) 44-20-7488-8111.

                                  THE OFFERING

Shares we are offering.......................  20,000,000 shares of common stock

Shares we are reserving......................  Approximately 2,500,000 shares of our common stock have been reserved for sale to our
                                               directors, officers and employees, as well as
                                               clients, vendors and individuals associated
                                               with us.

Shares to be outstanding after this            144,006,701 shares of common stock
  offering...................................

Use of proceeds..............................  We intend to use the net proceeds from this offering to redeem preference shares of TA II
                                               Limited, one of our subsidiaries, or
                                               repurchase senior subordinated notes of
                                               Willis North America, one of our
                                               subsidiaries, or both.

Dividend policy..............................  We do not intend to pay dividends on our shares of common stock in the foreseeable
                                               future. Some of the debt instruments of our
                                               subsidiaries, significantly restrict their
                                               ability to pay dividends directly or
                                               indirectly to us, which effectively limits
                                               our ability to pay dividends on our shares of
                                               common stock.

New York Stock Exchange symbol...............  WSH

The information above does not include:

- 29,444,096 shares issuable upon the exercise of stock options outstanding after this offering, 2,764,373 of which are subject to currently exercisable options at an average exercise price of L2.00 ($2.74, based on the exchange rate as of June 11, 2001 of $1.37=L1.00) per share;

- 40,448,427 shares (which includes the 29,444,096 shares issuable upon the exercise of stock options outstanding after this offering) authorized and reserved for issuance under our various stock plans; and

- 3,000,000 shares of common stock that the underwriters have the option to purchase from us solely to cover over-allotments.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

    The summary consolidated financial data presented below should be read in conjunction with the audited consolidated financial statements of TA I Limited and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The financial information as of March 31, 2001 and for each of the three month periods ended March 31, 2000 and 2001 and for each of the two years ended December 31, 2000 and for the period from September 2, 1998 to December 31, 1998 reflects the financial position and results of operations of TA I Limited, which has become our direct subsidiary as a result of the transactions described under "Redomiciliation in Bermuda". The financial information for the period from January 1, 1998 to September 1, 1998 and for each of the two years ended December 31, 1997 reflects the financial position and results of operations of our predecessor.

    The summary historical financial data presented below as of March 31, 2001 and for the three month periods ended March 31, 2000 and 2001 have been derived from the unaudited condensed consolidated financial statements of TA I Limited included elsewhere in this prospectus, which financial statements have been prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. Because we earn revenue in an uneven fashion during the year, the results for the three months ended March 31, 2001 are not necessarily indicative of the results to be expected for the year ended
December 31, 2001. See "Management Discussion and Analysis of Financial Condition and Results of Operations".

    The summary consolidated financial data presented below for each of the two years ended December 31, 2000 have been derived from the audited consolidated financial statements of TA I Limited included elsewhere in this prospectus, which financial statements have been prepared in accordance with U.S. GAAP. The summary consolidated financial data presented below for the period from September 2, 1998 to December 31, 1998 have been derived from the audited consolidated financial statements of TA I Limited, which are not included in this prospectus. Those financial statements were presented in U.S. dollars and were prepared in accordance with generally accepted accounting principles in the United Kingdom, or U.K. GAAP.

    The summary consolidated financial data presented below for the period from January 1, 1998 to September 1, 1998 and for each of the two years ended December 31, 1997 have been derived from the audited consolidated financial statements of our predecessor which are not included in this prospectus. The term "our predecessor" refers to Willis Group Limited (formerly Willis Corroon Group plc) before its acquisition by Trinity Acquisition Limited, one of TA I Limited's wholly owned subsidiaries and an entity formed by affiliates of KKR for purposes of effecting the acquisition. For financial reporting purposes, that acquisition was deemed to have occurred on September 2, 1998. Those financial statements were presented in pounds sterling and were prepared in accordance with U.K. GAAP with a reconciliation of net income and stockholders' equity from U.K. GAAP to U.S. GAAP.

    The derived financial data presented below is stated in accordance with U.S. GAAP. In this prospectus, unless otherwise specified or unless the context otherwise requires, all references to "dollars" or "$" are to United States dollars.

    The pro forma financial data presented below for the three months ended March 31, 2001 and the year ended December 31, 2000 give effect to this offering and the use of proceeds to redeem preference shares of TA II Limited as if they had occurred on January 1, 2000. See "Use of Proceeds".

                                             PREDECESSOR                            TA I LIMITED
                                 ------------------------------------   ------------------------------------
                                     YEAR ENDED         JANUARY 1 TO    SEPTEMBER 2 TO       YEAR ENDED
                                    DECEMBER 31,        SEPTEMBER 1,     DECEMBER 31,       DECEMBER 31,
                                 -------------------   --------------   --------------   -------------------
                                 1996(A)    1997(A)       1998(A)          1998(B)         1999       2000
                                 --------   --------   --------------   --------------   --------   --------
                                                  ($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Total revenues...............   $1,133     $1,134        $ 772            $  413       $ 1,244    $ 1,305
  General and administrative
    expenses...................     (959)      (968)        (655)             (374)       (1,136)    (1,062)
  Unusual items (c)............       --         --          (59)               --           (47)       (18)
  Depreciation expense.........      (38)       (37)         (26)              (14)          (41)       (37)
  Amortization of goodwill.....      (28)       (29)         (20)              (11)          (35)       (35)
  Gain (loss) on disposal of
    operations.................        7          7            4                (2)            7          1
                                  ------     ------        -----            ------       -------    -------
  Operating income (loss)......      115        107           16                12            (8)       154
  Interest expense.............       (3)        (1)          (3)              (27)          (89)       (89)
  Other expenses...............       --         --           --                (8)           (7)        --
  Loss on closure of
    operations.................       --         --          (34)               --            --         --
                                  ------     ------        -----            ------       -------    -------
  Income (loss) before income
    taxes, equity in net
    earnings of associates and
    minority interest..........      112        106          (21)              (23)         (104)        65
  Income tax expense...........      (57)       (49)         (22)               (7)           (7)       (33)
  Equity in net earnings
    (losses) of associates.....        5          3           13                (4)            7          2
  Minority interest............       (1)        (1)          (1)              (10)          (28)       (25)
                                  ------     ------        -----            ------       -------    -------
  Net income (loss) available
    for ordinary
    stockholders...............   $   59     $   59        $ (31)           $  (44)      $  (132)   $     9
                                  ======     ======        =====            ======       =======    =======
  Net earnings (loss) per
    share--basic...............                                             $(0.50)      $ (1.11)   $  0.07
                                                                            ======       =======    =======
  Net earnings (loss) per
    share--diluted.............                                             $(0.50)      $ (1.11)   $  0.07
                                                                            ======       =======    =======
  Weighted average number of
    ordinary shares
    outstanding--basic.........                                                 88           119        121
                                                                            ======       =======    =======
  Weighted average number of
    ordinary shares
    outstanding--diluted.......                                                 88           119        121
                                                                            ======       =======    =======
PRO FORMA STATEMENT OF
  OPERATIONS DATA:
  Net income (d)...............                                                                     $    30
  Net earnings per share--basic
    (d)........................                                                                     $  0.21
  Net earnings per share--
    diluted (d)................                                                                     $  0.21
  Weighted average shares used
    in computation of pro forma
    net earnings per
    share--basic (d)...........                                                                         141
  Weighted average shares used
    in computation of pro forma
    net earnings per share--
    diluted (d)................                                                                         141

                                       TA I LIMITED
                                 -------------------------
                                    THREE MONTHS ENDED
                                         MARCH 31,
                                 -------------------------
                                   2000             2001
                                 --------         --------
                                        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Total revenues...............   $  352           $  375
  General and administrative
    expenses...................     (270)            (268)
  Unusual items (c)............       --               --
  Depreciation expense.........      (10)              (9)
  Amortization of goodwill.....       (9)              (9)
  Gain (loss) on disposal of
    operations.................       --               --
                                  ------           ------
  Operating income (loss)......       63               89
  Interest expense.............      (22)             (21)
  Other expenses...............       --               --
  Loss on closure of
    operations.................       --               --
                                  ------           ------
  Income (loss) before income
    taxes, equity in net
    earnings of associates and
    minority interest..........       41               68
  Income tax expense...........      (27)             (31)
  Equity in net earnings
    (losses) of associates.....        9                9
  Minority interest............       (6)              (7)
                                  ------           ------
  Net income (loss) available
    for ordinary
    stockholders...............   $   17           $   39
                                  ======           ======
  Net earnings (loss) per
    share--basic...............   $ 0.14           $ 0.31
                                  ======           ======
  Net earnings (loss) per
    share--diluted.............   $ 0.14           $ 0.30
                                  ======           ======
  Weighted average number of
    ordinary shares
    outstanding--basic.........      121              124
                                  ======           ======
  Weighted average number of
    ordinary shares
    outstanding--diluted.......      121              132
                                  ======           ======
PRO FORMA STATEMENT OF
  OPERATIONS DATA:
  Net income (d)...............                    $   44
  Net earnings per share--basic
    (d)........................                    $ 0.31
  Net earnings per share--
    diluted (d)................                    $ 0.29
  Weighted average shares used
    in computation of pro forma
    net earnings per
    share--basic (d)...........                       144
  Weighted average shares used
    in computation of pro forma
    net earnings per share--
    diluted (d)................                       152

                                         PREDECESSOR                 TA I LIMITED
                             ------------------------------------   --------------
                                 YEAR ENDED         JANUARY 1 TO    SEPTEMBER 2 TO
                                DECEMBER 31,        SEPTEMBER 1,     DECEMBER 31,
                             -------------------   --------------   --------------
                             1996(A)    1997(A)       1998(A)          1998(B)
                             --------   --------   --------------   --------------
                                   ($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA
(AS OF PERIOD END):
  Total assets (e).........
  Net assets...............
  Total long-term debt.....
  Preference shares........
  Ordinary shares and
    additional paid-in
    capital................
  Total stockholders'
    equity.................

OTHER FINANCIAL DATA:
  EBITDA (f)...............   $  181     $  191        $ 132           $    45
  Adjusted EBITDA (g)......      186        205          145                63
  Adjusted EBITDA margin
    (h)....................       16%        18%          17%               16%
  Operating income before
    goodwill amortization
    and unusual
    items (i)..............   $  143     $  136        $  95           $    23
  Operating income before
    goodwill amortization
    and unusual items
    margin (i).............       13%        12%          12%                6%
  Net income (loss) before
    goodwill amortization
    and unusual items
    (i)....................   $   87     $   88        $  69           $   (28)
  Net cash flow provided by
    operations (j).........       77        128          (51)               70
  Net cash flow (used in)
    provided by investing
    activities (j).........      (38)      (225)         (50)           (1,458)
  Net cash flow (used in)
    provided by financing
    activities (j).........     (110)       (19)          21             1,521
  Capital expenditures.....       45         43           33                16

                                                     TA I LIMITED
                             ------------------------------------------------------------
                                  YEAR ENDED                  THREE MONTHS ENDED
                                 DECEMBER 31,                     MARCH 31,
                             --------------------    ------------------------------------
                               1999        2000        2000                 2001
                             --------    --------    --------      ----------------------
                                      ($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA                                                               AS
(AS OF PERIOD END):                                                ACTUAL     ADJUSTED(D)
                                                                    ------      ------
  Total assets (e).........                                         $8,604      $8,604
  Net assets...............                                            565         565
  Total long-term debt.....                                            935         935
  Preference shares........                                            273          27
  Ordinary shares and
    additional paid-in
    capital................                                            411         657
  Total stockholders'
    equity.................                                            273         519
OTHER FINANCIAL DATA:
  EBITDA (f)...............   $  142       $243        $ 90         $  118
  Adjusted EBITDA (g)......      206        276          95            121
  Adjusted EBITDA margin
    (h)....................       16%        21%         22%            28%
  Operating income before
    goodwill amortization
    and unusual
    items (i)..............   $   74       $207        $ 72         $   98
  Operating income before
    goodwill amortization
    and unusual items
    margin (i).............        6%        16%         20%            26%
  Net income (loss) before
    goodwill amortization
    and unusual items
    (i)....................   $  (60)      $ 55        $ 26         $   48
  Net cash flow provided by
    operations (j).........       19         79          20             38
  Net cash flow (used in)
    provided by investing
    activities (j).........      (26)       (41)         (7)            (3)
  Net cash flow (used in)
    provided by financing
    activities (j).........      (25)       (23)         (1)           (22)
  Capital expenditures.....       41         30           7              5

------------------------------

              NOTES TO SUMMARY CONSOLIDATED FINANCIAL INFORMATION

(a) The summary consolidated financial data for each of the two years ended December 31, 1997 and for the period from January 1, 1998 to September 1, 1998 have been derived from the audited consolidated financial statements of our predecessor. Those financial statements were presented in pounds sterling and were prepared in accordance with U.K. GAAP with a reconciliation of net income and stockholders' equity from U.K. GAAP to U.S. GAAP. Upon conversion of the financial information for purposes of disclosure in this prospectus, the U.K. GAAP financial statement line items were adjusted for U.S. GAAP differences. Certain reclassifications have been made to conform prior years' data to the current U.S. GAAP presentation. Consolidated results of operations were translated into U.S. dollars at the average exchange rates of $1.64 and $1.56, in each case for the years ended December 31, 1997 and 1996, respectively. For the period ended September 1, 1998, consolidated results of operations were translated into U.S. dollars at the average exchange rate of $1.65.

(b) The summary consolidated financial data for the period from September 2, 1998 to December 31, 1998 have been derived from the audited consolidated financial statements of TA I Limited. Those financial statements were presented in U.S. dollars and were prepared in accordance with U.K. GAAP. Upon conversion of the financial information for purposes of disclosure in this prospectus, the U.K. GAAP financial statement line items were adjusted for U.S. GAAP differences. Certain reclassifications have been made to conform prior years' data to the current U.S. GAAP presentation.

(c) Unusual items consist of the following:

    - restructuring charges relating to implementation of changes to our North American business processes, which were $11 million for the year ended December 31, 2000, representing excess operating lease obligations, and $7 million for the year ended December 31, 1999, representing employee termination benefits;

    - restructuring charges relating to the exit from some U.S. business lines for the year ended December 31, 2000 of $7 million. These consisted of $4 million of employee termination benefits, $1 million relating to excess operating lease obligations and $2 million relating to other costs;

    - charges relating to claims and costs associated with the government initiated review of personal pensions plans sold in the United Kingdom between 1988 and 1994 of $40 million for the year ended December 31, 1999 and $41 million for the period from January 1 to September 1, 1998. See note 11 to the audited consolidated financial statements of TA I Limited included elsewhere in this prospectus; and

    - costs incurred in connection with the acquisition of our predecessor of $18 million for the period from January 1 to September 1, 1998.

(d) The pro forma and as adjusted information have been prepared assuming that the net proceeds from this offering are approximately $246 million and, because we may redeem preference shares as a matter of right, that all these net proceeds will be used to redeem preference shares of TA II Limited as described under "Use of Proceeds". In the event that we chose to apply all the net proceeds to repurchase senior subordinated notes as described under "Use of Proceeds", pro forma net income, net earnings per share--basic and net earnings per share--diluted would instead be $24 million, $0.17 and $0.17 for the year ended December 31, 2000 and $43 million, $0.30 and $0.28 for the three months ended March 31, 2001, in each case assuming all such repurchases are made at par. Interest expense on a pro forma basis would be $(67) million and $(15) million for the same periods, and on an adjusted basis, total long-term debt would be reduced to $689 million and the preference shares would remain unchanged at $273 million. We may be able to purchase notes at a price less than par or may only be able to purchase notes at a price greater than par. Assuming all the net proceeds are used to purchase notes, each 1% change in the purchase price would change annual pro forma net income by $0.1 million and have less than a $0.01 impact on basic and diluted earnings per share. We also may determine to use the net proceeds in part to redeem preference shares and in part to repurchase notes. The pro forma net income and earnings per share information assumes that these transactions occurred on January 1, 2000. The as adjusted balance sheet data give effect to this offering as if it occurred on March 31, 2001.

(e) As an intermediary, we hold funds in a fiduciary capacity for the account of third parties, typically as the result of premiums received from clients that are in transit to insurance carriers and claims due to clients that are in transit from insurance carriers. We report premiums, which are held on account of, or due from policyholders, as assets with a corresponding liability due to the insurance carriers. Claims held by, or due to, us which are due to clients are also shown as both assets and liabilities of ours. All those balances due or payable are included in insurance and reinsurance balances receivable and payable on the balance sheet. We earn interest on those funds during the time between the receipt of the cash and the time the cash is paid out. Fiduciary cash must be kept in certain regulated bank accounts subject to guidelines, which generally emphasize capital preservation and liquidity and is not generally available to service our debt or for other corporate purposes.

(f) EBITDA is defined as operating income before unusual items, gain (loss) on disposal of operations, the non-cash charges described below which were required as a result of the conversion of TA I Limited's accounts from U.K. GAAP to U.S. GAAP, depreciation and amortization, plus our equity in pre-tax earnings of associates. Our equity in pre-tax earnings of associates is shown in the table in note (g) below. EBITDA is presented because we believe that it is a useful indicator of a company's ability to incur and service debt. EBITDA should not be considered by investors as an alternative to operating income or net income as an indicator of our performance, nor as an alternative to cash flows from operating activities, investing activities or financing activities as a measure of liquidity. Because all companies do not calculate EBITDA identically, this presentation of EBITDA may not be comparable to other similarly entitled measures of other companies. The non-cash charges excluded from EBITDA consist of the following:

    - non-cash adjustments for pension expense of $(19) million and $(13) million for the years ended December 31, 1996 and 1997, $(2) million and $(2) million for the periods January 1 to September 1, 1998 and September 2 to December 31, 1998, $(19) million and $11 million for the years ended December 31, 1999 and 2000 and $7 million and $1 million for the three month periods ended March 31, 2000 and 2001; and

    - non-cash adjustments for revaluation of forward exchange contracts and, for periods ending after January 1, 2001, interest rate swaps of $17 million and $(9) million for the years ended December 31, 1996 and 1997, $0 million and $(6) million for the periods January 1 to September 1, 1998 and September 2 to December 31, 1998, $(3) million and $(3) million for the years ended December 31, 1999 and 2000 and $1 million and $3 million for the three month periods ended March 31, 2000 and 2001.

(g) As set forth in the following table, Adjusted EBITDA represents EBITDA, adjusted to give effect to the following items:

    - the elimination of the results of all operations disposed of from January 1, 1996 to March 31, 2001, as if those dispositions had taken place on January 1, 1996;

    - severance costs incurred in connection with management's improvement initiatives described in "Management's Discussion and Analysis of Financial Condition and Results of Operations";

    - consulting fees relating to management's improvement initiative described in "Management's Discussion and Analysis of Financial Condition and Results of Operations";

    - additional provisions for a combination of doubtful debts ($6 million) and errors and omissions claims ($4 million); and

    - other expenses including those relating to acquisitions of broker teams, costs in connection with our investment in the World Insurance Network and other unusual and non-recurring costs which, in 1999, included approximately $10 million of costs relating to investigating and rectifying unauthorized billing and settlement practices in one of our business subunits.

                                             PREDECESSOR                                      TA I LIMITED
                                  ----------------------------------   ----------------------------------------------------------
                                                                                                                     THREE
                                                                                            YEAR ENDED              MONTHS
                                      YEAR ENDED        JANUARY 1 TO   SEPTEMBER 2 TO        DECEMBER                ENDED
                                     DECEMBER 31,       SEPTEMBER 1,    DECEMBER 31,            31,                MARCH 31,
                                  -------------------   ------------   --------------   -------------------   -------------------
                                    1996       1997         1998            1998          1999       2000       2000       2001
                                  --------   --------   ------------   --------------   --------   --------   --------   --------
Operating income (loss).........    $115       $107         $ 16             $12          $ (8)      $154       $63        $ 89
Unusual items...................      --         --           59              --            47         18        --          --
Gain (loss) on disposal of
  operations....................      (7)        (7)          (4)              2            (7)        (1)       --          --
Non-cash adjustments excluded
  from EBITDA...................       2         22            2               8            22         (8)       (8)         (4)
Equity in earnings of associates
  (before tax and
  amortization).................       5          3           13              (2)           12          8        16          15
Depreciation and amortization...      66         66           46              25            76         72        19          18
                                    ----       ----         ----             ---          ----       ----       ---        ----
EBITDA..........................     181        191          132              45           142        243        90         118
Adjustments for dispositions....     (24)       (12)          (1)             --             4         --        --          --
Other adjustments:
Severance.......................      18          6            8               8            19         19         2           2
Consultancy.....................      10         14            3               1            17          8         2          --
Provisions......................      --         --           --              --            10         --        --          --
Other expenses..................       1          6            3               9            14          6         1           1
                                    ----       ----         ----             ---          ----       ----       ---        ----
Adjusted EBITDA.................    $186       $205         $145             $63          $206       $276       $95        $121
                                    ====       ====         ====             ===          ====       ====       ===        ====

    Adjusted EBITDA is presented because we believe that it is a useful indicator to investors of our ability to incur and service debt based on our present expense structure and ongoing operations. Adjusted EBITDA should not be considered by investors as an alternative to operating income or net income as an indicator of our performance, nor as an alternative to cash flows from operating activities, investing activities or financing activities as a measure of liquidity. Because all companies do not calculate EBITDA identically, this presentation of Adjusted EBITDA may not be comparable to EBITDA, Adjusted EBITDA or other similarly entitled measures of other companies. Investors should not conclude from the presentation of Adjusted EBITDA that additional costs arising from the same or similar items will not be incurred in the future.

    We believe that we are adequately reserved regarding our pension review costs and therefore do not anticipate further pension review expense. However, we are unable to assure you that we will not incur additional costs. See "Business--Legal Matters". Also, with ongoing operating improvement initiatives handled by our management, we anticipate expenses relating to external consultancy and other non-recurring expenses to decrease significantly in the short-term. As we continue to implement our improvement initiatives, however, we do expect to continue to incur severance expenses, although at amounts smaller than those incurred in recent years.

(h) Adjusted EBITDA margin represents Adjusted EBITDA, less share of pre-tax profits of associates, as a percentage of operating revenues. Adjusted EBITDA margin is presented because we believe that it is a useful indicator to investors of our profitability.

(i) Operating income before goodwill amortization and unusual items, operating income before goodwill amortization and unusual items margin and net income
    (loss) before goodwill authorization and unusual items are presented because we believe that they are a useful indicator to investors of our historical operating income on a basis likely to be relevant to how we report future performance. Operating income before goodwill amortization and unusual items, operating income before goodwill amortization and unusual items margin and net income (loss) before goodwill amortization and unusual items should not be considered by investors as an alternative to operating income or net income, as an indicator of our performance, nor as an alternative to other U.S. GAAP measures. However, given the magnitude of our goodwill amortization charge and recent announcements regarding a potential change in accounting for goodwill, we believe operating income before goodwill amortization and unusual items, operating income before goodwill amortization and unusual items margin and net income (loss) before goodwill amortization and unusual items may more properly reflect our performance on a basis consistent with expected future accounting practice and allow investors to more readily compare our operating results with those of our competitors. There can be no assurance that accounting for goodwill amortization treatment will change. We have included the information under the caption "Other Financial Data" to distinguish the amounts from those required under U.S. GAAP results. Because all companies do not calculate operating income before goodwill amortization and unusual items, operating income before goodwill amortization and unusual items margin and net income
    (loss) before goodwill amortization and unusual items identically, this presentation of operating income before goodwill amortization and unusual items, operating income before goodwill amortization and unusual items margin and net income (loss) before goodwill amortization and unusual items may not be comparable to other similarly entitled measures of other companies.

    These items have been derived as follows:

       - Operating income before goodwill amortization and unusual items adjusts the disclosed operating income amount for the unusual items described in footnote (c) and goodwill amortization;

       - Operating income before goodwill amortization and unusual items margin represents operating income before goodwill amortization and unusual items as a percentage of operating revenues; and

       - Net income (loss) before goodwill amortization and unusual items adjusts for the unusual items described in footnote (c), after tax effects of $13 million in the period January 1, 1998 to September 1, 1998 and $14 million and $7 million in the years ended December 31, 1999 and 2000. In addition, further adjustments are made for other expenses written off of $8 million and $7 million (or $5 million and $4 million net of taxes) in the period September 2, 1998 to December 31, 1998 and the year ended December 31, 1999 and for the non-cash charge of $34 million on the closure of Professional Liability Underwriting Management in the period January 1 to September 1, 1998.

(j) The summary cash flow data presented for each of the three months ended March 31, 2000 and 2001 were derived from the unaudited condensed consolidated financial statements of TA I Limited included elsewhere in this prospectus. Those financial statements were prepared in accordance with U.S. GAAP. The summary cash flow data presented for each of the two years ended December 31, 2000 have been derived from the audited consolidated financial statements of TA I Limited included elsewhere in this prospectus. Those financial statements were prepared in accordance with U.S. GAAP.

    The summary cash flow data presented for the period from September 2, 1998 to December 31, 1998 have been derived from the audited consolidated financial statements of TA I Limited. Those financial statements were presented in U.S. dollars and were prepared in accordance with U.K. GAAP. The cash flow data have been restated in summarized form using the categories of cash flow activity under U.S. GAAP. The cash flows in the period September 2, 1998 to December 31, 1998 included the cost of the 1998 acquisition of our predecessor by Trinity Acquisition Limited, one of TA I Limited's wholly owned subsidiaries, and the proceeds from the financing agreements for the acquisition.

    The summary cash flow data presented for the period from January 1, 1998 to September 1, 1998 and for each of the two years ended December 31, 1997 have been derived from the audited consolidated financial statements of our predecessor. Those financial statements were presented in pounds sterling and were prepared in accordance with U.K. GAAP and disclosed, in summarized form, the categories of cash flow activity under U.S. GAAP.

                                  RISK FACTORS

    BEFORE INVESTING IN OUR COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS.

                     RISK FACTORS RELATING TO OUR BUSINESS

SUBSTANTIAL DEBT--WE AND OUR SUBSIDIARIES HAVE SIGNIFICANT INDEBTEDNESS WHICH MAY RESTRICT OUR GROWTH, PLACE US AT A COMPETITIVE DISADVANTAGE AND ADVERSELY AFFECT OUR ABILITY TO CONDUCT OUR BUSINESS.

    As of March 31, 2001, we had a total of $935 million of long-term debt and $273 million of redeemable preference shares in our subsidiary TA II Limited, our stockholders' equity was $273 million and our debt to equity ratio (excluding the preference shares) was 3.4 to 1. Our interest expense for the year 2000 was $89 million. During 2000, $30 million of debt was repaid, and a further $22.5 million was repaid in February 2001. Our repayment obligations for these periods were $3.25 million for 2000 and $8.25 million for 2001. Our significant debt and debt service requirements could adversely affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities. For example, our high level of debt presents the following risks to you:

    - we may have difficulty borrowing money in the future for working capital, capital expenditures, acquisitions or other purposes;

    - covenants in our subsidiaries' debt instruments limit their ability to pay dividends to us or make other restricted payments and investments;

    - our subsidiaries will need to use a large portion of the money earned by them to pay principal and interest on their indebtedness, which will reduce the amount of money available to them for their operations and other business activities;

    - we may have a much higher level of debt than our competitors, which may put us at a competitive disadvantage;

    - our debt level makes us more vulnerable to economic downturns and adverse developments in our business;

    - we are subject to the risk of interest rate increases on our indebtedness with variable interest rates;

    - our debt level reduces our flexibility in responding to changing business and economic conditions, including increased competition in the insurance brokerage industry; and

    - our debt level limits our ability to pursue other business opportunities, borrow more money for operations or capital in the future and implement our business strategies.

ADDITIONAL BORROWINGS AVAILABLE--DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD INCREASE THE IMPACT OF THE RISKS DESCRIBED ABOVE.

    Subject to restrictions in the instruments governing our outstanding indebtedness, we and our subsidiaries may borrow more money for working capital, capital expenditures, acquisitions or other purposes. We currently have availability under our revolving credit facility of $150 million. Our expansion strategy, including the pursuit of strategic acquisitions and investments, may involve the incurrence of indebtedness in addition to our revolving credit facility. If new debt is added to our current debt levels, the related risks that we now face could intensify.

ABILITY TO SERVICE DEBT--WE AND OUR SUBSIDIARIES MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FLOW TO REPAY OR PAY INTEREST ON OUR AND OUR SUBSIDIARIES' OUTSTANDING INDEBTEDNESS.

    Our business may not generate cash flow in an amount sufficient to enable us to pay the principal of, or interest on, our and our subsidiaries' indebtedness or to fund our other liquidity needs. Our ability to make payments on or to refinance that indebtedness, to fund planned capital expenditures and to pursue our expansion strategy will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.

    For the year ended December 31, 2000, the ratio of earnings to fixed charges was 1.2 to 1. For these purposes, earnings of $176 million consist of income before income taxes, interest expense and interest within rental expenses, plus dividends from associates, less pre-tax minority interests. Fixed charges of $142 million consist of interest expense (including amortization of debt issuance costs), pre-tax preferred dividends and the interest element of operating lease rentals.

NEED FOR ADDITIONAL FINANCING FOR ACQUISITIONS--IF WE FAIL TO OBTAIN ADDITIONAL FINANCING FOR ACQUISITIONS, WE MAY NOT BE ABLE TO EXPAND OUR BUSINESS.

    We have engaged, and expect to continue to engage, in acquisitions to maintain or increase our market share and expand our business. Our acquisition strategy may require us to seek additional financing. If we are unable to obtain sufficient financing on satisfactory terms and conditions, we may not be able to maintain or increase our market share or expand our business. Our ability to obtain additional financing will depend upon a number of factors, many of which are beyond our control. For example, we may not be able to obtain additional financing because we already have substantial debt and because we may not have sufficient cash flow to service or repay our existing or additional debt. In addition, any additional equity financing may be dilutive to you.

PREMIUMS AND COMMISSIONS--WE DO NOT CONTROL THE PREMIUMS ON WHICH OUR COMMISSIONS ARE BASED, AND VOLATILITY OR DECLINES IN PREMIUMS MAY SERIOUSLY UNDERMINE OUR PROFITABILITY.

    We derive most of our revenues from commissions and fees for brokering and consulting services. We do not determine insurance premiums on which commissions are generally based. Historically, although commercial property and casualty pricing has been improving in recent months, premiums have been cyclical in nature and have varied widely based on market conditions. Since the late 1980s, insurance premium rates have generally been declining as a result of a number of factors, including:

    - the expanded underwriting capacity of insurance carriers;

    - consolidation of both insurance intermediaries and insurance carriers; and

    - increased competition among insurance carriers.

    In addition, as traditional risk-bearing insurance carriers continue to outsource the production of premium revenue to non-affiliated agents or brokers such as ourselves, those insurance carriers may seek to reduce further their expenses by reducing the commission rates payable to those insurance agents or brokers. The reduction of these commission rates, along with general volatility and/or declines in premiums, may significantly undermine our profitability.

LEGAL MATTERS--OUR BUSINESS, RESULTS OF OPERATIONS, FINANCIAL CONDITION OR LIQUIDITY MAY BE MATERIALLY ADVERSELY AFFECTED BY ERRORS AND OMISSIONS AND THE OUTCOME OF CERTAIN PENDING LEGAL MATTERS.

    ERRORS AND OMISSIONS. We have extensive operations and are subject to claims and litigation in the ordinary course of business resulting from alleged errors and omissions. Because we often assist our clients with matters, including the placement of insurance coverage and the handling of related claims, involving substantial amounts of money and errors and omissions claims against us may in turn allege our potential liability for all or part of the amounts in question, claimants can seek large damage awards and these claims can involve potentially significant defense costs. Errors and omissions could include, for example, our employees or sub-agents failing, whether negligently or intentionally, to place coverage or notify claims on behalf of clients, to provide insurance carriers with complete and accurate information relating to the risks being insured or to appropriately apply funds that we hold for our clients on a fiduciary basis. It is not always possible to prevent and detect errors and omissions and the precautions we take may not be effective in all cases. As of March 31, 2001, we had unutilized provisions of $51 million related to liabilities that may arise from asserted and unasserted claims for errors and omissions in connection with our businesses. This amount excludes provisions established in connection with the pension review discussed below.

    While most of the errors and omissions claims made against us have, subject to our self-insured deductibles, been covered by our professional indemnity insurance, our results of operations, financial condition or liquidity may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liabilities for which we self-insure. In addition, errors and omissions claims may harm our reputation or divert management resources away from operating our business.

    SOVEREIGN/WFUM. Willis Faber (Underwriting Management) Limited, or WFUM, a wholly-owned subsidiary of ours, provided underwriting agency and other services to Sovereign Marine & General Insurance Company Limited, which is one of our other subsidiaries, and to third party insurance companies, some of which are long-standing clients of ours, which we refer to as the stamp companies.

    In July 1997, Sovereign received an adverse arbitration decision in respect of a dispute between Sovereign and one of its reinsurers regarding the enforceability of certain reinsurance arranged by WFUM. The directors of Sovereign were unable to secure the support of Willis Group Limited for unlimited financial backing and, as a consequence, placed Sovereign into provisional liquidation. Sovereign is currently insolvent and subject to a court-approved arrangement between a company and its creditors, referred to as a scheme of arrangement. Following publication of the arbitration decision referred to in this paragraph, Sovereign and some of the stamp companies expressed concern about the enforceability of other reinsurance put in place by WFUM on behalf of Sovereign and the stamp companies. Sovereign and the stamp companies may make claims against WFUM, Willis Group Limited and our insurance brokering subsidiaries in respect of alleged acts or omissions of our subsidiaries or in respect of the costs of the run-off of the stamp companies' liabilities. We cannot assure you that such claims will not be successful or, if successful, would not have a material adverse effect on our results of operations, financial condition or liquidity. For a more detailed discussion of this matter, see "Business--Legal Matters".

    PENSION REVIEW. As is the case for many companies involved in selling personal pension plans to individuals in the United Kingdom from 1988 to 1994, we face liabilities as a result of the pension transfers and opt-outs review initiated by the United Kingdom government. Sellers of personal pension plans have been subject to liabilities based on claims that they allegedly mis-sold pension products or gave improper advice. In particular, the regulators of the companies that engaged in this business, such as our independent financial advisory business, Willis Corroon Financial Planning Limited, required these companies to compensate individuals who withdrew from their previous or existing company pension plans or who were otherwise advised to set up personal plans, to the extent that following withdrawal, and the consequent loss of the employer contribution, that individual's personal pension plan did not produce returns equal to those that would have been achievable with an employer's company-sponsored plan. Whether compensation is due to a particular individual, and the amount of any compensation, is dependent on the subsequent performance of the pension plan sold and the relative cost to reinstate that individual into his or her prior company pension plan. These amounts could be significant and, in that case, materially adversely affect our results of operations or financial condition. Although we believe that the provisions established for the pension review, totaling $100 million (approximately $56 million of which has been paid as of March 31, 2001) are prudent, there remains a possibility that the provisions made will be insufficient. For a more detailed discussion of this matter, see "Business--Legal Matters".

EFFECTS OF INSURANCE MARKET DISPUTE--CLAIMS MAY BE MADE AGAINST WILLIS LIMITED IN RELATION TO THE PERSONAL ACCIDENT EXCESS OF LOSS REINSURANCE MARKET, AND IF THOSE CLAIMS ARE MATERIAL AND SUCCESSFUL, OUR BUSINESS, RESULTS OF OPERATIONS, FINANCIAL CONDITION OR LIQUIDITY MAY BE MATERIALLY ADVERSELY AFFECTED.

    Various legal proceedings are pending, have been concluded or may commence between reinsurers, reinsureds and in some cases their intermediaries, including reinsurance brokers, relating to personal accident excess of loss reinsurance for the years 1993 to 1998. The proceedings principally concern allegations by reinsurers that they have sustained substantial losses due to an alleged abnormal "spiral" in the market in which the reinsurance contracts were placed, the existence and nature of which, as well as other information, was not disclosed to them by the reinsureds or their reinsurance broker. A "spiral" is a market term for a situation in which reinsureds and reinsurers reinsure each other with the effect that the same loss or portion of that loss moves through the market multiple times.

    The reinsurers concerned are taking the position that, despite their decisions to underwrite risks or a group of risks, they are no longer bound by their reinsurance contracts. As a result, they have stopped settling claims and are seeking to recover claims already paid. We also understand that there have been two arbitration awards in relation to a spiral, among other things, in which the reinsurer successfully argued that it was no longer bound by parts of its reinsurance program. Willis Limited, our principal insurance broking subsidiary in the U.K., acted as the reinsurance broker or otherwise as intermediary, but not as an underwriter, for numerous personal accident reinsurance contracts, including for two contracts that were involved in one of the arbitrations. Due to the small number of reinsurance brokers generally, Willis Limited was one of a small number of brokers active in the market for this insurance during the relevant period. We also utilized other brokers active in this market as sub-agents, including brokers who are parties to the legal proceedings described above, for certain contracts and may be responsible for any errors and omissions they may have made. Although neither we nor any of our subsidiaries are a party to any of the proceedings or arbitrations, Willis Limited has entered into standstill agreements with certain of the reinsureds for which it has acted as reinsurance broker or otherwise as intermediary, with the primary purpose of tolling the statute of limitations pending the outcome of proceedings between the reinsureds and reinsurers so that those reinsureds would not feel compelled to commence proceedings against Willis Limited in order to avoid the lapse of any claims they may have.

    As a result of the significant amount of underwriting losses that the underwriters for personal accident reinsurance have incurred, settlements between reinsureds and reinsurers have largely stopped. It is possible that reinsureds or reinsurers or other intermediaries may bring claims against Willis Limited or may ask Willis Limited to contribute to any settlements that may be reached. We understand that industry groups have been or are being formed with a view to seeking a market-wide settlement of claims arising in various years, and Willis Limited has been approached to join groups for certain years. Although at this time no claims are pending against Willis Limited and we have not joined any settlement effort, claims may be made against Willis Limited if reinsurers do not settle claims on policies issued by them. It is too early to know what amount of underwriting losses will be alleged to be attributable to an abnormal spiral or the other issues that may be raised, or what amount, if any, reinsureds or reinsurers or other intermediaries may seek to recover from Willis Limited. We also do not know whether, if any claims are successful, the amounts paid in respect of such claims will be material. We have not reserved any amounts for potential claims other than in respect of legal costs relating to investigating these issues.

REGULATION--WE ARE SUBJECT TO INSURANCE INDUSTRY REGULATION WORLDWIDE. IF WE FAIL TO COMPLY WITH REGULATORY REQUIREMENTS, WE MAY NOT BE ABLE TO CONDUCT OUR BUSINESS.

    The manner in which we conduct our business is subject to legal requirements and governmental and quasi-governmental regulatory supervision in the various countries in which we operate. These requirements are generally designed to protect our clients by establishing minimum standards of conduct and practice, particularly regarding the provision of advice and product information as well as financial criteria.

    In the United Kingdom, our business activities are regulated by the General Insurance Standards Council, as well as by the Financial Services Authority, which also conducts monitoring visits to assess our compliance with their requirements. Further, our clients have the right to file complaints with our regulators about our services, and the regulators may conduct an investigation or require us to conduct an investigation into these complaints. Our failure, or that of our employees, to satisfy the regulators that we are in compliance with their requirements or the legal requirements governing our activities, can result in disciplinary action, fines, reputational damage and financial harm. Lloyd's, whose regulatory responsibilities for our insurance broking activities in the United Kingdom were transferred to the General Insurance Standards Council on July 3, 2000, other than for complaints that arise prior to that date, has disciplined and fined a number of Lloyd's brokers and their employees for misconduct. This misconduct covered failures to maintain procedures and records and to act in the clients' best interests, particularly in the taking of commissions without appropriate disclosure.

    Our activities in the United States are subject to regulation and supervision by state authorities. Although the scope of regulation and form of supervision by state authorities in adopting regulation and form of supervision may vary from jurisdiction to jurisdiction, insurance laws in the United States are often complex and generally grant broad discretion to supervisory authorities in adopting regulations and supervising regulated activities. This supervision generally includes the licensing of insurance brokers and agents and third party administrators and the regulation of the handling and investment of client funds held in a fiduciary capacity. Our continuing ability to provide insurance brokering and third party administration in the jurisdictions in which we currently operate depends on our compliance with the rules and regulations promulgated from time to time by the regulatory authorities in each of these jurisdictions.

    We have in the past failed to comply with some of these regulations and future failures by us or our employees may occur. While past failures have resulted, or are likely to result, in insignificant fines, any future failures could lead to other disciplinary action, including requiring clients to be compensated for loss, the imposition of fines or the revocation of our authorization to operate as well as reputational damage. In addition, changes in legislation or regulations and actions by regulators, including changes in administration and enforcement policies, could from time to time require operational improvements or modifications at various locations which could result in higher costs or hinder our ability to operate our business. See "Business--Regulation".

PUT AND CALL ARRANGEMENTS--WE HAVE ENTERED INTO SIGNIFICANT PUT AND CALL ARRANGEMENTS WHICH MAY REQUIRE US TO PAY SUBSTANTIAL AMOUNTS TO PURCHASE SHARES IN ONE OF OUR ASSOCIATES. THOSE PAYMENTS WOULD REDUCE OUR CASH FLOW AND THE FUNDS AVAILABLE TO GROW OUR BUSINESS.

    In connection with many of our investments in our associates, we retain rights to increase our ownership percentages of these associates over time and, in some cases, the existing owners also have a right to put their shares to us. The put arrangement in place for shares of our associate, Gras Savoye, may require us to pay substantial amounts to purchase those shares, which may cause a significant decrease in our liquidity and the funds available to grow our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

    The rights under the put arrangement may be exercised between 2001 and 2011, and if fully exercised, we would be required to buy shares of Gras Savoye, other than those held by its management, possibly increasing our ownership interest by 57% from 33% to 90%. Management shareholders of Gras Savoye, representing approximately 10% of the outstanding shares, do not have general put rights between 2001 and 2011, but have certain put rights on their death, disability or retirement. We expect that payments in connection with management put rights will not exceed $22 million if those rights are fully exercised.

    From 2001 to 2005, the incremental 57% of Gras Savoye may be put to us at a price equal to the greater of approximately 800 million French francs
($108 million at March 31, 2001 exchange rates) for the full 57% or a price determined by a contractual formula based on earnings and revenue. After 2005, the put price is determined solely by the formula. The shareholders may put their shares individually at any time during the put period. The amounts we may have to pay in connection with the put arrangement may significantly exceed these estimates.

    We may need to obtain additional financings to satisfy our obligations under the put arrangements described in this risk factor. See "--Substantial Debt" and "--Ability to Service Debt".

COMPETITION--COMPETITION IN OUR INDUSTRY IS INTENSE, AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY, WE MAY LOSE MARKET SHARE AND OUR BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED.

    We face competition in all fields in which we operate, based on global capability, product breadth, innovation, quality of service and price. We compete with Marsh & McLennan and Aon, the two other providers of global risk management services, as well as with numerous specialist, regional and local firms. If we are unable to compete effectively against these competitors, we will suffer lower revenue, reduced operating margins and loss of market share.

    Competition for business is intense in all our business lines and in every insurance market, and the other two providers of global risk management services have substantially greater market share than we do. Competition on premium rates has also exacerbated the pressures caused by a continuing reduction in demand in some classes of business. For example, insureds are currently retaining a greater proportion of their risk portfolios than previously. Industrial and commercial companies are increasingly relying upon their own subsidiary insurance companies, known as captive insurance companies, self-insurance pools, risk retention groups, mutual insurance companies and other mechanisms for funding their risks, rather than buying insurance. Additional competitive pressures arise from the entry of new market participants, such as banks, accounting firms and insurance carriers themselves, offering risk management or transfer services. See "Business--Competition".

DEPENDENCE ON KEY PERSONNEL--THE LOSS OF ANY MEMBER OF OUR SENIOR MANAGEMENT, PARTICULARLY OUR EXECUTIVE CHAIRMAN, OR A SIGNIFICANT NUMBER OF OUR BROKERS COULD NEGATIVELY AFFECT OUR FINANCIAL PLANS, MARKETING AND OTHER OBJECTIVES.

    The loss of or failure to attract key personnel could significantly impede our financial plans, growth, marketing and other objectives. Our success depends to a substantial extent not only on the ability and experience of our senior management, particularly our Executive Chairman, Joseph Plumeri, but also on the individual brokers and teams that service our clients and maintain client relationships. The insurance brokerage industry has in the past experienced intense competition for the services of leading individual brokers and brokerage teams, and we have lost key individuals and teams to competitors in the past. We believe that our future success will depend in large part on our ability to attract and retain additional highly skilled and qualified personnel and to expand, train and manage our employee base. We may not be successful in doing so, because the competition for qualified personnel in our industry is intense. Although we have employment agreements with our key employees, we do not generally purchase key man life insurance on our employees.

INTERNATIONAL OPERATIONS--OUR SIGNIFICANT GLOBAL OPERATIONS EXPOSE US TO VARIOUS RISKS THAT COULD IMPACT OUR BUSINESS

    A significant portion of our operations is conducted outside the United States and the United Kingdom. Accordingly, we are subject to legal, economic and market risks associated with operating in foreign countries, including:

    - devaluations and fluctuations in currency exchange rates;

    - imposition of limitations on conversion of foreign currencies into pounds or dollars or remittance of dividends and other payments by foreign subsidiaries;

    - imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries;

    - hyperinflation in certain foreign countries;

    - imposition or increase of investment and other restrictions by foreign governments;

    - longer payment cycles;

    - greater difficulties in accounts receivable collection; and

    - the requirement of complying with a wide variety of foreign laws.

FOREIGN EXCHANGE RISK--OUR SIGNIFICANT NON-U.S. OPERATIONS, PARTICULARLY THOSE IN THE UNITED KINGDOM, EXPOSE US TO EXCHANGE RATE FLUCTUATIONS, AND OUR NET INCOME MAY SUFFER DUE TO CURRENCY TRANSLATIONS.

    We report our operating results and financial condition in United States dollars. Our United States operations earn revenue and incur expenses primarily in dollars. In the United Kingdom, however, we earn revenue in a number of different currencies, but expenses are almost entirely incurred in pounds sterling. Outside the United States and the United Kingdom, we predominately generate revenue and expenses in the local currency. The table below details the breakdown of revenues and expenses by currency in 2000.

                                                       POUNDS STERLING   U.S. DOLLARS   OTHER CURRENCIES
                                                       ---------------   ------------   ----------------
Percentage of Revenues...............................        20%              60%              20%
Percentage of Expenses...............................        40%              45%              15%

    Because of devaluations and fluctuations in currency exchange rates or the imposition of limitations on conversion of foreign currencies into dollars, we are subject to currency translation exposure on the profits of our operations, in addition to economic exposure. Furthermore, the mismatch between sterling revenues and expenses creates an exchange exposure. As the pound sterling strengthens, the dollars required to be translated into pounds sterling to cover the net sterling expenses increase, which then causes our results to be negatively impacted.

    Our policy is to convert into pounds sterling all revenues arising in currencies other than U.S. dollars together with sufficient U.S. dollar revenues to fund the remaining pounds sterling expenses. Outside the United Kingdom, only those cash flows necessary to fund mismatches between revenues and expenses are converted into local currency; amounts remitted to the United Kingdom are generally converted into pounds sterling. These transactional currency exposures are generally managed by entering into forward exchange contracts. It is our policy to hedge at least 25% of the next 12 months' exposure in significant currencies. We generally do not hedge exposures beyond three years.

    Given these facts, the strength of the pound sterling in recent years has had a material negative impact on our reported results. This risk could have a material adverse effect on our business, financial condition, cash flow and results of operations in the future.

IMPLEMENTATION OF EXPANSION STRATEGY--IF WE ARE UNABLE TO IMPLEMENT SUCCESSFULLY OUR ACQUISITION AND INVESTMENT STRATEGY, WE MAY NOT BE ABLE TO EXPAND OUR BUSINESS AND REMAIN COMPETITIVE.

    If we fail to implement our expansion strategy successfully, we may not be able to grow or remain competitive. Any growth through acquisitions and investments will be dependent upon identifying suitable acquisition or investment candidates and successfully consummating those transactions and integrating the acquired business at reasonable costs, on a timely basis and without disruption to our existing business. See "--Competition" and "Business--Business Strategy".

                   RISK FACTORS RELATING TO OUR COMMON STOCK

VOLATILITY OF COMMON STOCK PRICES--THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SUBSTANTIALLY, WHICH COULD NEGATIVELY AFFECT THE HOLDERS OF OUR COMMON STOCK.

    The price of our common stock may fluctuate substantially due to the relatively small percentage of our common stock available publicly, fluctuations in the price of the stock of the small number of public companies in the insurance brokerage business, announcements of acquisitions as part of our expansion strategy, additions or departures of key personnel, announcements of legal proceedings or regulatory matters, as well as the general volatility in the stock market. See "Underwriting" for a discussion of additional factors that may affect the price of our common stock. The market price of our common stock could also fluctuate substantially if we are unable to sustain our recent significantly improved operating results or fail to meet or exceed securities analysts' expectations of our financial results or if there is a change in financial estimates or securities analysts' recommendations. Approximately 14% of our market capitalization will be traded publicly, which can result in a high degree of volatility in our stock price. Purchasers of shares through our directed share program may be exposed to greater price and liquidity risks because they will be subject to lock-up agreements with the underwriters that generally prohibit resale of those shares for 180 days after the date of this prospectus. There is no way to determine what the market price of our stock will be at or after that time or whether an active trading market will exist. In addition, the stock market has experienced volatility that has affected the market prices of equity securities of many companies, and that has often been unrelated to the operating performance of these companies. A number of other factors, many of which are beyond our control, could also cause the market price of our common stock to fluctuate substantially. You may not be able to sell your shares at or above the initial public offering price, or at all.

    In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we were to be the object of securities class action litigation, it could result in substantial costs and diversion of management's attention and resources, which could materially harm our results of operations, financial condition or liquidity.

FUTURE SALES--FUTURE SALES OR THE POSSIBILITY OF FUTURE SALES OF A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK MAY DEPRESS THE PRICE OF YOUR COMMON STOCK.

    Future sales of substantial amounts of shares of our common stock in the public market could adversely affect prevailing market prices and the price of your common stock and could impair our ability to raise capital through future sales of our equity securities. Upon completion of this offering, we will have 144,006,701 shares issued and outstanding. Apart from the shares sold through our directed share program and those shares otherwise subject to lock-up agreements with the underwriters, all of the shares we are selling in this offering, plus any shares issued upon the underwriters' option to purchase additional common stock from us, will be freely tradeable without restriction under the Securities Act, unless purchased by our affiliates.

    Upon completion of this offering, 112,517,320 shares are restricted securities within the meaning of Rule 144. The rules affecting the sale of these securities are summarized under "Shares Eligible for Future Sale". We have granted registration rights to certain holders of restricted securities. See "Shareholders--Shareholder Rights Agreement and Registration Rights Agreement". Sales of restricted securities in the public market, or the availability of these shares for sale, could adversely affect the market price of our common stock.

    Subject to important exceptions described under the caption "Underwriting", we, Profit Sharing (Overseas), Limited Partnership, the consortium members and Fisher Capital Corp. L.L.C. have agreed not to offer, sell or agree to sell, directly or indirectly, any common stock without the permission of Salomon Smith Barney Inc. for a period of 180 days from the date of this prospectus. Except in the case of certain of our shares held by the trust that is party to our employee stock purchase agreements, all of our other existing shareholders, including our directors and executive officers, are subject to existing transfer restrictions on their shares in excess of 180 days pursuant to shareholder and subscription agreements with us. We have agreed not to amend, waive or fail to enforce those transfer restrictions for a period of 180 days from the date of this prospectus without the prior written consent of Salomon Smith Barney Inc. In addition, purchasers of shares through our directed share program will be subject to lock-up agreements with the underwriters that generally prohibit resale of those shares for 180 days after the date of the final prospectus. Salomon Smith Barney Inc. may in its sole discretion, however, consent to earlier sales, and when this period expires we and our locked-up shareholders will be able to sell our common stock in the public market. Our shareholders who are subject to the lock-up agreements or similar restrictions on transfer will own 123,651,774 shares of our common stock after giving effect to the offering and approximately 2,500,000 shares are being offered under our directed share program. Sales of a substantial number of shares of our common stock following the expiration of these lock-up periods could cause our stock price to fall.

    In addition, after this offering, we intend to file one or more registration statements under the Securities Act covering all our shares of common stock reserved for issuance under our various stock plans. Shares registered under these registration statements would be available for sale in the open market, unless these shares are subject to vesting restrictions.

    We also agreed recently to issue shares of our common stock in connection with an acquisition and may issue shares of our common stock from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares in connection with any such acquisitions and investments.

SUBSTANTIAL DILUTION--YOU WILL BE IMMEDIATELY AND SUBSTANTIALLY DILUTED BY $19.00 PER SHARE OF COMMON STOCK IF YOU PURCHASE COMMON STOCK IN THIS OFFERING BECAUSE THE $13.50 PER SHARE OF COMMON STOCK PRICE IN THIS OFFERING IS SUBSTANTIALLY HIGHER THAN THE NET TANGIBLE BOOK VALUE OF EACH SHARE OF COMMON STOCK.

    If you purchase common stock in this offering, you will experience an immediate and substantial dilution of $19.00 per share of common stock because the price per share of common stock in this offering is substantially higher than the net tangible book value of each share of common stock outstanding immediately after this offering. Our net tangible book value as of March 31, 2001, was approximately $(1,038) million, or $(8.37) per share of common stock. In addition, if outstanding options to purchase common stock are exercised, there could be substantial additional dilution. See "Dilution" and "Management--Executive Compensation" for information regarding outstanding stock options and additional stock options which we may grant.

CONTROLLING SHAREHOLDER--BECAUSE WE ARE CONTROLLED BY KKR 1996 OVERSEAS, LIMITED, OTHER SHAREHOLDERS HAVE A REDUCED ABILITY TO INFLUENCE OUR BUSINESS.

    Following the offering, KKR 1996 Overseas, Limited, an entity controlled by KKR, will own approximately 63.9% of our outstanding common stock, or 53.0% on a fully diluted basis, and will continue to control us. Accordingly, affiliates of KKR will be able to:

    - elect our entire board of directors;

    - control our management and policies; and

    - determine, without the consent of our other shareholders, the outcome of any corporate transaction or other matter submitted to our shareholders for approval, including mergers, consolidations and the sale of all or substantially all our assets.

    Affiliates of KKR will have sufficient voting power to prevent or cause a change in control of our company and amend our organizational documents. The interests of KKR may also conflict with the interests of the other holders of our common stock. See "Shareholders".

ANTI-TAKEOVER EFFECT--SOME PROVISIONS IN OUR SHAREHOLDER RIGHTS AGREEMENT MAY HAVE THE EFFECT OF DISCOURAGING CHANGE OF CONTROL EVENTS IN WHICH YOU MAY HAVE HAD THE OPPORTUNITY TO SELL YOUR SHARES AT A PREMIUM OVER PREVAILING MARKET PRICES.

    In connection with the transactions described in "Redomiciliation in Bermuda", we and our principal shareholders have entered into a shareholder rights agreement that sets forth various rights and obligations regarding their ownership of our common stock and the preference shares of one of our subsidiaries. The shareholder rights agreement, which we describe under "Shareholders--Shareholder Rights Agreement and Registration Rights Agreements," includes some provisions that could have an anti-takeover effect and deprive you of the opportunity to sell your shares at a premium over prevailing market prices. For example, under specified circumstances, the shareholder rights agreement provides that a specified amount of the preference shares in TA II Limited, one of our subsidiaries, held by consortium members must be redeemed before the KKR affiliates that own our common stock transfer to a third party more than 25% but less than 50% of the shares of our common stock held by them. In addition, under specified circumstances, the shareholder rights agreement provides that all preference shares in TA II Limited held by consortium members must be redeemed before the KKR affiliates that own our common stock transfer to a third party more than 50% of the shares of our common stock held by them. The shareholder rights agreement also grants consortium members the right under specified circumstances to match certain offers for the sale of our business.

UNENFORCEABILITY OF CERTAIN UNITED STATES JUDGMENTS--WE ARE INCORPORATED IN BERMUDA, AND, AS A RESULT, IT MAY NOT BE POSSIBLE FOR SHAREHOLDERS TO ENFORCE CIVIL LIABILITY PROVISIONS OF THE SECURITIES LAWS OF THE UNITED STATES.

    We are organized under the laws of Bermuda. A substantial portion of our assets are or may be located outside the United States. As a result, it may not be possible for the holders of our common stock to effect service of process within the United States upon us or to enforce against us in United States courts judgments based on the civil liability provisions of the securities laws of the United States. In addition, there is significant doubt as to whether the courts of Bermuda would recognize or enforce judgments of United States courts obtained against us or our directors or officers based on the civil liability provisions of the securities laws of the United States or any state or hear actions brought in Bermuda against us or those persons based on those laws. We have been advised by our legal advisor in Bermuda, Appleby Spurling & Kempe, that the United States and Bermuda do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not based on United States federal or state securities laws, would not be automatically enforceable in Bermuda.

DIFFERENCE IN LAWS--THE LAWS OF BERMUDA DIFFER FROM THE LAWS IN EFFECT IN THE UNITED STATES AND MAY AFFORD LESS PROTECTION TO HOLDERS OF OUR COMMON STOCK.

    Holders of our common stock may have more difficulty in protecting their interests than would shareholders of a corporation incorporated in a jurisdiction of the United States. We are a Bermuda company and, accordingly, are governed by the Companies Act 1981 of Bermuda, as amended. The Companies Act differs in certain material respects from laws generally applicable to United States corporations and shareholders, including:

    - INTERESTED DIRECTOR TRANSACTIONS: Our bye-laws generally allow us to enter into any transaction or arrangement in which any of our directors have an interest. Directors may also participate in a board vote approving a transaction or arrangement in which they have an interest, so long as they have disclosed that interest. United States companies are generally required to obtain the approval of a majority of disinterested directors or the approval of shareholders before entering into any transaction or arrangement in which any of their directors have an interest, unless the transaction or arrangement is fair to the company at the time it is authorized by the company's board or shareholders.

    - BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS: United States companies in general may not enter into business combinations with interested shareholders, namely certain large shareholders and affiliates, unless the business combination had been approved by the board in advance or by a supermajority of shareholders or the business combination meets specified conditions. There is no similar law in Bermuda.

    - SHAREHOLDER SUITS: The circumstances in which a shareholder may bring a derivative action in Bermuda are significantly more limited than in the United States. In general, under Bermuda law, derivative actions are permitted only when the act complained of is alleged to be beyond the corporate power of the company, is illegal or would result in the violation of the company's memorandum of association or bye-laws. In addition, Bermuda courts would consider permitting a derivative action for acts that are alleged to constitute a fraud against the minority shareholders or, for instance, acts that require the approval of a greater percentage of the company's shareholders than those who actually approved them.

    - LIMITATIONS ON DIRECTORS' LIABILITY: Our bye-laws provide that each shareholder agrees to waive any claim or right of action he or she may have, whether individually or in the right of the company, against any director, except with respect to claims or rights of action arising out of the fraud or dishonesty of a director. In general, United States companies may limit the personal liability of their directors as long as they acted in good faith and without knowing violation of law.

                           FORWARD LOOKING STATEMENTS

    We have included in this prospectus forward-looking statements that state our intentions, beliefs, expectations or predictions for the future. All statements other than statements of historical facts included in this prospectus, including statements regarding our future financial position, strategy, projected costs and plans and objectives of management for future operations, may be deemed to be forward-looking statements. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in this prospectus, including in conjunction with the forward-looking statements included in this prospectus. All forward-looking statements contained in this prospectus are qualified by reference to this cautionary statement.

                                USE OF PROCEEDS

    We estimate that the net proceeds to us from this offering will be approximately $246 million, or $284 million if the underwriters exercise in full their option to purchase additional shares from us, after deducting the underwriting discount and estimated offering expenses.

    We expect to use the net proceeds from this offering to redeem $246 million of the preference shares of TA II Limited, one of our subsidiaries, held by our insurance company investors, including accrued and unpaid dividends. As of June 11, 2001, there was approximately $284 million of preference shares, including accrued and unpaid dividends, outstanding. The preference shares carry the right to a cumulative dividend of 8.5% per annum and TA II Limited has the option to satisfy 1% per annum of this cumulative dividend by the issuance of additional preference shares. The preference shares are required to be redeemed on the earlier of August 1, 2009 or upon the sale of all or substantially all of our business.

    However, instead of applying all of the net proceeds to redeem preference shares, we may choose to apply the net proceeds to repurchase senior subordinated notes of our subsidiary, Willis North America, if we can repurchase such notes at an acceptable price. The senior subordinated notes accrue interest at 9% per annum and become due in February 2009. We may also choose to apply a portion of the net proceeds to the redemption of preference shares and a portion to repurchase senior subordinated notes.

    Pending those uses, we intend to invest the net proceeds in direct or guaranteed obligations of the United States, interest-bearing, investment grade instruments or certificates of deposit.

                                DIVIDEND POLICY

    We do not anticipate paying cash dividends on our common stock in the foreseeable future. We currently intend to retain our future earnings to finance the expansion of our business. In addition, our ability to pay dividends is effectively limited by the terms of some of the debt instruments of our subsidiaries, which significantly restrict their ability to pay dividends directly or indirectly to us. See "Description of Material Indebtedness." Future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. We would pay cash dividends, if any, on our common stock in United States dollars.

                                 CAPITALIZATION

    The following table presents:

    - the consolidated capitalization of TA I Limited as of March 31, 2001; and

    - our consolidated capitalization as of March 31, 2001, as if the transactions described under "Redomiciliation in Bermuda" had occurred on that date; and

    - our consolidated capitalization as of March 31, 2001, as if the transactions described under "Redomiciliation in Bermuda" had occurred on that date, and as further adjusted to reflect this offering and the use of proceeds to redeem preference shares of TA II Limited. See "Use of Proceeds".

    You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the accompanying notes included in this prospectus beginning on page F-1.

                                                                    AS OF MARCH 31, 2001
                                                              ---------------------------------
                                                                         WILLIS GROUP HOLDINGS
                                                                TA I     ----------------------
                                                              LIMITED       PRO          AS
                                                               ACTUAL      FORMA      ADJUSTED
                                                              --------   ----------   ---------
                                                                       ($ IN MILLIONS)
DEBT:
  Revolving credit facility (1).............................   $   --      $   --      $   --
  Term loans................................................      385         385         385
  9% senior subordinated notes (2)..........................      550         550         550
                                                               ------      ------      ------
  Total debt (2)............................................      935         935         935
                                                               ------      ------      ------
Preference shares (2)(3)....................................      273         273          27
                                                               ------      ------      ------
STOCKHOLDERS' EQUITY:
Preferred stock, par value $0.000115 per share; no shares
  authorized (actual); 1,000 million shares authorized and
  none outstanding (pro forma and as adjusted)..............       --          --          --
Ordinary shares, nominal value L0.10 per share, 3,900
  million shares authorized, 112,517,320 shares issued and
  outstanding...............................................       19          --          --
Management ordinary shares, nominal value L0.10 per share,
  100 million shares authorized, 11,439,219 shares issued
  and outstanding...........................................        1          --          --
Common Stock, par value $0.000115 per share; 4,000 million
  shares authorized, 123,956,539 shares issued and
  outstanding (pro forma); 4,000 million shares authorized,
  143,956,539 shares issued and outstanding (as adjusted)
  (4).......................................................       --          --          --
Additional paid-in capital..................................      391         411         657
Accumulated deficit.........................................     (128)       (128)       (128)
Accumulated other comprehensive loss........................      (10)        (10)        (10)
                                                               ------      ------      ------
  Total stockholders' equity................................      273         273         519
                                                               ------      ------      ------
  TOTAL CAPITALIZATION......................................   $1,481      $1,481      $1,481
                                                               ======      ======      ======

    The above information does not give effect to 3,000,000 shares which we will issue if the underwriters exercise in full their option to purchase additional shares from us; 29,444,096 shares issuable upon the exercise of stock options outstanding after this offering; or 40,448,427 shares (which includes the 29,444,096 shares issuable upon the exercise of outstanding stock options) authorized and reserved for issuance under our various stock plans.

------------------------

(1) $150 million was available under our revolving credit facility as of March 31, 2001. As of June 11, 2001, no amounts available under this facility had been drawn.

(2) In the event that we chose to apply all the net proceeds to repurchase senior subordinated notes as described under "Use of Proceeds" and assuming all such repurchases are made at par, on an adjusted basis, the 9% senior subordinated notes would decrease to $304 million, total debt would decrease to $689 million and the preference shares would remain unchanged at $273 million. We may be able to purchase notes at a price less than par or may only be able to purchase notes at a price greater than par which would increase or decrease, respectively, the amount of notes that could be purchased. We also may determine to use the net proceeds in part to redeem preference shares and in part to repurchase notes.

(3) Represents $273 million aggregate liquidation amount, excluding accrued and unpaid dividends, of 8.5% preference shares issued by our subsidiary company, TA II Limited, and held by our insurance company investors. See "Description of Material Indebtedness--Preference Shares".

(4) The pro forma and as adjusted aggregate par value of common stock is $14,255 and $16,555, respectively. These amounts round to zero in millions of dollars.

                                    DILUTION

    The net tangible book value of TA I Limited as of March 31, 2001 was approximately $(1,038) million, or $(8.37) per share of common stock. Our pro forma net tangible book value as of March 31, 2001, as if the transactions described under "Redomiciliation in Bermuda" had occurred on that date, was approximately $(1,038) million or $(8.37) per share of common stock. Net tangible book value per share represents the amount of our tangible assets, meaning:

    - total assets less intangible assets;

    - reduced by our total liabilities including the preference shares of our subsidiary TA II Limited; and

    - divided by the number of shares of common stock outstanding.

    Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share immediately following this offering.

    After giving effect to 20,000,000 shares of common stock which we are selling under this prospectus, and after deducting the underwriting discount and estimated offering expenses and giving effect to the intended use of proceeds assuming that we used all the net proceeds to purchase preference shares of TA II Limited, our adjusted net tangible book value as of March 31, 2001 would have been approximately $(792) million, or $(5.50) per share. This represents an immediate increase in net tangible book value of $2.87 per share equivalent to existing shareholders. This also represents an immediate dilution of $(19.00) per share to new investors purchasing shares under this prospectus. The following table illustrates this dilution per share:

Initial public offering price per share.....................                 $  13.50
  Pro forma net tangible book value per share before this
    offering................................................        $(8.37)
  Increase per share attributable to investors in this
    offering................................................        $ 2.87
Pro forma net tangible book value as adjusted to give effect
  to this offering..........................................                 $  (5.50)
                                                                             --------
Dilution per share to new investors.........................                 $ (19.00)
                                                                             ========

    The above analysis does not give effect to 3,000,000 shares which we will issue if the underwriters exercise in full their option to purchase additional shares from us.

    Assuming this offering had occurred on March 31, 2001, the following table summarizes the differences between the total consideration paid and the average price per share paid by our current shareholders and the investors in this offering with respect to the number of shares of common stock purchased from us:

                                                                                 TOTAL          AVERAGE PRICE
                                                    SHARES PURCHASED         CONSIDERATION        PER SHARE
                                                 ----------------------   -------------------   -------------
                                                   NUMBER      PERCENT     AMOUNT    PERCENT
                                                 -----------   --------   --------   --------
Existing shareholders..........................  123,956,539      86%       $411        60%        $ 3.32
New investors..................................   20,000,000      14%        270        40%         13.50
                                                 -----------     ---        ----       ---         ------
  Total........................................  143,956,539     100%       $681       100%        $ 4.73
                                                 ===========     ===        ====       ===         ======

    The table above does not take into account the 29,284,816 shares underlying stock options granted as of March 31, 2001.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data presented below should be read in conjunction with the audited consolidated financial statements of TA I Limited and its related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operation" included elsewhere in this prospectus. The financial information as of March 31, 2000 and 2001 and December 31, 1998, 1999 and 2000 and for each of the three month periods ended March 31, 2000 and 2001 and for each of the two years ended December 31, 2000 and for the period from September 2, 1998 to December 31, 1998 reflects the financial position and results of operations of TA I Limited, which has become our direct subsidiary as a result of the transactions described under "Redomiciliation in Bermuda". The financial information for the period from January 1, 1998 to September 1, 1998 and as of and for each of the two years ended December 31, 1997 reflects the financial position and results of operations of our predecessor.

    The selected historical financial data presented below as of March 31, 2001 and for the three month periods ended March 31, 2000 and 2001 have been derived from the unaudited condensed consolidated financial statements of TA I Limited included elsewhere in this prospectus, which financial statements have been prepared in accordance with U.S. GAAP. Because we earn revenue in an uneven fashion during the year, the results of the three months ended March 31, 2001 are not necessarily indicative of the results to be expected for the year ended December 31, 2001. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

    There has been no significant change in our financial condition since March 31, 2001.

    The selected consolidated financial data presented below as of and for each of the two years ended December 31, 2000 have been derived from the audited consolidated financial statements of TA I Limited included elsewhere in this prospectus, which financial statements have been prepared in accordance with U.S. GAAP. The selected consolidated financial data presented below for the period from September 2, 1998 to December 31, 1998 and as of December 31, 1998 have been derived from the audited consolidated financial statements of TA I Limited which are not included in this prospectus. Those financial statements were presented in U.S. dollars and were prepared in accordance with U.K. GAAP. This information was reconciled from U.K. GAAP to U.S. GAAP for purposes of the presentation below.

    The selected consolidated financial data presented below for the period from January 1, 1998 to September 1, 1998 and as of and for each of the two years ended December 31, 1997 have been derived from the audited consolidated financial statements of our predecessor which are not included in this prospectus. Those financial statements were presented in sterling and were prepared in accordance with U.K. GAAP with a reconciliation of net income and stockholders' equity from U.K. GAAP to U.S. GAAP.

    The derived financial data presented below are stated in accordance with U.S. GAAP.

                                       PREDECESSOR                                       TA I LIMITED
                            ----------------------------------   ------------------------------------------------------------
                                YEAR ENDED        JANUARY 1 TO   SEPTEMBER 2 TO       YEAR ENDED         THREE MONTHS ENDED
                               DECEMBER 31,       SEPTEMBER 1,    DECEMBER 31,       DECEMBER 31,             MARCH 31,
                            -------------------   ------------   --------------   -------------------   ---------------------
                            1996(A)    1997(A)      1998(A)         1998(B)         1999       2000       2000        2001
                            --------   --------   ------------   --------------   --------   --------   ---------   ---------
                                             ($ IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
  Total revenues..........   $1,133     $1,134       $ 772           $   413      $ 1,244    $ 1,305      $ 352      $  375
  General and
    administrative
    expenses..............     (959)      (968)       (655)             (374)      (1,136)    (1,062)      (270)       (268)
  Unusual items (c).......       --         --         (59)               --          (47)       (18)        --          --
  Depreciation expense....      (38)       (37)        (26)              (14)         (41)       (37)       (10)         (9)
  Amortization of
    goodwill..............      (28)       (29)        (20)              (11)         (35)       (35)        (9)         (9)
    Gain (loss) on
      disposal of
      operations..........        7          7           4                (2)           7          1         --          --
                             ------     ------       -----           -------      -------    -------      -----      ------
    Operating income
      (loss)..............      115        107          16                12           (8)       154         63          89
Interest expense..........       (3)        (1)         (3)              (27)         (89)       (89)       (22)        (21)
Other expenses............       --         --          --                (8)          (7)        --         --          --
Loss on closure of
  operations..............       --         --         (34)               --           --         --         --          --
                             ------     ------       -----           -------      -------    -------      -----      ------
Income (loss) before
  income taxes, equity in
  net earnings of
  associates and minority
  interest................      112        106         (21)              (23)        (104)        65         41          68
Income tax expense........      (57)       (49)        (22)               (7)          (7)       (33)       (27)        (31)
Equity in net earnings of
  associates..............        5          3          13                (4)           7          2          9           9
Minority interest.........       (1)        (1)         (1)              (10)         (28)       (25)        (6)         (7)
                             ------     ------       -----           -------      -------    -------      -----      ------
Net income (loss).........   $   59     $   59       $ (31)          $   (44)     $  (132)   $     9      $  17      $   39
                             ======     ======       =====           =======      =======    =======      =====      ======
Net earnings (loss) per
  share--basic............                                           $ (0.50)     $ (1.11)   $  0.07      $0.14      $ 0.31
                                                                     =======      =======    =======      =====      ======
Net earnings (loss) per
  share--diluted..........                                           $ (0.50)     $ (1.11)   $  0.07      $0.14      $ 0.30
                                                                     =======      =======    =======      =====      ======
Weighted average number of
  ordinary shares
  outstanding--basic......                                                88          119        121        121         124
                                                                     =======      =======    =======      =====      ======
Weighted average number of
  ordinary shares
  outstanding--diluted....                                                88          119        121        121         132
                                                                     =======      =======    =======      =====      ======

BALANCE SHEET DATA (AS OF
  PERIOD END):
Total assets (d)..........   $6,760     $6,210                       $ 6,904      $ 6,969    $ 7,590                 $8,604
Net assets................      961        972                           601          513        529                    565
Total long-term debt......       31         56                         1,040          988        958                    935
Preference shares.........       --         --                           267          269        272                    273
Ordinary shares and
  additional paid-in
  capital.................      121        123                           365          401        410                    411
Total stockholders'
  equity..................      958        963                           321          226        238                    273

OTHER FINANCIAL DATA:
Capital expenditures......   $   45     $   43       $  33           $    16      $    41    $    30      $   7      $    5

------------------------

(a) The selected consolidated financial data as of and for each of the two years ended December 31, 1997 and for the period from January 1, 1998 to September 1, 1998 have been derived from the audited consolidated financial statements of our predecessor. Those financial statements were presented in pounds sterling and were prepared in accordance with U.K. GAAP with a reconciliation of net income and stockholders' equity from U.K. GAAP to U.S. GAAP. Upon conversion of the financial information, for purposes of disclosure in this prospectus, the U.K.

    GAAP financial statement line items were adjusted for U.S. GAAP differences. Certain reclassifications have been made to conform prior years' data to the current U.S. GAAP presentation. Consolidated results of operations were translated into U.S. dollars at the average exchange rates of $1.64 and $1.56, and assets and liabilities were translated at the year-end exchange rates of $1.65 and $1.71, for the years ended December 31, 1997 and 1996, respectively. For the period ended September 1, 1998, consolidated results of operations were translated into U.S. dollars at the average exchange rate of $1.65.

(b) The selected consolidated financial data for the period from September 2, 1998 to December 31, 1998 and as of December 31, 1998 have been derived from the audited consolidated financial statements of TA I Limited. Those financial statements were presented in U.S. dollars and were prepared in accordance with U.K. GAAP. Upon conversion of the financial information, for purposes of disclosure in this prospectus, the U.K. GAAP financial statement line items were adjusted for U.S. GAAP differences. Certain reclassifications have been made to conform prior years' data to the current U.S. GAAP presentation.

(c) Unusual items consist of the following:

    - restructuring charges relating to implementation of changes to our North American business processes, which were $11 million for the year ended December 31, 2000, representing excess operating lease obligations, and $7 million for the year ended December 31, 1999, representing employee termination benefits;

    - restructuring charges relating to the exit from certain U.S. business lines for the year ended December 31, 2000 of $7 million. These consisted of $4 million of employee termination benefits, $1 million relating to excess operating lease obligations and $2 million relating to other costs;

    - charges relating to claims and costs associated with the government initiated review of personal pensions plans sold between 1988 and 1994 of $40 million for the year ended December 31, 1999 and $41 million for the period from January 1 to September 1, 1998. See Note 11 to the audited consolidated financial statements of TA I Limited included elsewhere in this prospectus; and

    - costs incurred in connection with the acquisition of our predecessor of $18 million for the period from January 1 to September 1, 1998.

(d) As an intermediary, we hold funds in a fiduciary capacity for the account of third parties, typically as the result of premiums received from clients that are in transit to insurance carriers and claims due to clients that are in transit from insurance carriers. We report premiums, which are held on account of, or due from policyholders, as assets with a corresponding liability due to the insurance carriers. Claims held by, or due to, us which are due to clients are also shown as both assets and liabilities of ours. All those balances due or payable are included in insurance and reinsurance balances receivable and payable on the balance sheet. We earn interest on those funds during the time between the receipt of the cash and the time the cash is paid out. Fiduciary cash must be kept in certain regulated bank accounts subject to guidelines, which generally emphasize capital preservation and liquidity and is not generally available to service our debt or for other corporate purposes.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION GENERALLY RELATES TO TA I LIMITED AND OUR PREDECESSOR'S HISTORICAL CONSOLIDATED RESULTS OF OPERATIONS AND FINANCIAL CONDITION AND SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS INCLUDED IN THIS PROSPECTUS BEGINNING ON PAGE F-1. THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000 AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2000 AND 2001 HAVE BEEN PREPARED IN ACCORDANCE WITH U.S. GAAP. FOR PURPOSES OF COMPARING THE OPERATING RESULTS OF 1999 WITH 1998, OUR PREDECESSOR'S RESULTS FOR THE PERIOD FROM JANUARY 1, 1998 TO SEPTEMBER 1, 1998 HAVE BEEN PRESENTED IN ACCORDANCE WITH U.S. GAAP. THOSE RESULTS HAVE BEEN DERIVED FROM THEIR CONSOLIDATED FINANCIAL STATEMENTS FOR 1998, WHICH WERE PRESENTED IN STERLING AND PREPARED IN ACCORDANCE WITH U.K. GAAP, WITH A RECONCILIATION TO U.S. GAAP.

OVERVIEW

    We generate revenue from:

    - commissions and fees on insurance placements and fees from consulting and other services; and

    - interest earned on premiums held before remission to the insurer and on claims held before payment to the insured.

    The majority of our revenues is commission-based and varies based upon the premiums on the policies we placed on behalf of our clients. As such, when premium rates in the insurance market decline, as they have in certain markets in recent years, although there are many conflicting factors including changes in buying and selling behavior, we experience pressure on our revenues and earnings, and when pricing increases, we tend to benefit. Beginning in late 2000, market pricing generally began to move upward for the first time in recent years. Although commissions and interest have traditionally been the greatest sources of revenues, fee income, from both insurance placements and consulting and other services, has been increasing as a percentage of total revenues in recent years, while commission income has been declining largely because of increased demand by clients for fee-generating risk management consulting services and pressure on insurance premium rates, and therefore brokerage commissions, due to competitive factors impacting the insurance industry. We expect this trend toward increasing fee income to continue.

    Insurance is a global business, and its participants are affected by global trends in capacity and pricing. We are a global business. We compete all over the world through the quality of our people, their specialist knowledge and our ability to leverage our global capabilities and our relationships with insurance carriers for the benefit of our clients. Our strategies include building on our global franchise and implementing global best practices. We organize our business into three main areas:

    - North American Operations;

    - Global Business; and

    - International.

    See "Business" for a description of our operations.

    During 2000, 42% of our total revenues were derived from North American operations, 47% were from Global Business operations and 11% were from International operations. In 2000, Global Business produced a higher percentage of our operating income than our revenues, and North American operations produced a lesser percentage.

    The period starting in 1995 has been one of significant change for us. We:

    - carried out a series of divestitures of non-core businesses and assets;

    - acquired businesses to expand our international presence;

    - implemented a series of improvement initiatives to enhance revenues, improve efficiency and add more value-added services to our traditional insurance brokering services; and

    - invested substantial amounts of money in non-recurring items such as severance and external consultancy costs in support of these improvement initiatives.

    The scale of the changes was such that the growth rates of the businesses we currently operate are not apparent from our reported numbers. In the period from 1995 through the end of 1998, reported operating revenues from continuing operations grew at an annual growth rate of 0.5%. However, if the operating revenues from businesses sold or closed from 1995 through 1998 are excluded, adjusted operating revenues increased at a compound annual growth rate of 3.9%. Operating income before unusual items was $96 million in 1995 and was $87 million in 1998. EBITDA from 1995 through the end of 1998 grew at a compound annual growth rate of 0.8%. Excluding the effects of the non-recurring and unusual items referred to above and businesses sold or closed from 1995 through 1998, Adjusted EBITDA increased at a compound annual growth rate of 9.3%. See notes (f) and (g) under "Prospectus Summary--Summary Consolidated Financial Information" for a description of how EBITDA and Adjusted EBITDA are calculated and their relevance for investors.

    These changes continued in the period from 1998 through 2000. During this period, we incurred a number of non-recurring and unusual expenses, a portion of which related to our improvement initiatives. These expenses included the following:

    - PENSION REVIEW EXPENSES--the provisions made for claims and costs associated with the government initiated review of personal pension plans sold between 1988 and 1994 in the United Kingdom. Our predecessor company recorded a provision of $41 million for these claims and costs in the period from January 1 to September 1, 1998. In 1999, the provision was increased by $64 million, of which $24 million was recorded as a purchase price adjustment and $40 million was recorded as a charge to operations. See "Business--Legal Matters".

    - SEVERANCE EXPENSES--the provisions recorded for severance costs incurred as part of our improvement initiatives. We incurred $16 million, $19 million and $19 million of severance costs in 1998, 1999 and 2000 and $2 million in each of the three-month periods ended March 31, 2000 and 2001.

    - CONSULTING EXPENSES--consulting expenses primarily incurred in connection with our improvement initiatives. We incurred $4 million, $17 million and $8 million of consulting expenses in 1998, 1999 and 2000 and $2 million in the three-month period ended March 31, 2000.

    - OTHER EXPENSES--including those relating to the acquisition of broker teams, our investment in the World Insurance Network, and business compliance errors. We incurred $12 million, $24 million and $6 million of those expenses in 1998, 1999 and 2000 and $1 million in each of the three-month periods ended March 31, 2000 and 2001. Expenses for 1998 also included, as an unusual item, $18 million in expenses arising out of our acquisition of our predecessor. Expenses for 1999 included $10 million of costs relating to investigating and rectifying unauthorized billing and settlement practices principally within two of our offices in the United Kingdom and $10 million relating to additional provisions for doubtful debts ($6 million) and errors and omissions claims ($4 million).

    These non-recurring and unusual expenses affected our actual reported results, offsetting the underlying benefits in both margin and EBITDA improvement.

    In addition to these non-recurring expenses, in recent years we have completed a number of dispositions and acquisitions as part of our efforts to focus our operations out of non-core or non-profitable businesses and to expand our global capabilities. The following identifies the operations sold, closed or acquired from 1998 through 2000:

    - PROFESSIONAL LIABILITY UNDERWRITING MANAGEMENT--part of North American operations that was closed in the second quarter of 1998. We reported a loss on closure of $34 million, of which $33 million related to goodwill.

    - KSA--an underwriting agency based in the Netherlands that was sold in April 1999 for $6 million.

    - E J WELTON LIMITED--a small, U.K.-based wholesale broker business that was sold in March 2000 for $1 million.

    We also expanded our International presence by making several investments including the following at a total cost of $97 million:

    - GROUP ITAL BROKERS--we acquired a 50% interest in an Italian subsidiary in July 1998.

    - ASSURANDRGRUPPEN--we acquired a 30% interest in a Danish associate in September 1998.

    - S&C WILLIS--we increased our investment in our Spanish associate from 48% to 60% and reorganized our existing Spanish and Portuguese operations in July 1998. Subsequently, our Spanish operation was merged with that of our associate, Gras Savoye, and we retained an effective 46% holding in the merged subsidiary.

    - JASPERS WUPPESAHL--we increased our holding in our German associate to 45% in January 1999.

    - HERZFELD LEVY--we acquired a 20% interest in an associate in Argentina in March 1999; this holding was subsequently increased to 40%.

    - PRIMA/RONTARCA--we acquired a 51% interest in a Venezuelan subsidiary in October 1999.

    - BMZ--we acquired a 51% interest in a Mexican subsidiary in December 1999.

    - SOUTH AFRICA--we acquired a 70% stake in a South African subsidiary in May 2000.

    - SEV DAHL--we acquired a 50.1% interest in a Norwegian subsidiary in August 2000.

    - SUMA--we acquired a 51% interest in a Colombian subsidiary in December 2000.

    In 1998, significant management attention was absorbed in the transaction which ended with the acquisition of our predecessor and subsequent financing. At the end of 1998, we successfully established a program to retain, attract and incentivize key staff. Through this program, 366 employees have invested in our common equity to date.

    1999 was a year of transition in which we, as a private company:

    - accelerated the pace of our improvement initiatives, spending $36 million on severance and external consultancy. In particular, we planned and started to implement our Business Process Redesign program in our North American operations, a comprehensive restructuring to categorize our accounts, eliminate unprofitable accounts and activities, consolidate several sales process functions, and streamline and centralize client service functions, resulting in an increase in the time brokers have for needs analysis and product design with clients;

    - incurred $7 million in connection with our Business Process Redesign program in North America;

    - grew revenues by 3% on a comparable basis (by comparable basis we mean revenues expressed in terms of constant currency, adjusted for the effect of acquisitions and dispositions and adjusted for non-recurring and unusual items);

    - incurred approximately $30 million of expenses that we consider investments for the future, including information technology spent in support of the improvement initiatives, training initiatives, internal implementation teams and the launch of our "Willis" brand; partly as a consequence of these items our expenses increased by 6% on a comparable basis.

    - recruited over 60 key managers and producers;

    - commenced our review of Shared Services, a program designed to reduce duplication globally in finance, information technology and human resource management;

    - combined our United Kingdom and Global Specialty businesses under one management;

    - continued to expand our International network through acquisitions in Mexico and Venezuela, and merged our Spanish operations with those of Gras Savoye; and

    - repaid $12 million of term loans under our senior credit facilities.

    Although the financial results in 1999 were disappointing, the improvement initiatives and expense reductions discussed above laid the base for improved performance in 2000.

    In 2000, we continued the aggressive implementation of our improvement initiatives as a private company and began to see improvement in our financial results. We:

    - grew revenues by over 7% on a comparable basis;

    - constrained expense growth to only 1% on a comparable basis;

    - made substantial progress with our North American Business Process Redesign program, eliminating 275 positions and establishing centers of excellence for marketing, claims and the issuance of certificates of insurance;

    - invested in businesses in Norway, South Africa, Colombia and Chile;

    - repaid a further $30 million of term loans under our senior credit facility. We are ahead of our repayment schedule, with the next mandatory payment due in 2004;

    - spent $19 million on severance and reduced spending on external consultants to $8 million. We expect to reduce this spending further in 2001;

    - recruited an additional 90 key managers and producers, including naming Joseph Plumeri, formerly of Citigroup, as Executive Chairman and Chief Executive Officer, which is reinvigorating our culture and approach to sales and marketing;

    - improved operating income by $162 million. 1999 included certain unusual or non-recurring charges and, adjusting for these, we delivered an improvement in Adjusted EBITDA of $73 million on a comparable basis, and improved our Adjusted EBITDA margins from 15% in 1999 to 21% in 2000; and

    - delivered an improvement in net cash flows from operating activities of $60 million from $19 million in 1999 to $79 million in 2000.

    Given the recent implementation of several of our improvement initiatives and the recent arrival of Mr. Plumeri as Chairman and Chief Executive, we believe that there are further benefits to come from our efforts in 1999 and 2000, including further improvement in revenue growth and margins.

    In February 2001, we acquired 100% of Bradstock G.I.S. Pty Limited in Australia which we merged with our existing Australian operation to provide greater scale and depth of management. The consideration for the acquisition was A$8.4 million with A$4.4 million paid in cash and the balance satisfied by the issue of preferred shares in our existing Australian operation. The preferred shares will be exchanged for shares of our common stock on the third anniversary of the acquisition, calculated using a series of specified formulae based on the initial offering price and the trading price of our common stock at the second and third anniversaries of the acquisition. Assuming that the formulae are based on a price of $13.50 per share of common stock at each relevant date, we would issue approximately 155,000 new shares of our common stock in exchange for the preferred shares on the third anniversary of the acquisition.

    We continue to review possible acquisitions and investments from time to time. We may seek to pay for acquisitions or investments by issuing, in whole or in part, shares of our common stock. In addition, we continue to review from time to time possible dispositions of certain of our wholly or partly owned subsidiaries, as well as interests in certain of our associates.

    Like many insurance brokers, we earn revenue in an uneven fashion during the year, primarily due to the timing of insurance policy renewals. As many insurance and reinsurance policies incept and renew as of December 31 or January 1, we generate the majority of our revenues in the first and fourth calendar quarters. In 2000, for example, we generated 26.2% of our revenues in the first quarter and 28.4% of our revenues in the fourth quarter. The second and third quarters are less substantial revenue quarters, accounting for 23.3% and 22.1% respectively, of 2000 revenues. Expenses, however, are incurred on a relatively even basis throughout the year. As a result, we have historically earned the majority of our operating income in the first and fourth quarters, with the second and third quarters accounting for a lower percentage of full year operating income. In 2000, for example, we recorded operating income of $63 million (41%), $28 million (18%), $18 million (12%) and $45 million (29%)
for the first, second, third and fourth quarters and our associates' after tax contribution was $9 million, $(1) million, $(1) million and $(5) million for those quarters and our net income was $17 million, $(5) million, $(8) million and $5 million.

    In recent years, operating revenues have not been significantly influenced by inflation. However, with our staff and related costs generally accounting for approximately 68% of our total operating expenses, general inflationary pressures in each of the countries in which we operate affect us.

    We conduct our business in over 100 currencies. Accordingly, movements in foreign currency exchange rates can affect our results. For example, the strength of the pound sterling in recent years has had a material negative impact on our reported results. We use constant exchange rates for internal budgeting and reporting purposes and we believe this allows for a comparison that provides investors with supplemental data with which to assess our operating results. For a full description of our methodology for preparing our results at constant exchange rates, see "Supplemental Constant Currency Financial Data".

    We currently have outstanding performance-based options entitling employees to purchase shares of our common stock. These options vest and become exercisable to the extent, if at all, that the performance-based goals under our plans are achieved. No options will vest if actual results are below minimum stated performance targets; options will vest proportionately as actual performance falls within a stated range above the minimum targets. The performance goals generally relate to cumulative consolidated cash flow and annual EBITDA, as defined, of our subsidiary Willis Group Limited for periods ending 2001 and 2002. These options are accounted for under the variable plan method, which will require us to start recording non-cash compensation charges when it becomes probable that any of these performance-based options will vest. No expense has been recorded to date. The initial charges will be based on the difference between the price of our common stock at the time the vesting becomes probable and the exercise price, which is generally L2 per share under our existing plans. In the event the price of our common stock increases or decreases through the end of 2002 when the performance period ends, the associated charge would increase or decrease as well. The charges will generally be expensed on an accelerated basis over the vesting periods of the associated options, generally three to six years under our plans. Under this accelerated method, however, approximately 70% of the overall vesting period will have been deemed to have lapsed by the end of 2001. As of the date hereof, there were outstanding performance-based options to purchase approximately 11 million shares. Assuming that all such options vest and become exercisable, under variable plan accounting every $1 increase in the price of our common stock above the exercise price would result in $11 million of expense before tax charged over the vesting period. Accordingly, if it becomes probable during 2001 or 2002 that the targets will be met, assuming a stock price equal to $13.50 per share, the total non-cash compensation charge over the vesting period would equal approximately $124 million spread over the vesting period. If there is a substantial increase in the price of our common stock subsequent to this offering, the charges we may be required to record in connection with the vesting of these performance-based options would substantially increase as well.

OPERATING RESULTS

QUARTER ENDED MARCH 31, 2001 COMPARED WITH QUARTER ENDED MARCH 31, 2000

SUMMARY

    Total revenues increased by $23 million (7%) from $352 million in the first quarter of 2000 to $375 million in the first quarter of 2001. In constant currency terms, total revenues increased by 12%. Excluding the effects of foreign currency exchange rate movements, the loss of revenues from businesses sold and the revenues gained from acquisitions, total revenues were 10% higher in 2001 than in the corresponding period of 2000 due to new business growth and the generally favorable impact across all our operations of a hardening market place which has led to general premium rate increases for the first time in recent years.

    Operating income increased by $26 million (41%) from $63 million in the first quarter of 2000 to $89 million in the first quarter of 2001. In constant currency terms, operating income increased by 43% in 2001 compared with the same period a year ago, reflecting improved revenues and continued emphasis on expense management.

    Operating income before goodwill amortization increased by $26 million (36%) from $72 million in the first quarter of 2000 to $98 million in the first quarter of 2001. In constant currency terms, excluding the impact of exchange rate movements, operating income before goodwill amortization increased by $29 million in the first quarter of 2001 versus 2000 and the margin increased from 21% to 26%, reflecting improved revenues and continued emphasis on expense management.

    Net income increased by $22 million (129%) from $17 million in the first quarter of 2000 to net income of $39 million in the first quarter of 2001.

REVENUES

    Revenues consist of commissions and fees, which increased by $22 million (7%) from $337 million in the first quarter of 2000 to $359 million in the first quarter of 2001, and interest income which increased by $1 million (7%) from $15 million to $16 million.

    NORTH AMERICAN OPERATIONS: Revenues generated by our North American operations increased by $2 million (2%) from $115 million in the first quarter of 2000 to $117 million in the first quarter of 2001. In constant currency terms, revenues increased by 2%. Adjusting for the effect of the disposal in January 2001 of the public entity and municipal program business of Public Entities National Company (Penco), which provided access to specialized coverage for governmental entities, schools and other municipality and public entities, revenues increased by 4% in constant currency terms. The increase in revenues arose from continued strong new business performance with modest impact from increasing business rates offset partly by the sale of, and loss of, lower value business as anticipated by the Business Process Redesign program.

    GLOBAL BUSINESS: Revenues generated by our Global Business increased by $9 million (4%) from $207 million in the first quarter of 2000 to $216 million in the first quarter of 2001. In constant currency terms, revenues increased by 11%, principally from increasing premium rates across most sectors, with some rates increasing significantly.

    INTERNATIONAL: Revenues generated by our International unit increased by $12 million (40%) from $30 million in the first quarter of 2000 to $42 million in the first quarter of 2001. In constant currency terms, revenues increased by 50%, mainly as a result of our acquisitions in Norway, Colombia and South Africa. Excluding the effect on revenue of these acquisitions, International revenues increased by 22% in constant currency terms due to a combination of firming markets, the impact of new team hires and improved new business performance in some countries.

EXPENSES

    Total expenses decreased by $3 million (1%) from $289 million in the first quarter of 2000 to $286 million in the first quarter of 2001. In constant currency terms, total expenses in 2001 were 4% higher than in the first quarter of 2000. Excluding the effect of foreign currency exchange rate movements and the effect of acquisitions and disposals, operating expenses grew by 3%. Much of the increase related to increased incentive payments due to improved performance, with other expenses reflecting the benefits of the continuing tight control over expenditure.

INTEREST EXPENSE

    Interest expense of $21 million in the first quarter of 2001 was $1 million lower than in the first quarter of 2000, reflecting the early repayment of debt. Interest expense represents interest payable on long-term debt consisting of the senior credit facilities and the 9% senior subordinated notes due 2009.

INCOME TAXES

    Income tax expense for the first quarter of 2001 amounted to $31 million, giving an effective tax rate of 46%, compared to 66% for the first quarter of 2000. Excluding goodwill amortization charges, for which no tax deductions are available, the underlying tax rate for the first quarter of 2001 was 40%.

ASSOCIATES

    Equity in net earnings of our associates was $9 million in the first quarter of 2001, the same as the corresponding period of 2000. Higher earnings from Germany were offset by adverse foreign exchange movements.

FISCAL 2000 COMPARED WITH FISCAL 1999

SUMMARY

    Total revenues increased by $61 million (5%) from $1,244 million in 1999 to $1,305 million in 2000. In constant currency terms, total revenues increased by 8%. Excluding the effects of foreign currency exchange rate movements, the loss of revenues from businesses sold, and the revenues gained from acquisitions, total revenues were 7% higher in 2000 than in 1999 due to improved new business and firming premium rates.

    Operating income increased by $162 million from a loss of $8 million in 1999 to income of $154 million in 2000. 2000 operating income was impacted by $18 million in unusual items, consisting of restructuring charges in our North American operations of $11 million related to excess operating lease obligations following implementation of the Business Process Redesign program and $7 million related to the exit from certain U.S. business lines. Excluding unusual items and the impact of exchange rate movements, 2000 operating income was $180 million. 1999 operating income was impacted by $47 million in unusual items, consisting of $40 million related to the review of personal pensions and $7 million related to employee termination benefits in connection with the Business Process Redesign program. In constant currency terms, excluding the impact of unusual items and exchange rate movements, operating income increased by $131 million in 2000 versus 1999, reflecting our improved revenues as well as the benefits of effective expense controls and operations improvement initiatives.

    Operating income before goodwill amortization increased by $162 million from $27 million in 1999 to $189 million in 2000. Excluding the unusual items described above and the impact of exchange rate movements, 2000 operating income before goodwill amortization was $215 million and the margin was 16%. In constant currency terms, excluding the impact of the unusual items described above and exchange rate movements, operating income before goodwill amortization increased by $131 million in

2000 versus 1999 and the margin increased from 7% to 16%, reflecting our improved revenues as well as the benefits of effective expense controls and operations improvement initiatives.

    Net income increased by $141 million from a net loss of $132 million in 1999 to net income of $9 million in 2000. Excluding the impact of unusual items, net income increased by $119 million in 2000 versus 1999.

REVENUES

    Revenues consist of commissions and fees, which increased by $57 million (5%) from $1,180 million in 1999 to $1,237 million in 2000, and interest income which increased by $4 million (6%) from $64 million to $68 million.

    NORTH AMERICAN OPERATIONS: Revenues generated by our North American operations increased by $22 million (4%) from $520 million in 1999 to $542 million in 2000. In constant currency terms, revenues increased by 5%, reflecting firming premium rates in most areas.

    GLOBAL BUSINESS: Revenues generated by our Global Business increased by $35 million (6%) from $581 million in 1999 to $616 million in 2000. In constant currency terms, revenues increased by 8%, mainly from improved rates and increased orders.

    INTERNATIONAL: Revenues generated by our International unit increased by $4 million (3%) from $143 million in 1999 to $147 million in 2000. In constant currency terms, revenues increased by 15%, mainly as a result of acquisitions in Norway and Latin America. Excluding these acquisitions, International revenues increased by 9% in constant currency terms.

EXPENSES

    Total expenses decreased by $101 million (8%) from $1,252 million in 1999 to $1,151 million in 2000, reflecting the benefits from the improvement initiatives initiated in 1998 and the continuing tight control over expenditures. Total expenses in 2000 included the following unusual item:

    - Restructuring charges of $18 million in our North American operations related to excess lease obligations and employee termination benefits,

    and total expenses in 1999 included the following unusual items:

    - a further provision of $40 million in connection with the government initiated pension review in the United Kingdom (see "Business--Legal Matters").

    - employee termination costs of $7 million related to the Business Process Redesign program.

    Excluding these unusual items, total expenses in 2000 were 6% lower than in 1999 but were unchanged in constant currency terms. General and administrative expenses declined by 7% in 2000 over 1999 partly as a result of consulting expenses declining by $9 million and non-recurring expenses being $18 million lower. Non-recurring expenses were lower in 2000 primarily due to the absence in 2000 of $10 million of costs in 1999 relating to investigating and rectifying unauthorized billing and settlement practices in one of our business subunits and $10 million of additional provisions made in 1999 for a combination of errors and omissions claims and doubtful debts.

GAIN ON DISPOSAL OF OPERATIONS

    The gain on disposal of operations in 2000 of $1 million arose from the disposal of E J Welton Limited, a small United Kingdom based wholesale broker that was sold in March 2000. The gain on disposal of operations in 1999 of $7 million arose from the disposal of KSA, an underwriting agency based in the Netherlands that was sold in April 1999.

INTEREST EXPENSE

    Interest expense of $89 million in 2000 was unchanged from 1999 and represented interest payable on long-term debt consisting of the senior credit facilities and the 9% senior subordinated notes due 2009 issued in connection with the acquisition of our predecessor.

INCOME TAXES

    Income taxes for 2000 amounted to $33 million, giving an effective tax rate of 51%. Excluding goodwill amortization charges, for which no tax deductions are available, and the need to establish valuation allowances against certain deferred tax asset balances which may not be recoverable, the underlying tax rate for 2000 was 34%, the same as for 1999.

ASSOCIATES

    Equity in net earnings of our associates was $2 million in 2000 compared with $7 million in 1999. Lower profits from Germany (accounting for $3 million of the decline), adverse foreign exchange (accounting for $1 million of the decline) and higher effective tax rates (accounting for $1 million of the decline) were the main contributory factors.

FISCAL 1999 COMPARED WITH FISCAL 1998

    Our consolidated statement of operations for 1998 has been presented separately for the period from January 1, 1998 to September 1, 1998, the effective date of the acquisition of our predecessor, and for the period from September 2, 1998 to December 31, 1998 in accordance with U.S. GAAP. The following table summarizes the results for the year ended December 31, 1999 compared with the two separate periods for 1998.

                                                         PREDECESSOR           TA I LIMITED
                                                         ------------   ---------------------------
                                                          JANUARY 1     SEPTEMBER 2
                                                              TO             TO         YEAR ENDED
                                                         SEPTEMBER 1,   DECEMBER 31,   DECEMBER 31,
                                                             1998           1998           1999
                                                         ------------   ------------   ------------
                                                                              ($ IN MILLIONS)
Revenues
  Commissions and fees.................................     $ 728          $ 390          $ 1,180
  Interest income......................................        44             23               64
                                                            -----          -----          -------
Total revenues.........................................       772            413            1,244
                                                            -----          -----          -------
Expenses
  General and administrative expenses..................      (655)          (374)          (1,136)
  Unusual items........................................       (59)            --              (47)
  Depreciation expense.................................       (26)           (14)             (41)
  Amortization of goodwill.............................       (20)           (11)             (35)
  Gain (loss) on disposal..............................         4             (2)               7
                                                            -----          -----          -------
Total expenses.........................................      (756)          (401)          (1,252)
                                                            -----          -----          -------

Operating income (loss)................................        16             12               (8)
Income (loss) on closure of operations.................       (34)            --               --
Interest expense.......................................        (3)           (27)             (89)
Other expenses.........................................        --             (8)              (7)
                                                            -----          -----          -------
Loss before income taxes, equity in associates and
  minority interest....................................       (21)           (23)            (104)
Income tax expense.....................................       (22)            (7)              (7)
                                                            -----          -----          -------
Loss before equity in net earnings of associates and
  minority interest....................................       (43)           (30)            (111)
Equity in net earnings (loss) of unconsolidated
  associates...........................................        13             (4)               7
Minority interest......................................        (1)           (10)             (28)
                                                            -----          -----          -------
Net income (loss) available for ordinary
  stockholders.........................................     $ (31)         $ (44)         $  (132)
                                                            =====          =====          =======

SUMMARY

    Total revenues increased by $59 million (5%) from $1,185 million in 1998 (being $772 million in the period January 1, 1998 to September 1, 1998, plus $413 million in the period September 2, 1998 to December 31, 1998) to
$1,244 million in 1999. In constant currency terms, operating revenues increased by 7%. Excluding the effects of foreign currency exchange rate movements, the loss of operating revenue from businesses sold and the operating revenues gained from acquisitions, operating revenues were 3% higher in 1999 than in 1998.

    The 1999 operating loss of $8 million represented a decrease as compared to operating income of $16 million for the period January 1, 1998 to September 1, 1998 and $12 million for the period from September 2, 1998 to December 31, 1998. 1999 operating income was impacted by $47 million in unusual items, consisting of $40 million related to the review of personal pensions and $7 million related to employee termination benefits in connection with the Business Process Redesign program. Excluding unusual items and the impact of exchange rate movements, 1999 operating income was

$49 million. Operating income for the period January 1, 1998 to September 1, 1998 was impacted by $59 million in unusual items, consisting of charges of $41 million related to the pensions review and costs of $18 million incurred in connection with the acquisition of our predecessor. Excluding the impact of unusual items and exchange rate movements, operating income decreased in 1999, primarily as a consequence of higher expenditures for severance, consulting and the expenses incurred in connection with our improvement initiatives. Excluding these adjustments, operating income in 1999 was $109 million as compared to $91 million for the period from January 1, 1998 to September 1, 1998 and $30 million for the period September 2, 1998 to December 31, 1998.

    Operating income before goodwill amortization decreased to $27 million in 1999 compared to $36 million for the period January 1, 1998 to September 1, 1998, and $23 million in the period September 2, 1998 to December 31, 1998. Excluding the unusual items described above and the impact of exchange rate movements, 1999 operating income before goodwill amortization was $84 million and the margin was 7%. In constant currency terms, excluding the impact of exchange rate movements and unusual items and other adjustments referred to above, operating income before goodwill amortization was $144 million in 1999 as compared to $111 million for the period January 1, 1998 to September 1, 1998, and $41 million in the period September 2, 1998 to December 31, 1998.

REVENUES

    Revenues comprise commissions and fees which increased by $62 million (6%) from $1,118 million in 1998 (being $728 million for the period January 1, 1998 to September 1, 1998, plus $390 million for the period September 2, 1998 to December 31, 1998) to $1,180 million in 1999, and interest income, which decreased by $3 million (5%) from $67 million (being $44 million for the period January 1, 1998 to September 1, 1998, plus $23 million for the period
September 2, 1998 to December 31, 1998) to $64 million.

    NORTH AMERICAN OPERATIONS: Revenues generated by our North American operations increased by $20 million (4%) from $500 million in 1998 to $520 million in 1999. In constant currency terms, revenues increased by 2%, mainly due to premium increases in the employee benefits sector and strong new business production offset in part by lost business and shrinkage in the property and casualty sector.

    GLOBAL BUSINESS: Revenues generated by our Global Business declined by $8 million (1%) from $589 million in 1998 to $581 million in 1999. In constant currency terms, revenues increased by 2%. Revenue shortfalls in the United Kingdom were offset by strong performances by our Aerospace and Global Financial & Executive Risks sub-units. United States units had a more difficult time than United Kingdom and other units in generally unsettled reinsurance markets.

    INTERNATIONAL: Revenues generated by our International unit increased by $47 million (49%) from $96 million in 1998 to $143 million in 1999. Excluding the effect of the acquisition of Gruppo Ital Brokers, which was acquired in July 1998, and other acquisitions in 1999, principally in Latin America, revenues increased by 8% in constant currency terms. Strong performances were delivered by operations in Spain, Sweden and Venezuela.

EXPENSES

    General and administrative expenses increased by $107 million (10%) from $1,029 million in 1998 (being $655 million for the period January 1, 1998 to September 1, 1998, plus $374 million for the period September 2, 1998 to December 31, 1998) to $1,136 million in 1999. Non-recurring and unusual costs of $60 million, including employee termination costs of $19 million and consulting fees of $17 million incurred as part of the improvement initiatives, additional provisions of $10 million relating to errors and omissions claims and doubtful debts, and $14 million of other expenses including $10 million relating to investigating and rectifying unauthorized billing and settlement practices principally within two of our offices in the United Kingdom, were incurred in 1999. Excluding these non-recurring costs, the effect of foreign currency exchange rate movements and the effect of acquisitions and disposals, general and administrative expenses increased by 6% over 1998. In addition, total expenses in 1999 included the following unusual items:

    - a further provision of $40 million was established in the fourth quarter of 1999 in connection with the United Kingdom Pensions Review (see "Business--Legal Matters"); and

    - employee termination costs of $7 million were provided in connection with implementing changes to business processes in our North American operations during 2000.

    During the period January 1, 1998 to September 1, 1998, total expenses included two unusual items: $41 million was added to the provision for pension review costs and costs totaling $18 million were written off by our predecessor in connection with the acquisition.

INTEREST EXPENSE

    Interest expense of $89 million in 1999 increased significantly over that payable in the period January 1, 1998 to December 31, 1998 as a consequence of interest payable on the senior credit facility and the 9% senior subordinated notes due 2009 incurred in connection with the acquisition of our predecessor.

INCOME TAXES

    The income tax charge for 1999 amounted to $7 million. Excluding unusual items, loss on disposal and amortization charges for which no tax deductions are available, the underlying rate of tax was 34% compared with an underlying rate of 36% in 1998.

ASSOCIATES

    Equity in net earnings of our associates was $7 million in 1999 compared with $13 million in the period January 1, 1998 to September 1, 1998 and $(4) million in the period September 2, 1998 to December 31, 1998. Our associates typically earn a higher proportion of their full-year revenues in the first quarter than in subsequent quarters.

LIQUIDITY AND CAPITAL RESOURCES

    As an intermediary, we hold funds in a fiduciary capacity for the account of third parties, typically as the result of premiums received from clients that are in transit to insurance carriers and claims due to clients that are in transit from insurance carriers. We report premiums, which are held on account of, or due from, policyholders as assets with a corresponding liability due to the insurance carriers. Claims held by, or due to, us which are due to clients are also shown as both assets and liabilities of ours. All those balances due or payable are included in accounts receivable and accounts payable on the balance sheet. We earn interest on those funds during the time between the receipt of the cash and the time the cash is paid out. Fiduciary cash must be kept in certain regulated bank accounts subject to guidelines, which generally emphasize capital preservation and liquidity and is not generally available to service our debt or for other corporate purposes.

    Net cash provided by operations increased by $18 million to $38 million in the three months ended March 31, 2001 from $20 million in the corresponding period of 2000. This increase was due mainly to the improved operating results.

    Net cash provided by operations improved by $60 million to $79 million in 2000 from $19 million in 1999. This increase was largely due to the improved operating performance of the company.

    During 2000, the net cash outflow for acquisitions less proceeds from disposals amounted to $14 million. During 1999, the net cash outflow for acquisitions less proceeds from disposals amounted to $22 million which included a payment of $16 million for a further 15% interest in Jaspers Wuppesahl, increasing our ownership to 45%. We have additional call rights whereby we may increase our ownership in Jaspers Wuppesahl to over 50% in 2012.

    In connection with many of our investments in associates, we retain rights to increase our ownership percentage of those associates over time, typically to a majority or 100% ownership position.

In addition, in certain instances, the other owners of the associates have a right, typically at a price calculated pursuant to a formula based on revenues or earnings, to put some or all of their shares in the associates to us.

    As part of our acquisition of 33% of Gras Savoye, we entered into a put arrangement, whereby the other shareholders in Gras Savoye (primarily two families, two insurance companies and Gras Savoye's executive management team) could put their shares to us. From 2001 to 2011, we will be obligated to buy the shares of those shareholders to the extent that those shareholders put their shares, potentially increasing our ownership from 33% to 90% if all shareholders put their shares, at a price determined by a contractual formula based on earnings and revenue. Management shareholders of Gras Savoye (representing approximately 10% of shares) do not have general put rights between 2001 and 2011, but have certain put rights on their death, disability or retirement from which payments are not expected to exceed $22 million. From 2001 to 2005, the incremental 57% of Gras Savoye may be put to us at a price equal to the greater of approximately 800 million French francs ($108 million at March 31, 2001 exchange rates), for the full 57%, or a price based on the formula. After 2005, the put price is determined solely by the formula. The shareholders may put their shares individually at any time during the put period.

    While neither we nor the management of Gras Savoye expect significant exercises of the puts, on a separate or aggregate basis, in the near to medium term, we nevertheless believe that, should the aggregate amount of shares be put to us, sufficient funds would be available to satisfy this obligation. In addition, we have a call option to move to majority ownership under certain circumstances and in any event by 2009. Upon exercising this call option, the remaining Gras Savoye shareholders have a put.

    Although we discontinued our United Kingdom underwriting operations in 1991, we are still required to handle the administration of claims arising from insurance business previously written by Willis Faber (Underwriting Management) on behalf of Sovereign and third party insurance carriers. Sovereign was placed into provisional liquidation on July 11, 1997. See "Business--Legal Matters". Cash payments in connection with the renegotiated arrangements for administering the WFUM run-off amounted to $6 million during 2000. No significant cash payments were made in 1999, as such amounts had been pre-funded in 1998. Annual payments of about $4 million are expected to be payable in 2001.

    Cash payments in connection with the government initiated review of pension plans amounted to $21 million in each of 1999 and 2000 and $5 million in the three-month period ended March 31, 2001. We expect the remaining provision of $44 million at March 31, 2001 to be paid out over the next three years.

    Capital expenditures for 2000 and 1999, less the proceeds from disposals of fixed assets, were $23 million and $30 million. We expect that capital expenditures for 2001 will continue at approximately the same level. We have funded our requirements for capital expenditures by cash generated internally from operations and from external financing and expect to continue to do so in the future.

    Our wholly owned subsidiary, Willis North America, entered into a credit agreement on July 22, 1998 with The Chase Manhattan Bank. The credit agreement, as amended, is comprised of a term loan facility of $450 million under which portions of the loan mature on four different dates between 2005 and 2008 and a revolving credit facility of $150 million. Willis North America borrowed the term loan portions of the credit agreement in full in November 1998 to refinance certain of our existing indebtedness incurred in connection with the tender offer for our predecessor. During 1999 and 2000, repayments totaling
$12 million and $30 million, respectively, were made and, during the first quarter of 2001, we made additional repayments totaling $22.5 million. As a consequence, we are ahead of our repayment schedule. At June 11, 2001, the outstanding balance on the term loans was $385 million. The next mandatory repayment under the facility is not due until 2005. The revolving credit portion is available for working capital requirements and general corporate purposes, subject to certain limitations. At June 11, 2001, the revolving credit facility remained undrawn.

    On February 2, 1999, Willis North America issued $550 million 9% senior subordinated notes, the proceeds from which were used to repay short-term facilities. The notes mature on February 1, 2009 and interest is payable on the notes semi-annually on February 1 and August 1 of each year.

    Willis North America entered into an interest rate swap agreement on December 4, 1998 with The Chase Manhattan Bank under which its LIBOR-based floating rate interest payment obligations on the full amount of the term loans have been swapped for fixed rate interest payment obligations, resulting in an effective base rate of 5.099% per annum, plus the applicable margin, until the final maturity of those term loans. The swap agreement provides for a reduction of the notional amount of the swap obligation on a semi-annual basis and, to the extent the actual amount outstanding under the term loans exceeds the notional amount at any time, Willis North America would be exposed to the risk of increased interest rates on that excess.

    TA II Limited, one of our wholly owned subsidiaries, has preference shares outstanding with an aggregate liquidation preference of approximately
$273 million as of March 31, 2001, excluding any accrued and unpaid dividends. Those preference shares carry the right to a cumulative dividend of 8.5% per annum, excluding the amount of any associated tax credits. TA II Limited has the option to satisfy 1% per annum of this cumulative dividend by the issue of additional preference shares.

    We expect that internally generated funds will be sufficient to meet our foreseeable operating cash requirements, capital expenditures and scheduled debt repayments. In addition, we have our undrawn $150 million revolving credit facility.

FINANCIAL RISK MANAGEMENT

    We are exposed to market risk from changes in interest rates and foreign currency exchange rates. In order to manage the risk arising from these exposures, we enter into a variety of interest rate and foreign currency derivatives. We do not hold derivative or financial instruments for trading purposes.

    A discussion of our accounting policies for financial and derivative instruments is included in Note 2 to the consolidated financial statements and further disclosure is provided in Notes 12 and 15 to the consolidated financial statements, included elsewhere in this prospectus.

FOREIGN EXCHANGE RISK MANAGEMENT

    We report our operating results and financial condition in U.S. dollars. Our U.S. operations earn revenue and incur expenses primarily in dollars. In the United Kingdom, however, we earn revenue in a number of different currencies, but expenses are almost entirely incurred in pounds sterling. Outside the United States and the United Kingdom, we predominately generate revenue and expenses in the local currency. The table below details the breakdown of revenues and expenses by currency in 2000.

                                       POUNDS STERLING   U.S. DOLLARS   OTHER CURRENCIES
                                       ---------------   ------------   ----------------
Percentage of Revenues...............        20%              60%              20%
Percentage of Expenses...............        40%              45%              15%

    Our operations are exposed to foreign exchange risk arising from cash flows and financial instruments that are denominated in currencies other than the U.S. dollar. Our primary foreign exchange risk arises from changes in the exchange rates between U.S. dollars and pounds sterling. Our objective is to maximize our cash flow in U.S. dollars. Our policy is to convert into pounds sterling all revenues arising in currencies other than U.S. dollars together with sufficient U.S. dollar revenues to fund the remaining pound sterling expenses. Outside the United Kingdom, only those cash flows necessary to fund mismatches between revenues and expenses are converted into local currency; amounts remitted to the United Kingdom are generally converted into pound sterling. These transactional currency exposures are generally managed by entering into forward exchange contracts. It is our policy to hedge at least 25% of the next 12 months' exposure in significant currencies. We do not generally hedge exposures beyond three years.

    The table below provides information about our foreign currency forward exchange contracts, which are sensitive to exchange rate risk. The table summarizes the United States dollar equivalent amounts of each currency bought and sold forward and the weighted average contractual exchange rates. All forward exchange contracts mature within three years.

                                              SETTLEMENT DATE BEFORE DECEMBER 31,
                                      ----------------------------------------------------
                                                      2001                        2002
                                      -------------------------------------   ------------

                                                            AVERAGE
                                        CONTRACT          CONTRACTUAL           CONTRACT
                                         AMOUNT          EXCHANGE RATE           AMOUNT
                                      ------------   ----------------------   ------------
                                      ($ MILLIONS)                            ($ MILLIONS)
DECEMBER 31, 2000
FORWARD CURRENCY CONTRACTS
U.S. Dollars sold for sterling......       73                    $1.56 = L1        55
Japanese Yen sold for sterling......       11               Yen 160.81 = L1         6
Euro sold for sterling..............       22                Euro 1.58 = L1         8
                                          ---                                      --
Total...............................      105                                      69
                                          ---                                      --
Fair Value (1)......................       (2)                                     --

                                                 SETTLEMENT DATE BEFORE DECEMBER 31,
                                      ---------------------------------------------------------
                                               2002                          2003
                                      ----------------------   --------------------------------
                                                                                   AVERAGE
                                             AVERAGE                             CONTRACTUAL
                                           CONTRACTUAL           CONTRACT         EXCHANGE
                                          EXCHANGE RATE           AMOUNT            RATE
                                      ----------------------   ------------   -----------------
                                                               ($ MILLIONS)
DECEMBER 31, 2000
FORWARD CURRENCY CONTRACTS
U.S. Dollars sold for sterling......              $1.50 = L1        25               $1.46 = L1
Japanese Yen sold for sterling......         Yen 144.21 = L1
Euro sold for sterling..............          Euro 1.60 = L1
                                                                    --
Total...............................                                25
                                                                    --
Fair Value (1)......................                                 1

                                                                        SETTLEMENT DATE BEFORE DECEMBER 31,
                                                  -------------------------------------------------------------------------------
                                                                    2000                                     2001
                                                  ----------------------------------------   ------------------------------------
                                                                           AVERAGE                                 AVERAGE
                                                                         CONTRACTUAL           CONTRACT          CONTRACTUAL
                                                  CONTRACT AMOUNT       EXCHANGE RATE           AMOUNT          EXCHANGE RATE
                                                  ---------------   ----------------------   ------------   ---------------------
                                                   ($ MILLIONS)                              ($ MILLIONS)
DECEMBER 31, 1999
FORWARD CURRENCY CONTRACTS
U.S. Dollars sold for sterling..................        54                      $1.59 = L1        20                    $1.59 =L1
Japanese Yen sold for sterling..................        11                 Yen 182.13 = L1         8               Yen 165.99 =L1
Euro sold for sterling..........................        11                  Euro 1.43 = L1         6                Euro 1.47 =L1
                                                        --                                        --
Total...........................................        76                                        34
                                                        --                                        --
Fair Value (1)..................................         1                                        --

------------------------------

(1) Represents the difference between the contract amount and the cash flow in pounds sterling which would have been receivable had the foreign currency forward exchange contracts been entered into on December 31, 2000 and 1999, as appropriate, at the forward exchange rates prevailing at that date.

INTEREST RATE RISK MANAGEMENT

    We are subject to market risk from exposure to changes in interest rates based on our financing and investing activities. Our primary interest rate risk arises from changes in short-term interest rates in both U.S. dollars and pounds sterling.

    Our operations are financed principally by variable rate bank borrowings and the 9% senior subordinated notes due 2009 issued by a subsidiary. Interest rate swaps are used to generate the desired interest rate profile and to manage our exposure to interest rate fluctuations. Our policy is to minimize our exposure to increases in interest rates on our borrowings. Accordingly, the majority of our variable rate borrowings is currently hedged through the use of interest rate swaps to convert the borrowings to reflect a fixed rate of interest.

    As a consequence of our insurance broking activities, there is a delay between the time we receive cash for premiums and claims and the time the cash needs to be paid. We earn interest on this float, which is included in our financial statements as interest income. This float is regulated in terms of access and the instruments in which it may be invested, most of which are short-term in maturity. We manage the interest rate risk arising from this exposure primarily through the use of interest rate swaps. It is our policy that, for currencies with significant balances, a minimum of 25% of forecast income arising is hedged for each of the next three years.

    The table below provides information about our derivative instruments and other financial instruments that are sensitive to changes in interest. For interest rate swaps, the table presents notional principal amounts and average interest rates analyzed by expected maturity dates. Notional principal amounts are used to calculate the contractual payments to be exchanged under the contracts. The duration of interest rate swaps varies between one and five years, with an average re-fixing period of three months. Average variable rates are based on interest rates set at December 31, 2000 or 1999, as appropriate, or, in the case of interest rate swaps not yet started, at the rates prevailing at December 31, 2000 or 1999, as appropriate.

                                                        EXPECTED TO MATURE BEFORE DECEMBER 31,
                                            ---------------------------------------------------------------
                                                                                                    THERE-                 FAIR
                                              2001       2002       2003       2004       2005      AFTER      TOTAL     VALUE(1)
                                            --------   --------   --------   --------   --------   --------   --------   --------
                                                                 (AMOUNTS IN $ MILLION, EXCEPT PERCENTAGES)
DECEMBER 31, 2000
SHORT-TERM INVESTMENTS
Principal ($).............................                                       11          7          4         22        22
Fixed rate receivable.....................                                     6.07%      6.21%      5.62%      6.03%
Principal (L).............................                             2          6          9                    17        18
Fixed rate receivable.....................                          6.30%      6.35%      6.75%      6.55%

FIDUCIARY INVESTMENTS
Principal ($).............................     260                                                               260       260
Fixed rate receivable.....................    6.86%                                                             6.86%
Principal (L).............................      38                                                                38        38
Fixed rate receivable.....................    6.51%                                                             6.51%
Principal (Euro)..........................      42          6                                                     48        48
Fixed rate receivable.....................    4.53%      4.50%                                                  4.53%

REDEEMABLE PREFERENCE SHARES
Principal ($).............................                                                            272        272       260
Fixed rate receivable.....................                                                           8.50%      8.50%

LONG-TERM DEBT
Principal ($).............................                                                            550        550       492
Fixed rate payable........................                                                            9.0%       9.0%
Principal ($).............................                                       11         94        302        407       407
Variable rate payable.....................                                     8.20%      8.28%      8.30%      8.29%

INTEREST RATE SWAPS
Principal ($).............................     262        336        158         60                              816         3
Fixed rate receivable.....................    5.96%      6.02%      7.07%      6.83%                            6.26%
Variable rate payable.....................    5.81%      5.66%      6.06%      6.12%                            5.82%
Principal ($).............................                                                            385        385         8
Fixed rate payable........................                                                           5.10%      5.10%
Variable rate receivable..................                                                           6.22%      6.22%
Principal (L).............................     105         95         56         42                              298         3
Fixed rate receivable.....................    6.20%      6.59%      7.11%      6.63%                            6.55%
Variable rate payable.....................    5.67%      5.66%      6.01%      6.07%                            5.79%
Principal (Euro)..........................      12         24          7         17                               60        --
Fixed rate receivable.....................    3.96%      4.05%      5.27%      5.27%                            4.52%
Variable rate payable.....................    4.64%      4.55%      4.97%      5.25%                            4.82%
Principal (Japanese Yen)..................       7                                                                 7        --
Fixed rate receivable.....................    1.70%                                                             1.70%
Variable rate payable.....................    0.47%                                                             0.47%

------------------------------

(1) Represents the net present value of the expected cash flows discounted at current market rates of interest.

                                                        EXPECTED TO MATURE BEFORE DECEMBER 31,
                                            ---------------------------------------------------------------
                                                                                                    THERE-                 FAIR
                                              2000       2001       2002       2003       2004      AFTER      TOTAL     VALUE(1)
                                            --------   --------   --------   --------   --------   --------   --------   --------
                                                                 (AMOUNTS IN $ MILLION, EXCEPT PERCENTAGES)
DECEMBER 31, 1999
SHORT-TERM INVESTMENTS
Principal ($).............................                             1         11          6                    18        18
Fixed rate receivable.....................                          7.16%      5.93%      6.58%                 6.22%
Principal (L).............................                             9          7                               16        16
Fixed rate receivable.....................                          7.21%      6.52%                            6.92%

FIDUCIARY INVESTMENTS
Principal ($).............................     251                                                               251       251
Fixed rate receivable.....................    5.33%                                                             5.33%
Principal (L).............................      73                                                                73        73
Fixed rate receivable.....................    5.44%                                                             5.44%
Principal (Euro)..........................      20                                                                20        20
Fixed rate receivable.....................    2.85%                                                             2.85%
REDEEMABLE PREFERENCE SHARES
Principal ($).............................                                                            269        269       239
Fixed rate receivable.....................                                                           8.50%      8.50%
LONG-TERM DEBT
Principal ($).............................                                                            550        550       458
Fixed rate payable........................                                                            9.0%       9.0%
Principal ($).............................                  2         10         13         15        399        439       439
Variable rate payable.....................               8.10%      8.25%      8.22%      8.20%      8.47%      8.43%
INTEREST RATE SWAPS
Principal ($).............................     160        202        307         44                              713        (8)
Fixed rate receivable.....................    6.46%      5.44%      5.98%      6.62%                            5.97%
Variable rate payable.....................    6.51%      6.81%      6.92%      6.98%                            6.80%
Principal ($).............................                                                            425        425        26
Fixed rate payable........................                                                           5.10%      5.10%
Variable rate receivable..................                                                           7.12%      7.12%
Principal (L).............................      73        113        102         23                              311        (1)
Fixed rate receivable.....................    7.19%      6.30%      6.52%      7.21%                            6.65%
Variable rate payable.....................    6.71%      6.94%      7.03%      6.97%                            6.92%
Principal (Euro)..........................      10         13         26                                          49        --
Fixed rate receivable.....................    4.65%      4.38%      3.97%                                       4.22%
Variable rate payable.....................    3.93%      4.46%      4.77%                                       4.52%
Principal (Euro)..........................       5                                                                 5        --
Fixed rate payable........................    4.61%                                                             4.61%
Variable rate receivable..................    3.85%                                                             3.85%
Principal (Japanese Yen)..................                  7                                                      7        --
Fixed rate receivable.....................               1.70%                                                  1.70%
Variable rate payable.....................               0.47%                                                  0.47%

------------------------------

(1) Represents the net present value of the expected cash flows discounted at current market rates of interest.

                 SUPPLEMENTAL CONSTANT CURRENCY FINANCIAL DATA

    THIS PRESENTATION AND ANALYSIS IS INTENDED TO DEMONSTRATE THE IMPACT OF EXCHANGE RATES ON DESIGNATED FINANCIAL LINE ITEMS ON A HISTORICAL BASIS TO PROVIDE INVESTORS WITH SUPPLEMENTAL DATA WITH WHICH TO ASSESS MANAGEMENT'S PERFORMANCE. THIS PRESENTATION AND ANALYSIS IS INTENDED TO SUPPLEMENT THE PRESENTATION AND ANALYSIS OF OUR ACTUAL HISTORICAL RESULTS SET FORTH ELSEWHERE IN THIS PROSPECTUS. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." OUR BUSINESS AND OUR ABILITY TO GENERATE CASH FLOW SUFFICIENT TO MEET OUR FIXED CHARGE OBLIGATIONS WILL CONTINUE TO BE AFFECTED BY MOVEMENTS IN EXCHANGE RATES WHICH HAVE BEEN ELIMINATED IN THE PRESENTATION AND ANALYSIS OF TOTAL REVENUES AND OPERATING INCOME ON A CONSTANT CURRENCY BASIS.

    We and our associates transact business with approximately 50,000 clients in more than 160 countries and in over 100 currencies. We report our operating results in United States dollars. The following table details the breakdown of revenues and expenses by currency in 2000.

                                       POUNDS STERLING   U.S. DOLLARS   OTHER CURRENCIES
                                       ---------------   ------------   ----------------
Percentage of Revenues...............        20%              60%              20%
Percentage of Expenses...............        40%              45%              15%

    40% of the Willis Group's expenses are in pounds sterling while only 20% of its revenues are in pounds sterling. This is due to a large part of the business based in London being transacted in dollars. Therefore, as the pound sterling strengthens, the dollars required to be translated into pounds sterling to cover net sterling expenses increase, and our results are negatively impacted. Because the largest proportion of our revenues and cash flow is in United States dollars, Willis North America's senior credit facilities and 9% senior subordinated notes are both denominated in dollars.

    We transact business in over 100 currencies. Our results, including operating revenues and operating income, are reported in dollars. There are two methods of translating the results into dollars:

    - AVERAGE RATE METHOD: The profit and loss account of the subsidiary or associate is translated into dollars using the average rates of exchange for the relevant period. This method is used where the company is a subsidiary or associate preparing its accounts in currency other than dollars.

    - ACHIEVED RATE METHOD: A subsidiary or associate which prepares accounts in dollars and trades in a currency other than dollars will translate foreign currency transactions at the achieved rate. For example, if a business generates revenue in a currency other than dollars the achieved rate used is either the rate the funds where sold into dollars after being received or if still in foreign currency at the period end then the closing rate. The achieved rate for the period is the weighted average of rates used to translate funds and the period closing rate weighted by the value of the transactions.

    The average rates of exchange and the achieved rates of exchange for five of the major currencies for 1996 to 2000 are shown in note (a) to the table below. We use constant exchange rates for internal budgeting and reporting purposes. These are also shown in note (a).

    To prepare the results at constant exchange rates rather than actual exchange rates the same methodology is used in all material respects for deriving the reported results, except that the constant exchange rates are used. The profit and loss accounts of the subsidiaries that prepare accounts in currencies other than dollars are translated into dollars using the constant average rates. Foreign currency transactions by companies reporting in dollars are translated at the constant achieved rate of exchange.

    Although we cannot assure you that, if the exchange rates used in this analysis had actually prevailed over all the periods presented, the results would have been comparable to those presented, we believe that the trends indicated would have been comparable. We believe that the constant currency analysis by itself allows for a comparison that excludes the impact of exchange rates over all the periods presented and provides investors supplemental data with which to assess our operating results since 1996 on a more comparable basis.

                                YEAR ENDED         JANUARY 1-    SEPTEMBER 2-         YEAR ENDED             THREE MONTHS ENDED
                               DECEMBER 31,       SEPTEMBER 1,   DECEMBER 31,        DECEMBER 31,                 MARCH 31,
                            -------------------   ------------   ------------   ----------------------      ---------------------
                              1996       1997         1998           1998         1999          2000          2000        2001
                            --------   --------   ------------   ------------   --------      --------      ---------   ---------
                                                        ($ IN MILLIONS)
Reported total revenues...   $1,133     $1,134        $772           $413        $1,244        $1,305         $ 352       $ 375
Adjustments to constant
  exchange rates..........       13          3          11              6            39            82            15          35
                             ------     ------        ----           ----        ------        ------         -----       -----
Total revenues--constant
  currency................   $1,146     $1,137        $783           $419        $1,283        $1,387         $ 367       $ 410
Reported operating income
  (loss)..................      115        107          16             12            (8)          154            63          89
Reported operating income
  (loss) margin...........     10.1%       9.4%        2.1%           2.9%         (0.6)%        11.8%         17.9%       23.7%
Adjustments to constant
  exchange rates..........   $   (9)    $   (2)       $  1           $ --        $    9        $    8         $   5       $   8
Operating income (loss)--
  constant currency.......   $  106     $  105        $ 17           $ 12        $    1        $  162         $  68       $  97
Operating income (loss)
  margin--constant
  currency................      9.2%       9.2%        2.2%           2.9%          0.1%         11.7%         18.5%       23.7%

------------------------

(a) The average rates of exchange and achieved rates of exchange for the five major currencies are shown in the following table. The constant exchange rates used in the constant currency analysis are also shown below:

                                                                                        THREE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                        MARCH 31,
                               ----------------------------------------------------   ----------------------
                                 1996       1997       1998       1999       2000       2000          2001     CONSTANT RATES
                               --------   --------   --------   --------   --------   --------      --------   --------------
                                           (DENOMINATED PER US DOLLAR)
        AVERAGE RATES:
        Deutschemark.........      1.51       1.73       1.75       1.83       2.11       1.98          2.12          1.70
        French Franc.........      5.12       5.83       5.89       6.14       7.08       6.64          7.11          5.69
        Italian Lire.........  1,544.00   1,700.66   1,732.36   1,813.56   2,090.39   1,960.27      2,097.98      1,689.05
        Japanese Yen.........    108.99     120.96     130.45     113.51     107.76     107.03        118.16        118.29
        Pounds Sterling......      0.64       0.61       0.60       0.62       0.66       0.62          0.69          0.60
        ACHIEVED RATES:
        Deutschemark.........      1.58       1.43       1.64       1.92       2.05       1.67          2.18          1.66
        French Franc.........      5.19       5.27       5.61       6.45       6.86       6.86          7.32          5.53
        Italian Lire.........  1,606.62   1,713.82   1,742.90   1,903.95   2,027.74   2,025.51      2,159.96      1,724.49
        Japanese Yen.........    106.38     106.69     119.82     112.30     113.83     110.89        116.49        115.31
        Pounds Sterling......      0.65       0.63       0.63       0.61       0.66       0.63          0.69          0.63

   With effect from January 1, 1999, the exchange rate between the euro and the legacy currencies of the countries participating in the first wave of the European Monetary Union, including the Deutschemark, French Franc and Italian Lire, became irrevocably fixed. Exchange rates for periods after 1998 are based upon the rates of exchange for the euro and these fixed rates.

(b) Reported operating income (loss) margin is defined as reported operating income (loss) divided by reported total revenues.

(c) Operating income (loss) margin--constant currency is defined as operating income (loss)--constant currency divided by total revenues--constant currency.

    As detailed above, total revenues--constant currency have grown from $1,146 million in 1996 to $1,387 million in 2000, a 4.9% annual growth rate since 1996, in an environment of declining primary insurance and reinsurance premium rates, which compares to a 3.6% annual growth rate for total revenues from continuing operations on a reported basis. Operating income
(loss)--constant currency has grown from $106 million in 1996 to $162 million in 2000, a 11.2% annual growth rate, which compares to a 7.7% annual growth rate for operating income (loss) on a reported basis. We have improved our operating income (loss) margin--constant currency by 250 basis points from 9.2% in 1996 to 11.7% in 2000, which compares to 170 basis points, from 10.1% in 1996 to 11.8% in 2000, for operating income (loss) margin on a reported basis.

    Total revenues--constant currency have grown to $410 million in the first quarter of 2001, a 10% increase over the first quarter of 2000, which compares to a 7% increase in total revenues on a reported basis. Operating income--constant currency has increased to $97 million for the first quarter of 2001, a 43% increase over the first quarter of 2000. Operating income margin--constant currency has increased to 23.7% in the first quarter of 2001 compared to 18.5% for the first quarter of 2000, an increase of 520 basis points. The reported operating income margin improved by 580 basis points to 23.7% over the same period.

                                    BUSINESS

    IN THIS PROSPECTUS, "WE," "US" OR "OUR" REFERS TO WILLIS GROUP HOLDINGS LIMITED AND ITS CONSOLIDATED SUBSIDIARIES, EXCLUDING ITS ASSOCIATES, AFTER GIVING EFFECT TO THE TRANSACTIONS DESCRIBED UNDER "REDOMICILIATION IN BERMUDA." ASSOCIATES ARE ENTITIES IN WHICH WE MAINTAIN AN OWNERSHIP INTEREST OF AT LEAST 20% BUT NO MORE THAN 50%, AND HAVE THE ABILITY TO EXERCISE SIGNIFICANT INFLUENCE.

    UNLESS OTHERWISE SPECIFICALLY INDICATED, ALL MARKET INFORMATION OR OTHER STATEMENTS PRESENTED IN THIS PROSPECTUS REGARDING OUR POSITION RELATIVE TO OUR COMPETITION ARE BASED UPON STATISTICAL DATA OR INFORMATION, INCLUDING BROKERAGE REVENUES, PUBLISHED IN BUSINESS INSURANCE (JULY 17, 2000). FOR PURPOSES OF THE BUSINESS INSURANCE RANKINGS, BROKERAGE REVENUES ARE DEFINED AS GROSS REVENUES GENERATED BY INSURANCE BROKERAGE, CONSULTING AND RELATED SERVICES.

GENERAL

    We are the third largest insurance broker in the world. We provide a broad range of value-added risk management consulting and employee benefits and insurance brokering services to approximately 50,000 clients worldwide. We trace our history to 1828, and we have significant market positions in the United States, the United Kingdom and, directly and through our associates, many other countries. We are one of three recognized leaders in providing specialized risk management advisory and other services on a global basis to clients in various industries, with particular expertise in the construction, aerospace, marine and energy industries. In our capacity as an advisor and insurance broker, we act as an intermediary between our clients and insurance carriers by:

    - advising our clients on their risk management requirements, many of which are highly complex;

    - helping clients determine the best means of managing their risks; and

    - negotiating and placing insurance risks with insurance carriers through our global distribution network.

    We assist clients in the assessment of their risks, advise on the best ways of transferring suitable risk to the global insurance and reinsurance markets, and then execute the transactions at the most appropriate available price for our client. Our global distribution network enables us to place the risk in the most appropriate insurance or reinsurance market worldwide. We also offer clients a broad range of services to help them to identify and control their risks. These services range from strategic risk consulting (including providing actuarial analyses) to a variety of due diligence services to the provision of practical on-site risk control services (such as health and safety or property loss control consulting). We also assist clients in planning how to manage incidents or crises when they occur. These services include contingency planning, security audits and product tampering plans. We do not underwrite insurance risks for our own account.

    We and our associates serve a diverse base of clients located in more than 160 countries. Those clients include major multinational and middle-market companies in a variety of industries, as well as public institutions. Many of our client relationships span decades. With approximately 13,000 employees around the world and a network of over 300 offices in 74 countries, in each case including our associates, we believe we are one of only three insurance brokers in the world possessing the global operating presence, broad product expertise and extensive distribution network necessary to meet effectively the global risk management needs of many of our clients. For the twelve months ended
December 31, 2000, our revenues were $1.3 billion.

THE 1998 ACQUISITION

    Through a series of transactions in late 1998, Trinity Acquisition Limited, an entity formed by KKR for purposes of effecting the acquisition, acquired our predecessor in a going private transaction. Trinity Acquisition financed the acquisition with common and preferred equity investments, senior subordinated debt financing and borrowings under a senior credit agreement. In addition to common equity invested by the KKR 1996 Fund (Overseas), Limited Partnership, equity financing for the acquisition came from six major insurance companies, Axa Insurance, Royal & SunAlliance Insurance Group, The Chubb Corporation, The Hartford Financial Services Group, Inc., Travelers Property Casualty Corp. and The Tokio Marine and Fire Insurance Co., Limited, which invested in the preferred equity of one of our subsidiaries and, to a lesser extent, in our common equity. We have operated as a private company since the 1998 acquisition.

DEVELOPMENTS SINCE THE 1998 ACQUISITION

    Since completion of the acquisition of our predecessor in late 1998, we have made several changes to our management and operations. We have:

    - named Joseph Plumeri, formerly of Citigroup, serving most recently as Chairman of Citibank North America's retail operations and Chairman and Chief Executive of Citigroup's Primerica Financial Services, as Executive Chairman and Chief Executive Officer of Willis Group in October 2000. Since arriving, Mr. Plumeri has reinvigorated our culture and our approach to sales and marketing;

    - reorganized management responsibilities and reporting structures in our operations globally; Richard Bucknall, Chief Operating Officer, now has responsibility for our United Kingdom-based operations and International to promote close interaction of these units in servicing their clients;

    - significantly added to the management and senior production talent within the organization by adding over 150 new managers and producers world-wide;

    - implemented Business Process Re-Design in our North American operations, a comprehensive restructuring program to segment our accounts, eliminate unprofitable accounts and activities, consolidate several sales process functions, and streamline and centralize client service functions, such as claims handling, policy issuance and the issuance of insurance certificates. This has resulted in an increase in the time brokers have for needs analysis and product design with clients and a reduction of 275 employees;

    - implemented Shared Services Transformation, a comprehensive program designed to reduce duplication globally in finance, information technology and human resource management, resulting in a reduction in headcount, a streamlining of internal processes, and a movement of several back-office operations offshore;

    - expanded our service company in Mumbai, India, which provides high quality cost-efficient support. There are now approximately 300 positions in Mumbai;

    - stressed the development and selling of employee benefits solutions and risk management consulting capabilities to new and existing clients and more aggressively targeted clients with global risk management needs;

    - designed and implemented new business monitoring tools to more rigorously monitor our global operations on a pro-active basis;

    - increased interaction between our retail network and our Global Specialty businesses;

    - shut down, sold or begun the process of selling numerous non-core operations such as small commercial books of business; and

    - continued to invest in our International operations, particularly in Europe and Latin America, to fill the few strategic gaps remaining in our global network.

    In addition, we have developed initiatives focused on maximizing the talent and expertise of our brokers and consultants. Accordingly, we:

    - developed improved techniques for recruitment and assessment;

    - instituted a new incentive structure for brokers in the United States;

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    - implemented a new and more frequent appraisal process, including peer review;

    - invested in technology to enhance communication among employees; and

    - formed practice groups to share knowledge and provide electronic access to risk analysis tools for certain specific industry or product areas.

    Each of our business units has developed action plans setting out the implementation of the above initiatives. Senior management and our board of directors continually review the performance against these action plans.

    Over the past several months, we have implemented a series of actions intended to permit us to more effectively function as one global operation, including creating new roles for the global management of sales and marketing and expenses and procurement. Since joining us in October 2000, Mr. Plumeri has recruited Mario Vitale and appointed him as Global Head of Sales and Marketing. This is a new position in our company and we believe that there is significant scope for improving our practices in prospecting, selling and cross-selling. We will develop strategies by business unit and geographical area to ensure that all parts of the group work together effectively. Mr. Vitale will also be responsible for improving training in critical areas such as presentation skills and fee negotiation and for overseeing our e-business initiatives.

    Mr. Plumeri also appointed Frederick Arnold to the position of Chief Administrative Officer of the Willis Group in December 2000. Mr. Arnold is responsible for global procurement, real estate and administration policies. He is also responsible for eliminating duplication and improving efficiency across the group. We believe that we can bring significant improvement and lower expense in many areas by the application of consistent high quality practices globally.

INDUSTRY OVERVIEW

    Insurance brokers, such as ourselves, provide essential services to users of insurance and reinsurance products. Those users include corporations, public institutions and insurance carriers. Brokers distribute insurance products and provide highly specialized, and often highly technical, value-added risk management consulting services. Through its knowledge of the insurance market and risk management techniques, the broker provides value to its clients and the insurance carriers with whom the broker deals by:

                                VALUE TO CLIENTS

    - assisting clients in their analysis of risk;

    - helping clients formulate appropriate strategies to manage those risks;

    - negotiating insurance policy terms and conditions;

    - placing risks to be insured with insurance carriers through the broker's distribution network obtaining better coverage and terms than the client could achieve on its own through the use of market knowledge and creativity; and

    - providing specialized self-insurance consulting and other risk management consulting services.

                             VALUE TO INSURANCE CARRIERS

    - assessing a potential insurance user's risk management needs, structuring an appropriate insurance program to meet those needs and placing risks to be insured with an insurance carrier;

    - acting as a principal distribution channel for insurance products; and

    - providing access to insurance buyers that most insurance carriers are not equipped to reach on their own.

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    There are three main subsectors of the brokerage industry although there are many interdependencies amongst them:

    - retail brokering, which involves business and services transacted between brokers and commercial or individual customers;

    - wholesale brokering, which involves business and services transacted between two brokers, or agents, when one broker uses the services or products of another broker; and

    - reinsurance brokering, which involves placing reinsurance coverage for primary insurance and reinsurance carriers.

    According to BUSINESS INSURANCE, the 194 largest commercial insurance brokers globally reported brokerage revenues totaling $19.1 billion in 1999. The insurance brokerage industry, having recently gone through a period of rapid consolidation, is led by its three global participants: Marsh & McLennan Companies, Inc., with approximately 32% of the worldwide market referred to above; Aon Corporation, with approximately 25% of the worldwide market; and us, with approximately 7% of the worldwide market. The industry is highly fragmented beyond these three brokers with the next largest broker having approximately 3% of the worldwide market.

    In addition to consolidation, another trend in the industry is the increasing diversification of products and services offered by major insurance brokerage companies. In recent years, the largest brokers have added a variety of new products and services in order to meet the increasingly complex risk management needs of their clients. This diversification is in response to:

    - clients' increasing focus on the complex risks faced in the operation of their increasingly global businesses; and

    - clients' desire to retain more of the risks themselves.

    As a result, the complexity of the risks managed has increased, while the proportion insured by traditional underwriters has decreased. This has led to an increased need for, and the development by brokerage firms of the capability to provide services, in addition to their traditional roles as intermediaries, that deliver expert solutions to clients with complex risk problems. As a response to this trend, we have in some cases augmented our offerings with limited recruitment and specialized training and, where appropriate, formed new teams by bringing together existing expertise from various parts of the Willis Group.

COMPETITIVE STRENGTHS

    We benefit from and intend to capitalize on:

    STRONG FRANCHISE WITH SIGNIFICANT MARKET POSITIONS. We are the third largest insurance broker in the world and have significant market positions in the United States, the United Kingdom and, directly and through our associates, in many other countries. We are one of three recognized leaders in providing specialized risk management advisory and other services on a global basis to clients in a variety of industries. For example, we have particular expertise in providing risk management services to the aerospace and marine industries. We are also the largest marine and aviation reinsurance broker serving Japan. We are also a prominent insurance broker to the construction industry. Our strong global franchise and significant market positions:

    - provide an extensive platform for selling new and existing products and services to our existing clients;

    - allow us to meet better the risk management needs of our existing clients and help attract new clients;

    - create economies of scale and other efficiencies; and

    - attract talented professionals.

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    STRONG GLOBAL PRESENCE.  We have the skills and insurance brokering distribution capabilities necessary to effectively meet the global risk management needs of large multinational and middle-market clients. We have approximately 13,000 employees around the world and a network of over 300 offices in 74 countries, in each case including associates. This strong global franchise enables us and our associates to serve over 50,000 clients located in more than 160 countries worldwide. We estimate that, together with our associates, we enjoy significant market positions in the United Kingdom, the United States, France, Germany, Italy, Spain, Norway, Denmark and certain Latin American countries, including Colombia, Chile and Venezuela. In 2000, we placed insurance with approximately 4,000 insurance carriers, none of which individually accounted for more than 8% of the total premiums placed by us on behalf of our clients. Our worldwide franchise enables us to provide high quality services on a local basis with the resources of a global firm. We believe we are one of only three insurance brokers in the world with the global operating presence necessary to meet the risk management needs of global clients.

    EXTENSIVE AND DIVERSE CLIENT BASE. Our clients operate in many businesses and industries throughout the world and generally range in size from major multinational corporations to middle market companies. Many of our client relationships span decades, such as our relationship with The Tokio Marine and Fire Insurance Co., Limited, the largest non-life insurance company in Japan, which dates back over 100 years. In the United States, we serve approximately 10% of the Fortune 1000 companies, with an average relationship of more than 10 years. In the United Kingdom, we serve over 30% of the U.K. FTSE 100 companies. Our largest client accounted for less than 2% of our total revenues in 2000, and our 80 largest clients accounted for less than 12% of those revenues. This diversified client base provides a relatively stable source of revenue and also offers significant additional revenue opportunities to provide these clients with additional products and services and cross-sell existing products and services across our many areas of expertise.

    BROAD ARRAY OF CLIENT-ORIENTED SERVICES AND PRODUCTS. In order to serve our extensive client base, we offer a broad range of services and products designed to address our clients' specific risk management needs. With our specialized product and industry teams around the world, we help our clients assess the risks they encounter in their operations worldwide, from employee benefits and healthcare to the specialized risks of the aerospace industry. If the client desires to insure against these risks, we negotiate policy terms and place the appropriate insurance coverage with insurance underwriters using our significant placing power. We also advise clients on appropriate levels of self insurance and help establish and manage captive insurance companies. As a result of our ability to meet our clients' risk management needs, management believes that we enjoy a reputation for exceptional client service throughout our product offerings. In independent surveys for 1998 and 1999 covering United States insurance brokers, our North American operations received higher customer satisfaction and performance ratings than our two main global competitors, Marsh & McLennan and Aon.

    EXPERIENCED AND INCENTIVIZED MANAGEMENT. Our Executive Chairman and Chief Executive Officer, Joseph Plumeri, joined Willis Group in October 2000.
Mr. Plumeri has 32 years of experience with Citigroup and its predecessor companies, most recently serving as Chairman of Citibank North America's retail operations and Chairman and Chief Executive Officer of Citigroup's Primerica Financial Services. In his tenure at Willis, Mr. Plumeri has already instituted significant strategic and operating changes, positioning us for future growth. Mr. Plumeri joins a highly experienced team. Our top 8 executives average
24 years of experience in the insurance brokerage and insurance industries and an average of 12 years of experience with us. To date, 366 employees have invested directly in our equity. The investment by these employees, together with the options granted to them at the time of investment, is expected to represent approximately 26% of our share capital on a fully diluted basis before giving effect to this offering. This broad distribution of equity throughout the organization should help us to retain and attract high quality managers, brokers, and consultants. We believe this offering should allow us to further expand the employee ownership in our company.

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    STRONG SPONSORSHIP.  Kohlberg Kravis Roberts & Co. L.P. is a leading investment firm with significant investment experience in the insurance industry. In addition to the KKR 1996 Fund (Overseas), Limited Partnership, six major insurance companies, Axa Insurance, Royal & SunAlliance Insurance Group, The Chubb Corporation, The Hartford Financial Services Group, Inc., Travelers Property Casualty Corp. and The Tokio Marine and Fire Insurance Co., Limited, collectively invested in the preference shares of one of our subsidiaries and, to a lesser extent in our common equity. Although the net proceeds from this offering may be used to redeem all or a portion of the preference shares, we believe that these investments by the insurance companies highlight:

    - the importance of the role played by the global insurance broker to the insurance industry generally;

    - the importance to carriers of our company remaining independent; and

    - that we needed time to implement our improvement initiatives in order to secure our future as an independent force.

BUSINESS STRATEGY

    Our strategic objectives are to continue to grow revenues, cash flow, and earnings and to enhance our position as the third largest global provider of risk management services. We will build on our areas of strength and eliminate areas in which we do not see the opportunities for strong profitable growth. The key elements of this strategy are to:

    CAPITALIZE ON STRONG GLOBAL FRANCHISE. As one of only three insurance brokers providing risk management services on a global basis, we believe we are well positioned to take advantage of the increased demand for global risk management expertise. We intend to capitalize on our strong global franchise by:

    - cross-selling both existing and new products and services to our existing clients;

    - targeting new clients in need of our global reach and specialized expertise and knowledge and building in particular areas of strength such as aerospace, marine, construction, reinsurance, financial risks and employee benefits; and

    - continuing to make strategic acquisitions and investments to further strengthen our global platform.

    We also seek to work more closely with selected insurance carriers to develop new products and services for our clients. While these initiatives continue to be developed and implemented, we have begun to see improvements.

    EMPHASIZE VALUE-ADDED SERVICES. We seek to offer value-added, fee-based risk management services, such as risk management consulting advice, including captive insurance company management, loss control techniques and self-insurance consulting, employee benefits consulting, claims administration and alternative risk transfer methods to complement our existing insurance brokerage business. These fee-based services have increased as a percentage of our total revenues and, unlike typical insurance brokerage commissions, are not directly tied to insurance premium rates. For fiscal 2000, we estimate that the percentage of our total revenues from fees, including from insurance placements and consulting and other services, had risen to approximately 30%. We believe that by emphasizing these value-added risk management consulting services we can:

    - increase the quality and scope of services we offer to our clients worldwide;

    - reduce our exposure to declines in insurance premium rates; and

    - continue to enhance revenue growth and operating profit margins despite historical trends toward decreasing insurance premiums and brokerage commissions.

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    FOCUS ON EXPANDING AND CROSS-SELLING OUR EMPLOYEE BENEFITS CAPABILITIES.  We
intend to grow our employee benefits capabilities and revenues. Together with our associates, we currently have a global annual employee benefits revenue in excess of $150 million of which approximately two-thirds is in North America where we are a prominent provider of solutions for middle market clients. More than 5.6 million of our clients' employees are covered by plans we have sold. We have established a strong presence in North America and selected European countries and an emerging position in Latin America.

    The market for employee benefits is rapidly growing for a number of reasons. First, the increasing proportion of older people in most mature economies is leading governments to turn from state benefits to the private sector for benefits and pensions. Second, the companies for similar reasons are seeking to shift the burden of their employees' benefits from their own balance sheets to external providers. Third, the cost of welfare is increasing in most countries.

    We intend to significantly grow our employee benefits capabilities in this favorable environment. We are establishing a coordinated global strategy for employee benefits to:

    - cross-sell employee benefits offerings to our existing insurance brokerage clients; and

    - develop other products and services, such as payroll, asset management and other employee related services and sell these to our existing, extensive client base.

    INCREASE OPERATING EFFICIENCIES. In addition to our revenue growth and improved client service initiatives, we are implementing a number of cost reduction measures designed to streamline work processes to increase efficiency while improving client service. Thus far, these initiatives have reduced our workforce by over 1,400 employees since 1995, or more than 13%. We have changed the reporting structure of the organization since the transaction in 1998 and reorganized all our major operations. Other on-going initiatives include:

    - intensifying efforts to develop existing and new accounts;

    - increasing cross-selling of both existing and new products and services to our existing clients;

    - increasing the proportion of insurance transactions handled electronically;

    - reducing real estate, travel, entertainment and other operating expenses;

    - further streamlining back-office functions and consolidating offices; and

    - reducing purchasing costs by implementing vendor programs.

    Additionally, we are increasingly selective in the number of insurance carriers with which we do business in order to create direct economic benefits for clients, carriers and us. We are streamlining administrative processes and working closely with certain insurance carriers to generate new product and service ideas. We believe that there are further benefits to come from our cost reduction and efficiency measures and that there is scope for further improvement in margins.

    IMPLEMENT GLOBAL BEST PRACTICES AND CREATE A SINGLE COMPANY CULTURE. Our management team, led by Mr. Plumeri, believes we can be better positioned for continued profitable expansion through the implementation of global best practices and the creation of a single company culture. The key elements of this strategy will be:

    - a group wide approach to training, risk analysis, product design, selling, information technology management, procurement and real estate, which will improve delivery quality while reducing duplication and cost;

    - increased employee stock ownership, thus further aligning the goals of staff and shareholders;

    - improved communications from top management to staff at all levels; and

    - investment in key areas will generally be funded by the elimination of unnecessary expenditure.

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    PURSUE STRATEGIC ACQUISITIONS AND INVESTMENTS.  We intend to strengthen our global franchise through selective acquisitions and strategic investments. We believe that the consolidation in the brokerage and risk management consulting industry, coupled with the importance of a global presence, will provide us with opportunities to acquire smaller brokers, consultants and related businesses that have a strong regional or local market position or possess specialized product expertise which complements our existing products. In addition to acquiring controlling interests, we have also expanded internationally through strategic minority investments in, and developing a close working relationship with, other brokers. In connection with these investments, we assume an active role in management and generally retain the right to obtain ownership interests in excess of 50% over time. These and future strategic investments should significantly enhance our global presence and enable us to better leverage our global operations. We believe that we can improve the profitability of acquired companies and strategic investments through economies of scale. We believe that the offering should position us to more effectively capitalize on strategic acquisitions and investment opportunities.

OUR BUSINESS

    Insurance is a global business, and its participants are affected by global trends in capacity and pricing. Accordingly, we operate as a single global business. We organize our business into three main areas:

    - North American operations;

    - Global Business; and

    - International.

NORTH AMERICAN OPERATIONS

    Our North American operations provide risk management, insurance brokerage and related services to a wide variety of clients in the United States and Canada. Headquartered in Nashville, Tennessee, our North American operations operate through a network of more than 100 offices located in 37 states in the United States and six offices in Canada. Certain parts of our Global Business also have operations in the United States.

    Our North American operations' clients include principally middle-market and, to a lesser extent, major multinational companies to which we provide a full range of property and casualty products and services. In addition, we supply specialist consulting and brokerage services, including:

    - construction;

    - employee benefits;

    - healthcare; and

    - advanced risk management services.

    The construction division specializes in providing risk management, insurance and surety bonding services to the construction industry. This division provides services to approximately 20% of the Engineering New Record Top 400 contractors (a listing of the largest 400 North American contractors based on revenue). The employee benefits division helps clients with the design and implementation of benefits and compensation plans. Healthcare provides insurance and consulting services to local healthcare professionals. Our North American advanced risk management services division provides actuarial consulting, captive management services and a wide range of other risk consulting activities to large clients.

    In addition to these divisions, we provide specialist expertise to clients and insurance underwriters through other practices operating through expert staff located throughout the North American network. These practices include environmental risk, financial and executive risk and marine risk. During 2000,

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centers of excellence in claims and certification of insurance were opened in
Nashville, Tennessee and in Phoenix, Arizona. These centers provide fast, focused and tailored services to Willis clients.

    We also have a small wholesale unit that provides specialist advice and market expertise in property, casualty, professional and excess and surplus lines insurance placements in a variety of industries, including manufacturing, hospitality, real estate/habitational, transportation, construction, technology, entertainment and social services. The public entity and municipal program business of Public Entities National Company (Penco), which provides access to specialized coverage for governmental entities, schools and other municipality and public entities, was sold in January 2001. We will continue to focus on Penco's pooling and association program business.

GLOBAL BUSINESS

    Our Global Business provides specialist brokerage and consulting services to clients throughout the world for the risks of specific industrial and commercial activities. In these operations, we have extensive specialized experience handling diverse lines of coverage, including complex insurance programs, and acting as an intermediary between retail brokers and insurers. We increasingly provide consulting services on risk management with the objective of assisting clients to reduce the overall cost of risk. Our Global Business serves clients in more than 160 countries, primarily from United Kingdom offices, although we also serve clients from offices in the United States and Asia.

    Our Global Business is diversified from a geographical perspective. The unit's 2000 revenues were generated in the following geographical regions: 27% in the United Kingdom; 22% in North America and the Caribbean; 23% in continental Europe; 14% in Japan and the Far East; 6% in South America; 5% in the Middle East; and 3% in the rest of the world. In addition, this unit is diversified from a client perspective, with no client accounting for more than 2% of its revenues in 2000.

    We have strong global positions in the following areas:

    - aerospace;

    - marine;

    - construction;

    - niche products; and

    - reinsurance.

    We have particular expertise in the provision of insurance brokerage and risk management services to clients in the aerospace industry, including aircraft manufacturers, air cargo handlers and shippers, airport managers and other general aviation companies. Advisory services provided by Aerospace include claims recovery and collections, contract and leasing risk management, safety services and markets information. Aerospace is prominent in supplying the space industry through providing insurance and risk management services to over 60 companies. Aerospace is also a prominent reinsurance broker of aerospace risks. Aerospace's clients are spread throughout the world and include 250 airlines and more than 35% of the world's leading non-American airports by passenger movement. Other clients include those introduced from other intermediaries as well as insurers seeking reinsurance.

    We provide marine insurance brokerage services, including hull, cargo and general marine liabilities. Marine's clients include direct buyers, other insurance intermediaries and insurance and reinsurance companies. Marine insurance brokerage is our oldest line of business. Other services of Marine include claims collection and recoveries.

    The Construction practice provides risk management advice and places insurance coverage for a wide range of United Kingdom and international construction activities. These range from house building to major projects such as the construction of bridges, dams, airports and the deactivation of the Chernobyl nuclear power plant.

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    We have four niche products areas:

    - Fine Art, Jewelry, and Specie;

    - Special Contingency Risks;

    - Hughes Gibb; and

    - Commercial Risks.

    The Fine Art, Jewelry, and Specie unit provides specialist risk management and insurance services to fine art, diamond and jewelry businesses and operators of armored cars. Coverage is also obtained for vault and bullion risks. The Special Contingency Risks unit specializes in producing packages to protect corporations, groups and individuals against special contingencies such as kidnap and ransom, extortion, detention, political repatriation and product contamination. The Hughes Gibb unit principally services the insurance needs of the horse racing and horse breeding industry and also arranges the reinsurance of horse racing and horse breeding related business for insurance companies worldwide.

    We also provide traditional insurance brokerage services primarily to smaller companies, which we call commercial risks. The principal types of risk covered are property damage, employee liability, directors and officers liability, product liability, professional liability and fiduciary liability. From 1998, we have entered into franchise partnerships with local United Kingdom insurance brokers to handle the insurance requirements of small companies and individuals, utilizing specialized electronic systems linking the franchised brokers directly to the commercial panel of insurance carriers. These small companies and individuals represent a very large market in the United Kingdom. Companies with revenues of under $20 million account for 55-70% of premiums paid by companies and over 85% of the number of corporate clients in the United Kingdom. Accordingly, we believe that the franchise program provides an opportunity for growth, and had 43 franchise agreements in place at December 31, 2000 compared with 23 as of December 31, 1999.

    We are one of the world's largest intermediaries for reinsurance and have a significant market share in many of the major markets. We are the largest marine and aviation reinsurance broker servicing the Japanese insurance sector. In the reinsurance area, we provide clients, both insurance and reinsurance companies, with a complete range of transactional capabilities as well as analytical and advisory services such as hazard modeling, insurance and reinsurance, financial and balance sheet analysis and reinsurance optimization studies. We have recently concentrated on recruiting top class industry professionals, particularly in Europe and the U.S., where we currently have relatively low market shares, and since 1998 we have recruited 33 senior reinsurance professionals. Additionally, we have established a consulting unit, which markets its capabilities in actuarial and hazard modeling, as well as knowledge of the financial implications of catastrophe losses.

    We also provide risk management and insurance brokerage services to industrial and individual clients through 26 offices located in the United Kingdom and Ireland. These operations arrange for their home-based clients similar risk management and insurance brokerage services provided outside the United Kingdom and Ireland through our North American operations, overseas subsidiaries and associates.

    We also design and obtain innovative property coverage solutions for large or unusual exposures in a variety of industries, including mining and metals, chemicals and pharmaceuticals, telecommunications, offshore energy, refining, power stations and other utilities, transport authorities and motor manufacturers and also handle the design, implementation and servicing of reinsurance protections for captive insurance companies. A further offering is comprehensive liability programs for coverage against environmental liability, libel and slander.

    Further product lines include directors and officers insurance, as well as professional indemnity insurance for corporations, other insurance brokers and other professional firms. Other product lines include designing and obtaining insurance coverage for crime, computer fraud and unauthorized trading

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risks for financial institutions on a worldwide basis, and placing specialty directors and officers coverage and related products to the high-technology industry.

    Services are tailored to individual client needs and range from strategic risk assessment to transactional risk transfer and alternative risk financing solutions. Services provided may include the development and management of captive insurance companies, specialist insurance services, due diligence on mergers and acquisitions and evaluating risks associated with new business ventures. We have numerous long-standing relationships with both middle-sized and larger companies throughout the United Kingdom and the United States. We serve over 30% of the U.K. FTSE 100 companies and over 10% of the Fortune 1000.

INTERNATIONAL

    Our International unit consists of a network of subsidiaries and associates other than those in North America, the United Kingdom and Ireland. This operation is located in 70 countries worldwide, including 22 countries in Europe, 13 in the Asia/Pacific region and 35 elsewhere in the world. The services provided are focused according to the characteristics of each market and are not identical in every office, but generally include direct risk management and insurance brokerage, specialist and reinsurance brokerage and employee benefits consulting.

    We believe the combined total revenues of our International subsidiaries and associates provide an indication of the spread and capability of our International network. In 2000, combined total revenues of our International subsidiaries and our associates were $433 million compared to $393 million in 1998. Our consolidated total revenues for 2000 only include the revenues of our international subsidiaries of $147 million and do not include the revenues of our associates of $286 million.

    As part of our on-going strategy, we have significantly strengthened International's market share and operations through a number of acquisitions and strategic investments in recent years. The most significant of these was the acquisition, in 1997, of a 33% interest in Gras Savoye, France's leading insurance broker and the tenth largest broker in the world. In addition, in January 1998, our associate in Germany, C. Wuppesahl & Co. Assekuranzmakler, merged with Jaspers Industries Assekuranz GmbH & Co. KG to create Jaspers Wuppesahl, the third largest insurance broker in Germany, in which we now have an interest of approximately 45%.

    In July 1998, we acquired 50% of Gruppo Ital Brokers, which merged with UTA Willis Corroon SpA, in which we have a 50% interest, to form Willis Italia. This has since grown to be the second largest broker in Italy. We also acquired a 30% interest in Assurandrgruppen the leading broker in Denmark, which was renamed Willis A/S. In addition, in 1997 and 1998, we entered into a joint venture in Indonesia and increased our existing interests in Brazil, Sweden, Spain, Australia and Holland. We were the first non-Japanese broker to be awarded a domestic license in Japan. During 1999 and 2000, we acquired a 40% interest in Herzfeld & Levy SA, an independent insurance broker in Argentina, and also established with Herzfeld & Levy a joint reinsurance brokering venture under the name Willis SA. Also in 1999, we acquired a 51% interest in an independent Mexican insurance broker, Bourchier, Marquard, Zepeda, Agente de Seguros y de Fianzas, S.A. de C.V. In 1999 we acquired a 51% interest in four Venezuelan companies, which included Ronto-Aralca y Asociados, C.A. Rontarca, the largest insurance broker in that country, and C.A. Prima Corretaje de Seguros, the fourth largest insurance broker in Venezuela. In August 2000, we acquired a majority holding in Sev. Dahl's Assurancekontor AS, the third largest insurance broker in Norway. In addition we have strengthened our management and production capabilities in Singapore and Korea, re-entered the South African market and acquired 51% of Suma, the second largest broker in Colombia. Those investments have improved our market position and the market positions of our associates worldwide. In February 2001, we acquired 100% of Bradstock G.I.S. Pty Limited in Australia which we merged with an existing Australian operation to provide greater scale and depth of management.

    The following is a list of the major International associate investments currently held by us and our interest as of March 31, 2001:

COMPANY                                                             COUNTRY         % OWNERSHIP
-------                                                       -------------------   -----------
EUROPE
Gras Savoye & Cie                                             France                    33%
Gras Savoye Belgium S.A.                                      Belgium                   33%
Jaspers Wuppesahl Industrie Assekuranz GmbH & Co., K.G.       Germany                   45%
Willis A/S                                                    Denmark                   30%

ASIA/PACIFIC
Multi-Risk Consultants (Thailand) Limited                     Thailand                  25%
Willis (Malaysia) Sdn. Bhd.                                   Malaysia                  30%
Willis Faber Insurance Brokers (B) Sdn. Bhd.                  Brunei                    38%

REST OF THE WORLD
Al-Futtaim Willis Faber (Private) Limited                     Dubai                     49%
Herzfeld & Levy S.A.                                          Argentina                 40%

    In connection with many of our investments, we retain rights to increase our ownership percentage over time, typically to a majority or 100% ownership position. In addition, in certain instances our co-shareholders have a right, typically based on some price formula of revenues or earnings, to put some or all of their shares to us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

    In addition to our strategic investments in associates, we have acquired a controlling interest in a broad geographic spread of other brokers. The following is a list of the significant international subsidiaries in which we have a controlling interest and our interest as of March 31, 2001:

COMPANY                                                             COUNTRY         % OWNERSHIP
-------                                                       -------------------   -----------
EUROPE
Mansfeld, Willis GmbH & Co. K.G.                              Germany                   100%
Willis A/B                                                    Sweden                     78%
Willis OY A/B                                                 Finland                   100%
Willis Italia Holding S.p.A.(1)                               Italy                      50%
Willis Iberia Correduria de Seguros y Reaseguros S.A.         Spain                      60%
Willis Sev. Dahl A.S.(2)                                      Norway                     50%
Willis Corretores de Seguros Limitada                         Portugal                   60%
Willis B.V.                                                   Netherlands               100%
Willis CIS L.L.C.                                             Russia                    100%
Willis Polska S.A.                                            Poland                     70%
Willis s.r.o                                                  Czech Republic            100%
Willis Kft.                                                   Hungary                    80%
Willis Faber A.G.                                             Switzerland               100%

COMPANY                                                             COUNTRY         % OWNERSHIP
-------                                                       -------------------   -----------
ASIA/PACIFIC
Willis China (Hong Kong) Ltd.                                 Hong Kong                 100%
Willis India Private Limited                                  India                     100%
PT Willis Corroon BancBali(3)                                 Indonesia                  50%
Willis Korea Limited                                          Korea                     100%
Willis (Singapore) Pte Ltd.                                   Singapore                 100%
Willis (Taiwan) Limited                                       Taiwan                    100%

REST OF THE WORLD
Willis Faber & Dumas (Mexico) Intermediario de Reaseguro
  S.A. de C.V.                                                Mexico                    100%
Willis Faber Corretaje de Reaseguros S.A.                     Venezuela                 100%
Willis Faber do Brasil Consultoria e Participacoes S.A.       Brazil                    100%
York Willis Corroon Corretores de Seguros S.A.                Brazil                    100%
Willis Faber Chile Limitada                                   Chile                     100%
Willis Australia Limited                                      Australia                 100%
Willis New Zealand Limited                                    New Zealand                99%
Willis S.A.                                                   Argentina                  76%
Willis Correa Insurance Services Limitada                     Chile                      80%
BMZ-Willis Agente de Seguros y de Fianzas, S.A. de C.V.       Mexico                     51%
Willis South Africa (Pty) Limited                             South Africa               70%
Rontarca-Prima Y Asociados, C.A.                              Venezuela                  51%
Suma Corredores de Seguros S.A.                               Colombia                   51%

------------------------

(1) We have a majority equity interest in the company.

(2) We have a 50.1% interest in the company.

(3) We have a 50.3% interest in the company.

CUSTOMERS

    Our customers operate on a global and local scale in a multitude of businesses and industries throughout the world and generally range in size from major multinational corporations to middle market companies. Further, many of our client relationships span decades, for instance our relationship with The Tokio Marine and Fire Insurance Co., Limited dates back over 100 years. In the United States, we serve approximately 10% of the Fortune 1000 companies, with an average relationship of more than 10 years, and we also serve over 30% of the U.K. FTSE 100 companies. No one client accounted for more than 2% of revenues for fiscal year 2000, and our 80 largest clients accounted for less than 12% of 2000 revenues. Additionally, we place insurance with over 4,000 insurance carriers, none of which individually accounted for more than 8% of the total premiums we placed on behalf of our clients in 2000.

EMPLOYEES

    At December 31, 2000, we had approximately 10,470 employees, including approximately 3,890 in the United Kingdom, 3,870 in the United States and 2,710 in the rest of the world, and our associates had approximately 2,550 employees. At December 31, 1999, we had approximately 9,721 employees, including 3,916 in the United Kingdom, 4,518 in the United States and 1,287 in the rest of the world, and our associates had approximately 2,556 employees. At December 31, 1998, we had approximately

9,400 employees, including approximately 3,900 in the United Kingdom, 4,400 in the United States and 1,100 in the rest of the world, and our associates had approximately 2,600 employees. We are not involved in any material dispute with employees and management believes that relations with employees are good.

COMPETITION

    We face competition in all fields in which we operate. The insurance brokerage industry, having recently gone through a period of rapid consolidation, is led by its three global participants: Marsh & McLennan Companies, Inc., with approximately 32% of the worldwide market referred to above; Aon Corporation, with approximately 25% of the worldwide market; and us, with approximately 7% of the worldwide market. The industry is highly fragmented beyond these three brokers with the next largest broker having approximately 3% of the worldwide market.

    Competition in the insurance brokering and risk management businesses in general is based on global capability, product breadth, innovation, quality of service and price. Our global capability and product breadth is similar to those of the two other global brokers, and thus we compete with them primarily based on innovation, quality of service and price. In addition, we compete with numerous specialist, regional and local firms. Insurance companies also compete with our brokers by directly soliciting insureds without the assistance of an independent broker or agent. Competition for premiums is intense in all our business lines and in every insurance market. Competition on premium rates has also exacerbated the pressures caused by a continuing reduction in demand in some classes of business. For example, insurers are currently retaining a greater proportion of their risk portfolios than previously. Industrial and commercial companies are increasingly relying upon captive insurance companies, self-insurance pools, risk retention groups, mutual insurance companies and other mechanisms for funding their risks, rather than buying insurance. We provide management and similar services for those alternative risk transfer programs. Additional competitive pressures arise from the entry of new market participants, such as banks, accounting firms and insurance carriers themselves, offering risk management or transfer services. Our market share has been stable in recent years. We believe that our strategies of building on our strong global franchise, expanding on our employee benefit capabilities, increasing our operating efficiencies and creating a single company culture will allow us to retain and gain clients in the competitive marketplace. We also believe that our market position will provide us with opportunities to acquire smaller companies with strong regional presence or specialized expertise.

REGULATION

    Many of our activities are subject to regulatory supervision in the various countries and jurisdictions in which they are based or undertaken. We have in the past failed to comply with some of these regulations and future failures to comply may occur. While past failures have resulted, or are likely to result in insignificant fines, any future failures could lead to disciplinary action, including requiring clients to be compensated for loss, the imposition of fines and the possible revocation of our authorization to operate as well as reputational damage.

    In the United Kingdom, a number of our legal entities are subject to regulatory or self-regulatory supervision. For example, our insurance brokering subsidiaries are subject to the rules of the General Insurance Standards Council of which they are members. Further, our subsidiaries Willis National and Willis Structured Financial Solutions Limited are regulated by the Personal Investment Authority and the Securities and Futures Authority (self-regulatory organizations established under the provisions of the Financial Services Act
1986). The Personal Investment Authority and the Securities and Futures Authority have delegated their regulatory supervisory functions to the Financial Services Authority.

    The General Insurance Standards Council and the Financial Services Authority generally conduct their regulatory supervisory functions through the establishment of required levels of net worth and other financial criteria. The General Insurance Standards Council and Financial Services Authority requirements also prescribe the methods by which insurance brokers and those who conduct investment business respectively will conduct business. The General Insurance Standards Council rules in particular require that we maintain amounts of fiduciary cash in bank accounts segregated from our own funds.

    HM Treasury, whose regulatory functions have been delegated to the Financial Services Authority, will continue to regulate Sovereign as an insurance company.

    Our activities in connection with insurance brokering services and third party administration within the United States are subject to regulation and supervision by state authorities. Although the scope of regulation and form of supervision may vary from jurisdiction to jurisdiction, insurance laws in the United States are often complex and generally grant broad discretion to supervisory authorities in adopting regulations and supervising regulated activities. That supervision generally includes the licensing of insurance brokers and agents and third party administrators and the regulation of the handling and investment of client funds held in a fiduciary capacity. Our continuing ability to provide insurance brokering and third party administration in the jurisdictions in which we currently operate is dependent upon our compliance with the rules and regulations promulgated from time to time by the regulatory authorities in each of these jurisdictions.

    All companies carrying on similar activities in a given jurisdiction are subject to that regulation, and we do not consider that these controls adversely affect our competitive position.

PROPERTIES

    We own and lease a number of properties for use as offices throughout the world and believe that our properties are generally suitable and adequate for the purposes for which they are used. The principal properties are located in the United Kingdom and the United States. Our headquarters at Ten Trinity Square in London is a landmark building which we own. Our aim is to bring our London employees together into one building to improve our efficiency and further the development of our sales and marketing efforts. Accordingly, we are considering our options with property in London which may include the disposal of Ten Trinity Square.

LEGAL MATTERS

    GENERAL. We have extensive operations and are subject to claims and litigation in the ordinary course of business resulting principally from alleged errors and omissions in connection with our businesses. Most of the errors and omissions claims are covered by professional indemnity insurance. In respect of self-insured deductibles applicable to those claims, we have established provisions which we believe to be adequate in the light of current information and legal advice. These provisions may be adjusted from time to time according to developments. We do not expect the outcome of those claims, either individually or in the aggregate, to have a material effect on our results of operations, financial condition or liquidity. In addition, we are involved in the legal matters discussed below.

    SOVEREIGN/WFUM. Sovereign, a wholly-owned subsidiary of ours, operated as an insurance company in the U.K. and from 1972 Sovereign's underwriting activities were managed by another wholly owned subsidiary of ours, Willis Faber (Underwriting Management) Limited, or WFUM. WFUM also provided underwriting agency and other services to third-party insurance companies, which we refer to as the stamp companies, some of which are long-standing clients of ours. As an underwriting agent, WFUM did not issue any contracts of insurance or reinsurance in its own name or retain any underwriting risks for its own account. As part of its services as agent, WFUM arranged insurance and reinsurance business on behalf of Sovereign and the stamp companies in the following main classes of insurance: marine, non-marine, casualty and aviation. WFUM also arranged reinsurance on behalf of Sovereign and the stamp companies through third-party brokers, as well as through brokers within our group of companies.

    In 1991, Sovereign ceased underwriting new business and WFUM ceased arranging new business on behalf of Sovereign and the stamp companies. From that time until August 1998, WFUM administered the business it arranged on behalf of Sovereign and the stamp companies, referred to as handling the "run-off" of the business. From 1998, the run-off services were transferred to a new subsidiary of ours which services have in turn been sub-contracted to a third party with experience in running off pools with an insolvent member. In the case of Sovereign, those services are provided directly by that type of third party. One of our subsidiaries has agreed with certain of the stamp companies to fund certain costs of the run-off, subject to certain agreed guidelines as to timing and amount. The amounts to be funded under the run-off arrangements are currently within the aggregate of the unused provisions we have made. However, we cannot assure you that the provisions will be adequate to cover the actual run-off costs over time. Although we expect the run-off of the business to be conducted in an orderly manner, it may ultimately prove to be a lengthy and expensive process.

    In July 1997, Sovereign received an adverse arbitration decision in respect of a dispute between Sovereign and one of its reinsurers regarding the enforceability of certain reinsurance which WFUM had arranged. The award is confidential and non-binding as to third parties. As a result of the decision, the directors of Sovereign determined that Sovereign could not continue to trade unless Willis Group provided unlimited financial support. Willis Group's directors decided that, in the interests of our shareholders, this support for Sovereign could not be justified. Accordingly, Sovereign's directors placed Sovereign into provisional liquidation on July 11, 1997. On January 5, 2000, a scheme of arrangement proposed by Sovereign to its creditors became effective. The stated purpose of the scheme of arrangement is to resolve Sovereign's liabilities and provide that Sovereign's business is run off in as orderly a manner as possible. Sovereign's provisional liquidators have been discharged from office and have been appointed as scheme administrators. On January 16, 2001, the scheme administrators announced an initial payment percentage of 30% payable out of Sovereign's assets. Those creditors with established scheme liabilities are due to be paid by early May 2001. Sovereign's assets are separate and distinct from ours, and any payment from Sovereign will have no effect on our results of operations, financial condition or liquidity.

    Following the adverse arbitration decision, Sovereign and certain of the stamp companies expressed concern about the enforceability of other reinsurance put in place by WFUM on behalf of Sovereign and the stamp companies. We understand Sovereign has recently prevailed in an arbitration to ensure that a reinsurer honors its obligations to Sovereign. The reinsurer is seeking permission to appeal to the English courts. We also understand that Sovereign and possibly some of the stamp companies have commenced arbitration proceedings with a number of other reinsurers that are at a preliminary stage. Accordingly, we cannot assure you that there will be no further arbitration decisions, court decisions or discounted settlements arising in the future that result in shortfalls in reinsurance recoveries for Sovereign or the stamp companies. Other reinsurers which underwrite Sovereign's or the stamp companies' reinsurance contracts may seek to challenge the enforceability of such contracts. The failure of Sovereign or the stamp companies to collect reinsurance following any adverse arbitration awards would increase the likelihood of them pursuing claims against WFUM.

    Sovereign and the stamp companies have reserved their rights generally in respect of such potential claims, and WFUM, Willis Group and certain of our brokering subsidiaries have entered into standstill agreements which preserve the rights of potential claimants with respect to their potential claims. The scheme administrators and/or the stamp companies may seek to bring claims directly against Willis Group and hold it responsible for the liabilities of its subsidiaries. Although claims that Willis Group is liable merely because it is the subsidiary's parent are difficult to pursue successfully under English law, we cannot assure you that claims will not be made or, if made, that such claims could not succeed. The scheme administrators or the stamp companies may also seek to bring claims in respect of alleged acts or omissions of other subsidiaries or of Willis Group.

    We and our subsidiaries have not made any financial provisions in respect of possible future claims relating to alleged breach of duty by WFUM or otherwise, although if and to the extent that these claims are pursued it may be necessary for our affected subsidiaries to review the need for financial provisions. Those companies in our group with insurance protection have notified their insurance providers of certain potential claims. We do not know whether any of these claims will be made; the validity and amount of such claims and the extent, if any, to which they will be covered by insurance, after giving effect to the applicable deductibles, exclusions and limits, can be assessed only when and if these claims are made.

    We plan to continue to deal with the foregoing matters in our best interests and in a manner designed to assist an orderly run-off of the obligations of Sovereign and of the stamp companies while limiting the costs of resolution. It is possible that circumstances may lead the directors of WFUM to place WFUM in liquidation. We do not believe the resolution of these matters, including any possible liquidation of WFUM, will have a material adverse impact on our results of operations, financial condition or liquidity, although we cannot be sure of that.

    PENSION REVIEW. As is the case for many companies involved in selling personal pension plans to individuals in the United Kingdom from 1988 to 1994, we face liabilities as a result of the pension transfers and opt-outs review initiated by the United Kingdom government. Sellers of personal pension plans have since been subject to liabilities based on claims that they allegedly mis-sold pension products or gave improper advice. In particular, the regulators of the companies that engaged in this business, such as our independent financial advisory business, Willis Corroon Financial Planning Limited or WCFP, require these companies to compensate individuals who withdrew from their previous or existing company pension plans or who were otherwise advised to set up personal plans, to the extent that following withdrawal, and the consequent loss of the employer contribution, that individual's personal pension plan did not produce returns equal to those that would have been achievable with an employer's company-sponsored plan. Whether compensation is due to a particular individual, and the amount thereof, is dependent on the subsequent performance of the pension plan sold and the relative cost to reinstate that individual into his or her prior company pension plans. These amounts could be significant and, in that case, materially adversely affect our operations or financial condition. The Financial Service Authority, or the FSA, currently requires all offers of compensation to be made by June 30, 2002 and WCFP is on target to meet that deadline, although we cannot be sure the FSA will not impose further requirements which affect those deadlines and WCFP's ability to meet them. Acceptance of offers and settlement can take many months to finalize.

    Although we believe that the provisions established for the pension review, currently totaling $100 million (approximately $56 million of which has been paid as of March 31, 2001), are prudent, there remains a possibility that the provisions made will be insufficient. We expect to pay out these established provisions over the next three years; however, if the provisions are insufficient, our results of operations and financial condition may be adversely affected.

    BACCALA & SHOOP. Prior to 1984, Baccala and Shoop Insurance Services, a U.S. subsidiary of the Willis Group, acted as managing general agent for certain insurance issuing companies, including three subsidiaries of The Hartford Financial Services Group, Inc. Since Baccala and Shoop ceased active operations in 1983, issuing companies (including Hartford) have notified Baccala and Shoop of potential errors and omissions claims against Baccala and Shoop. In August 1987, Baccala and Shoop, Hartford and Willis North America, a subsidiary of ours, entered into a Standstill Agreement, amended in 1994, pursuant to which the statutes of limitations on Hartford's claims against Baccala and Shoop were tolled indefinitely in exchange for Hartford's agreement to forbear filing complaints against Baccala and Shoop based on these potential claims. Since 1983, Willis Group has paid approximately

$7.9 million in settlement of errors and omissions claims brought by certain other issuing companies, including issuing companies that went into liquidation. There has been no notification of additional potential claims from Hartford or other issuing companies since 1992. Hartford has not stated what it believes to be its total aggregate losses potentially attributable to Baccala and Shoop. For accounting purposes, Willis Group has established provisions in connection with the Baccala and Shoop-related claims, and believes such provisions to be adequate. However, we cannot assure you that the provisions will be adequate to cover claims over time.

    OTHER MATTERS. See "Risk Factors--Effects of Insurance Market Dispute", for a discussion of a reinsurance market dispute that may affect our business.

ENFORCEABILITY OF CIVIL LIABILITIES

    We are organized under the laws of Bermuda. A substantial portion of our assets are or may be located outside the United States. As a result, it may not be possible for the holders of our common stock to effect service of process within the United States upon us or to enforce against us in United States court judgments based on the civil liability provisions of the securities laws of the United States. In addition, there is significant doubt as to whether the courts of Bermuda would recognize or enforce judgments of United States courts obtained against us or our directors or officers based on the civil liability provisions of the securities laws of the United States or any state or hear actions brought in Bermuda against us or those persons based on those laws. We have been advised by our legal advisor, Appleby Spurling & Kempe, that currently there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment is or would be enforceable in Bermuda against us or our officers and directors depends on whether the United States court is recognized by the Bermuda court as having jurisdiction over us or our officers and directors, as determined by reference to Bermuda conflict of law rules. A judgment debt from a United States court which is final and for a specified sum based on United States federal securities law will not be enforceable in Bermuda, unless the judgment debtor had submitted to the jurisdiction of the United States courts, and the issue of submission and jurisdiction is a matter of Bermuda law not United States law. In addition and regardless of the issue of jurisdiction, the Bermuda court will not enforce a United States federal securities law which is either penal or of a public law nature. Also, no claim can be brought in Bermuda against us or our officers or directors in the first instance for violation of United States securities law as United States securities law has no extraterritorial jurisdiction under Bermuda law and does not have the force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our officers and directors in a suit brought in such a court against us or our officers or directors, if the facts alleged constitute or give rise to a cause of action under Bermuda law. Certain remedies available under the laws of United States jurisdictions, including certain remedies under the United States federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court as they would be contrary to public policy.

                                   MANAGEMENT

    The following are our current directors and executive officers and their ages as of March 31, 2001 and positions within the Willis Group. Their business address is c/o Willis Group Holdings Limited, Ten Trinity Square, London EC3P 3AX, England. Mr. Plumeri, Mr. Lucas and the Willis Group Limited executive officers identified below are members of the Group Executive Committee of the Board of Willis Group Limited as of March 31, 2001. The Group Executive Committee manages the operational business and strategic direction of our operating subsidiaries.

NAME                                          AGE      POSITION
----                                        --------   --------
Henry R. Kravis...........................     57      Director

George R. Roberts.........................     57      Director

Perry Golkin..............................     47      Director

Todd A. Fisher............................     35      Director

Scott C. Nuttall..........................     28      Director

Joseph J. Plumeri.........................     57      Executive Chairman and Director; Executive
                                                       Chairman and Chief Executive Officer of
                                                       Willis Group Limited

James R. Fisher...........................     45      Director

Paul M. Hazen.............................     59      Director

Frederick Arnold..........................     46      Group Chief Administrative Officer of
                                                       Willis Group Limited

Richard J. S. Bucknall....................     52      Group Chief Operating Officer of Willis
                                                       Group Limited

Thomas Colraine...........................     42      Group Chief Financial Officer of Willis
                                                       Group Limited

Brian D. Johnson..........................     58      Chief Executive Officer of the North
                                                       American operations of Willis Group
                                                       Limited

Patrick Lucas.............................     62      Managing Partner of Gras Savoye

Joseph M. McSweeny........................     52      Chief Executive Officer of International
                                                       operations (excluding the United Kingdom
                                                       and North America) of Willis Group Limited

John M. Pelly.............................     48      Chairman of Global Reinsurance of Willis
                                                       Group Limited

Mario Vitale..............................     45      Executive Vice President -- Group Sales
                                                       and Marketing of Willis Group Limited

    HENRY R. KRAVIS--Henry R. Kravis is our director and has been a director of TA I Limited since the 1998 acquisition. Mr. Kravis is a founding partner of KKR and, since January 1, 1996, has been a managing member of KKR & Co. L.L.C., the limited liability company which is the general partner of KKR & Co. L.P.
Mr. Kravis is also a general partner of KKR Associates, L.P. and a director of Accuride Corporation, Amphenol Corporation, Borden, Inc., The Boyds
Collection, Ltd., BRW Acquisition, Inc., Evenflo Company, Inc., The Gillette Company, IDEX Corporation, KinderCare Learning Centers, Inc., KSL Recreation Corporation, MedCath Incorporated, Owens-Illinois, Inc., PRIMEDIA, Inc., Regal Cinemas, Inc., Sotheby's Holdings, Inc., Spalding Holdings Corporation, U.S. Natural Resources, Inc., Accel-KKR Company, Alliance Imaging, Inc., Birch Telecom Inc., United Fixtures Company and Worldcrest Group. Messrs. Kravis and Roberts are first cousins.

    GEORGE R. ROBERTS--George R. Roberts is our director and has been a director of TA I Limited since the 1998 acquisition. Mr. Roberts is a founding partner of KKR, and, since January 1, 1996, has been a managing member of KKR & Co. L.L.C. Mr. Roberts is also a general partner of KKR Associates, L.P. and a director of Accuride Corporation, Amphenol Corporation, Borden, Inc., The Boyds
Collection, Ltd., Evenflo Company, Inc., IDEX Corporation, KinderCare Learning Centers, Inc., KSL Recreation Corporation, Owens-Illinois, Inc.,
PRIMEDIA, Inc., Safeway Inc., Spalding Holdings Corporation, U.S. Natural Resources, Inc, Accel-KKR Company, Alliance Imaging, Inc., Birch Telecom Inc., United Fixtures Company and Worldcrest Group.

    PERRY GOLKIN--Perry Golkin is our director and has been a director of TA I Limited since the 1998 acquisition. Mr. Golkin has been a member of KKR & Co. L.L.C. since January 1, 1996. Mr. Golkin was a general partner of KKR from 1995 to January 1996. Prior to 1995, he was an executive of KKR. He is a general partner of KKR Associates, L.P. He is also a member of the board of directors of BRW Acquisition, Inc., PRIMEDIA, Inc., Alea Group Holdings A.G., Rockwood Specialties, Inc. and Walter Industries, Inc.

    TODD A. FISHER--Todd A. Fisher is our director and has been a director of TA I Limited since the 1998 acquisition. Mr. Fisher has been a member of KKR & Co. L.L.C. since January 1, 2001. Mr. Fisher was an executive of KKR from
June 1993 to December 31, 2000. Mr. Fisher was an associate at Goldman Sachs & Co. from July 1992 to June 1993. He is also a member of the board of directors of Accuride Corporation, Layne Christensen Company, BRW Acquisition, Inc., Alea Group Holdings A.G. and Rockwood Specialties, Inc.

    SCOTT C. NUTTALL--Scott C. Nuttall is our director and has been a director of TA I Limited since the 1998 acquisition. Mr. Nuttall has been an executive of KKR since November 1996. Mr. Nuttall was an executive at The Blackstone Group from January 1995 to November 1996. He is also a member of the board of directors of Amphenol Corporation, BRW Acquisition, Inc., KinderCare Learning Centers and Walter Industries, Inc.

    JOSEPH J. PLUMERI--Joseph J. Plumeri is our Executive Chairman and director and has been a director of TA I Limited since October 2000. He is also the Executive Chairman, Chief Executive Officer and a director of Willis Group, positions held since October 15, 2000. Before joining us, Mr. Plumeri spent
32 years as an executive with Citigroup Inc. and its predecessors. Of note, Mr. Plumeri oversaw the 450 North American retail branches of Citigroup's Citibank unit. Mr. Plumeri also served as Chairman and Chief Executive Officer of Citigroup's Primerica Financial Services from 1995 to 1999. In 1994,
Mr. Plumeri was appointed Vice Chairman of Citigroup's predecessor, Travelers Group Inc., and in 1993 Mr. Plumeri became the President of a predecessor of Citigroup's Salomon Smith Barney unit after overseeing the merger of Smith Barney and Shearson and serving as the President and Managing Partner of Shearson since 1990. Mr. Plumeri also serves as a director of Velcero, Inc., Debix Systems, Inc. and Telex Communications, Inc. He is also a board member and advisor to many organizations, including The Board of Visitors of the College of William & Mary, The United Negro College Fund, The National Center on Addiction and Substance Abuse. He is also a commissioner of the New Jersey Sports and Exposition Authority.

    JAMES R. FISHER--James R. Fisher is our director and has been a director of TA I Limited since the 1998 acquisition. Mr. Fisher is the Managing Member and majority owner of Fisher Capital Corp. L.L.C. From 1986 through March 1997,
Mr. Fisher was a senior executive at American Re Corporation and served most recently as Senior Vice President and Chief Financial Officer of American Reinsurance Company and American Re Corporation, President of American Re Financial Products and President and Chief Executive Officer of American Re Asset Management. Before joining American Re, Mr. Fisher was a Senior Accountant at Peat, Marwick, Mitchell & Co., Chief Financial Officer of The Lawrence Corporation and Senior Manager/Director of Insurance Industry Services at Price Waterhouse. Mr. Fisher is also Chairman and Interim Chief Executive Officer of BRW

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
Acquisition, Inc. and a member of the board of directors and Chairman of the audit committee of Alea Group Holdings, A.G.

    PAUL M. HAZEN--Paul M. Hazen is our director and has been a director of TA I Limited since January 1, 2001. Mr. Hazen joined Wells Fargo in 1970 and was named Chairman on November 2, 1998. Mr. Hazen served as Chairman and Chief Executive Officer from January 1, 1995 to November 2, 1998, President and Chief Operating Officer from 1984 to 1995 and Vice Chairman from 1981 to 1984.
Mr. Hazen is also a director of Safeway Inc., Phelps Dodge Corporation, E.piphany Inc., Xstrata AG, Epoch Partners and is Chairman of Accel-KKR Company and Deputy Chairman of Vodafone plc. He serves as a trustee of the San Francisco Museum of Modern Art, a governor of the San Francisco Symphony and President of Intermountain Center for Human Development.

    FREDERICK ARNOLD--Frederick Arnold became a member of the Group Executive Committee and Group Chief Administrative Officer in December 2000. Mr. Arnold joined the Willis Group in March 2000 as Executive Vice President--Development, Finance and Administration of the North American operations. Prior to joining Willis Group, Mr. Arnold worked for 20 years as an investment banker, primarily at Lehman Brothers, Smith Barney and Arnhold and S. Bleichroeder, specializing in mergers and acquisitions and equity capital markets.

    RICHARD J.S. BUCKNALL--Richard J.S. Bucknall joined the board of directors of Willis Group Limited on November 1, 1998 and has been a member of the Group Executive Committee since April 1995. He was appointed Chief Operating Officer on January 1, 2001. He has been responsible for our Global Specialties business since 1995, and for our U.K. Retail business from October 1999. He also has responsibilities for the discontinued United Kingdom underwriting operations. Mr. Bucknall has 34 years of experience in the insurance brokerage industry, of which 15 years have been with us.

    THOMAS COLRAINE--Thomas Colraine joined the board of directors of Willis Group Limited and the Group Executive Committee on August 31, 1997 and has been the Group Chief Financial Officer since September 1997. From January 1995 to October 1996, he was Chief Financial Officer of our North American operations and was Change Program Director from October 1996 to September 1997.
Mr. Colraine has 12 years of experience in the insurance brokerage industry, all 12 years of which have been with us.

    BRIAN D. JOHNSON--Brian D. Johnson joined the board of directors of Willis Group Limited and the Group Executive Committee on January 1, 1993. He is an actuary and has been the Chief Executive Officer of Willis Group's North American operations since October 1, 1999. From 1994 until 1997 he was Vice Chairman and Chief Operating Officer of the North American retail business and from 1997 he was Chief Executive of that area. Mr. Johnson has 37 years of experience in the insurance brokerage industry, of which 35 years have been with us.

    PATRICK LUCAS--Patrick Lucas joined the board of directors of Willis Group Limited on April 15, 1998 as a non-executive director and became a member of the Group Executive Committee on January 1, 2001. He is the Managing Partner of Gras Savoye and Chairman and Chief Executive Officer of Gras Savoye S.A. and Gras Savoye Reassurance, positions held since 1991, 1979 and 1976 respectively.
Mr. Lucas has 35 years of experience in the insurance brokerage industry.

    JOSEPH M. MCSWEENY--Joseph M. McSweeny joined the board of directors of Willis Group Limited on September 1, 2000 and has been a member of the Group Executive Committee since October 1, 1999. He has been the Chief Executive Officer of Willis Group's International businesses since 1998. He joined the Willis Group in 1994 and until 1998 held senior executive positions in the North American retail business. Mr. McSweeny has 24 years of experience in the insurance industry, of which six years have been with us.

    JOHN M. PELLY--John M. Pelly joined the board of directors of Willis Group Limited on November 1, 1998 and has been a member of the Group Executive Committee since April 1995. He is

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
Chairman and Chief Executive of the Willis Group's Global Reinsurance business, a position held since 1995. Mr. Pelly has 28 years of experience in the insurance brokerage industry, all 28 years of which have been with us.
Mr. Pelly is also a non-executive director of Mitsui Marine & Fire Insurance Co. (Europe) Limited and Mitsui Marine International Limited.

    MARIO VITALE--Mario Vitale joined the Willis Group as a Group Executive Vice President of Group Sales and Marketing on November 13, 2000 and became a member of the Group Executive Committee in December 2000. Prior to joining Willis Group, Mr. Vitale was President of the Risk Management Division of Kemper Insurance Company for one year and President of the Risk Management Division of Reliance National with full global responsibilities for 13 years. He is also on the board of directors of the College of Insurance in New York. Mr. Vitale has 24 years of experience in the insurance industry.

    Directors are elected annually. Each of Willis Group Holdings Limited's current directors was elected on February 8, 2001. Under a shareholder rights agreement we have entered into in connection with the transactions described under "Redomiciliation in Bermuda," our majority shareholder, Profit Sharing (Overseas) Limited, will have obligations to the consortium shareholders, and the consortium shareholders will have rights, in respect of the appointment and removal of our directors. Under certain circumstances, members of the shareholder consortium can require removal and replacement of the independent director we are required to have under the shareholders rights agreement and may become entitled to nominate two directors for appointment to our board of directors. See "Shareholders--Shareholders Rights Agreement and Registration Rights Agreements".

    Paul Hazen has recently joined our board as an independent director. We expect over time that one or two additional independent directors will join our board.

BOARD COMMITTEES

    Our board of directors has standing audit and compensation committees.

    AUDIT COMMITTEE.  The purpose of the audit committee will be to:

    - make recommendations concerning the engagement of independent public accountants;

    - review with our management and the independent public accountants the plans for, and scope of, the audit procedures to be utilized and results of audits;

    - approve the professional services provided by the independent public accountants;

    - review the adequacy and effectiveness of our internal accounting controls;

    - review major findings of internal investigations, management's response to them and implementation of recommendations; and

    - perform any other duties and functions in connection with the adequacy of internal control and security systems throughout the Willis Group.

    The members of the audit committee are James R. Fisher (Chairman), Perry Golkin, Todd A. Fisher, Scott C. Nuttall and Paul M. Hazen.

    COMPENSATION COMMITTEE. The purpose of the compensation committee will be to establish and submit to our board of directors recommendations with respect to:

    - compensation of officers and senior key employees; and

    - awards to be made under our stock incentive plans.

    The members of the compensation committee are Perry Golkin, Todd A. Fisher, Scott C. Nuttall and Paul M. Hazen.

    We also intend to establish an executive committee, the purpose of which will be to manage the strategic direction of the business at the Willis Group Holdings Limited level. The members of the executive committee are expected to be Joseph J. Plumeri, Perry Golkin and Todd A. Fisher.

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
COMPENSATION OF DIRECTORS AND OFFICERS

    Partners and executives of KKR who serve as our directors do not receive additional compensation for service in those capacities, other than customary directors' fees which for us is currently $40,000 per annum. These directors are entitled to defer receipt of those fees under the directors' deferred compensation plan described below. See "Certain Relationships and Related Transactions".

    The aggregate fees or compensation paid to all our directors and executive officers during 2000 was $4,825,417, which included contributions made to the pension plans in respect of our directors and executive officers of $684,493. The figures do not include (1) compensation paid to Mr. Reeve, who resigned as TA I Limited's Chairman and as Executive Chairman of Willis Group Limited on October 15, 2000, (2) compensation paid to Messrs. Nixon and Pinkston who resigned from the Group Executive Committee of Willis Group Limited as of December 31, 2000 or (3) the $40,000 fee paid to Mr. Viault who resigned as one of the TA I Limited directors on December 31, 2000. For the year ended
December 31, 2000, our highest paid director received $434,343, including pension plan contributions of approximately $5,270.

    Mr. Lucas, who was a director of Willis Group Limited during 2000, receives a meeting allowance of $2,274 for attending meetings of that company's board of directors or its committees outside his country of residence. For the year ended December 31, 2000, Mr. Lucas received $6,822. The compensation and pension contributions for Mr. Lucas are paid by his employing company, our associate Gras Savoye & Cie.

    The following table provides summary information for each of our directors and executive officers who held options to purchase shares of our common stock as of June 11, 2001, at an exercise price of L2 per share. All our existing directors and executive officers as a group held options to purchase 7,921,433 shares as of June 11, 2001.

                                                             NO. OF SHARES
                                                               UNDERLYING
                                           DATE OF GRANT     OPTION GRANTED   OPTION EXPIRATION PERIOD
                                         -----------------   --------------   ------------------------
Henry R. Kravis........................         --                    --               --
George R. Roberts......................         --                    --               --
Perry Golkin...........................         --                    --               --
Todd A. Fisher.........................         --                    --               --
Scott C. Nuttall.......................         --                    --               --
Joseph J. Plumeri......................  October 15, 2000      5,164,222        October 15, 2010
James R. Fisher(1).....................         --                    --               --
Paul M. Hazen(2).......................         --                    --               --
Frederick Arnold.......................    July 6, 2000          200,000        December 18, 2010
Richard J.S. Bucknall..................  December 18, 1998       400,000        December 18, 2008
                                         December 29, 2000       187,500        December 29, 2010
Thomas Colraine........................  December 18, 1998       406,656        December 18, 2008
Brian D. Johnson.......................  December 18, 1998       400,000        December 18, 2008
Patrick Lucas..........................         --                    --               --
Joseph M. McSweeny.....................  December 18, 1998       209,411        December 18, 2008
                                           July 6, 2000          218,644          July 6, 2010
John M. Pelly..........................  December 18, 1998       360,000        December 18, 2008
                                           December 29,
                                         2000.............       125,000        December 29, 2010
Mario Vitale...........................  December 29, 2000       250,000        December 29, 2010

------------------------

(1) Fisher Capital Corp. L.L.C., of which James R. Fisher is the managing member and majority owner, is the beneficial owner of options to purchase 422,501 shares of our common stock. Mr. Fisher may be deemed to share beneficial ownership of options held by Fisher Capital Corp. L.L.C. and in the shares of common stock should the options be exercised, but disclaims such beneficial ownership.

(2) See "--Paul M. Hazen Share Purchase and Option Grants".

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
NON-EMPLOYEE DIRECTORS' DEFERRED COMPENSATION PLAN

    We have adopted a directors' deferred compensation plan for our non-employee members of the board of directors. Under this plan, non-employee directors may elect to defer all or any portion of their fees to be earned in any given calendar year into (1) a cash account, in which the deferred fees earn interest at a rate equal to that which we do or could earn on an equal amount of money deposited with our principal lender, or (2) a stock account, which we credit with a number of shares equal to the amount of the fees deferred into the stock account divided by the 10-day average sales price of our shares with respect to the date the director defers his or her fees. A director shall only receive a distribution of his or her cash account (in cash) and stock account (in shares of our common stock), upon the earlier to occur of (1) a change of control of our company, (2) the first business day of the calendar year following the date the director retires, resigns or otherwise separates from service as a director and (3) the termination of the plan by the board of directors. As of the date of this prospectus, there are 500,000 shares available for distribution into stock accounts under this plan.

NON-EMPLOYEE DIRECTORS SHARE OPTION PLAN

    Due to certain adverse tax consequences associated with certain non-employee directors' participation in the Non-Employee Directors' Deferred Compensation Plan, we have established a share option plan for certain non-employee members of the board of directors who are subject to income taxation in the United Kingdom. Under this share option plan, non-employee directors may receive an immediately exercisable option to purchase shares of our common stock at nominal value. The number of shares subject to the option will be limited, in each calendar year, to that number of our shares having a market value, as of the date of grant of the option, equal to the amount of fees which that non-employee director waived in respect of that calendar year. We anticipate that under the plan, a non-employee director may either exercise his or her option at any time and receive shares of our common stock, or we may elect to repurchase the option at any time, at a price equal to the excess of the fair market value of the shares subject to the option at the time of the repurchase minus the nominal exercise price, payable in shares of our common stock, net of all income taxes required to be withheld by us under applicable tax laws. As of the date of this prospectus, there are 100,000 shares available for grant under this plan.

PAUL M. HAZEN SHARE PURCHASE AND OPTION GRANTS

    In connection with Mr. Hazen becoming a non-employee member of the board of directors, we expect that prior to the completion of this offering Mr. Hazen will purchase 37,037 shares of our common stock, which is $500,000 worth of our common stock at a per share purchase price equal to the per share price of our common stock being sold pursuant to this prospectus. We also expect to grant
Mr. Hazen under the Amended and Restated 1998 Share Purchase and Option Plan an option to purchase 111,111 shares, which is three times the number of shares we expect Mr. Hazen to initially purchase, at a per share purchase price equal to the per share price of our stock being sold pursuant to this prospectus. We expect that Mr. Hazen's option will vest and become exercisable with respect to 20% of the shares underlying the option on each of the first five anniversaries of the date the option is granted, and that the option will vest and become 100% exercisable upon the occurrence of a change in control of our company.

EXECUTIVE CHAIRMAN'S EMPLOYMENT ARRANGEMENTS

    On October 15, 2000, we entered into a five year employment agreement with Mr. Plumeri, by which Mr. Plumeri receives an annual base salary equal to $1,000,000, which is subject to an annual review, a guaranteed bonus equal to his base salary for each year during the term of the employment agreement, and the opportunity to earn additional annual or other bonus amounts in excess of the guaranteed bonus if extraordinary performance targets, established by our board of directors at the beginning of each fiscal year after consulting with Mr. Plumeri regarding these targets, are achieved.

AMENDED AND RESTATED 1998 STOCK OPTION PLAN AND WILLIS AWARD PLAN

    We have assumed TA I Limited's Amended and Restated 1998 Share Purchase and Option Plan for Key Employees and the Willis Award Plan for Key Employees, each providing for the grant of time-based vesting options, performance-based vesting options and various other share-based grants to our employees and to employees of our subsidiaries to purchase our shares of common stock. The 1998 Plan and the Willis Award Plan are intended to:

    - promote our and our subsidiaries' long-term financial interests and growth by attracting and retaining management personnel with the training, experience and ability to enable them to make a substantial contribution to the success of our business;

    - motivate management personnel by means of growth-related incentives to achieve long range goals; and

    - further the alignment of interests of participants with those of our shareholders through opportunities for increased share ownership in us.

    As of the date of this prospectus, of the time- and performance-based options granted, 28,506,065 remain unforfeited under the 1998 Plan and 150,000 vested options have been granted and 140,000 remain unforfeited under the Willis Award Plan. There are 30,000,000 shares available to be granted under the 1998 Plan, of which 10,000,000 may be granted to any one employee in any given calendar year, and 5,000,000 shares are available to be granted under the Willis Award Plan. Under the 1998 Plan, unless otherwise provided by our board of directors, time-based options generally become exercisable in five equal annual installments beginning on the second anniversary of the date of grant and performance-based options generally become exercisable to the extent, if any, that performance goals generally based on Willis Group Limited's cumulative consolidated cash flow and annual EBITDA, as defined, for periods ending 2001 and 2002 are achieved. 30% of the performance-based options are calculated based upon Willis Group Limited's achievement of the cash flow targets, and the remaining 70% of the performance-based options are calculated based upon Willis Group Limited's achievement of the EBITDA targets. Upon the determination of whether and to what extent the targets are achieved, the performance-based options will vest and become exercisable in four equal annual installments, generally beginning on the third anniversary of the date of grant. The exercisability of the options may accelerate or terminate based on the circumstances surrounding an optionee's termination of employment, and both time-based and performance-based options may (in the discretion of our board of directors), fully accelerate upon a change in control of our company. Under the 1998 Plan and Willis Award Plan, unless otherwise provided by our board of directors, all exercisable options are exercisable from the date of grant until the tenth anniversary of the date of grant.

    Unless sooner terminated by our board of directors, the 1998 Plan and Willis Award Plan will expire 10 years after their adoption. That termination will not affect the validity of any grant outstanding on the date of the termination of either of the 1998 Plan or the Willis Award Plan.

    The compensation committee of our board of directors will administer the 1998 Plan and Willis Award Plan, including, without limitation, the determination of the employees to whom grants will be made, the number of shares subject to each grant and the various terms of those grants. Our board of directors may from time to time amend the terms of any grant, but, except for adjustments made upon a change in our shares by reason of a stock split, spin-off, stock dividend, stock combination or reclassification, recapitalization, reorganization, consolidation, change of control or similar event, that action may not adversely affect the rights of any participant under the 1998 Plan or Willis Award Plan, as applicable, with respect to the options without at least a majority of the participants approving such action. Our compensation committee of our board of directors will retain the right to amend, suspend or terminate the 1998 Plan and Willis Award Plan at any time. It is expected that no further grants, other than Mr. Hazen's award referred to above, will be made under the 1998 Plan.

2001 SHARE PURCHASE AND OPTION PLAN

    We have established a 2001 Share Purchase and Option Plan, which provides for the grant of options, including "incentive stock options," to purchase our shares of common stock and various other share-based grants to our employees and employees of our subsidiaries. The 2001 Share Purchase and Option Plan is intended to:

    - promote our and our subsidiaries' long-term financial interests and growth by attracting and retaining management personnel with the training, experience and ability to enable them to make a substantial contribution to the success of our business;

    - motivate management personnel by means of growth-related incentives to achieve long range goals; and

    - further the alignment of interests of participants with those of our shareholders through opportunities for increased share ownership in us.

    As of the date of this prospectus, there are 10,000,000 shares available to be granted under the 2001 Plan, of which 5,000,000 may be granted to any one employee in any given calendar year. As of the date of this prospectus, we have not determined what the vesting schedule of options granted under the 2001 Plan will be, although we have determined that the exercisability of the options may accelerate or terminate based on the circumstances surrounding an optionee's termination of employment, and the vesting of options and other share-based awards may be accelerated, in the discretion of our board of directors, upon a change in control of our company. Under the 2001 Plan, unless otherwise provided by our board of directors, it is anticipated that all exercisable options are exercisable from the date of grant until the tenth anniversary of the date of grant.

    Unless sooner terminated by our board of directors, the 2001 Plan will expire 10 years after its adoption. That termination will not affect the validity of any grant outstanding on the date of that plan's termination.

    The compensation committee of our board of directors will administer the 2001 Plan, including, without limitation, the determination of the employees to whom grants will be made, the number of shares subject to each grant and the various terms of those grants. Our board of directors may from time to time amend the terms of any grant, and retains the right to amend, suspend or terminate the 2001 Plan at any time. As of the date of this prospectus, we expect to grant options to purchase our common stock to up to 200 management employees who purchase shares of our common stock in the offering through our directed share program. In the event and to the extent that these employees purchase between a specified minimum and maximum number of shares, these employees will receive an option to purchase additional shares of our common stock in a number to be determined by our board at a price equal to the initial public offering price. We expect that these options will vest and become generally exercisable in equal installments of 20% per year over a five-year period commencing on the second anniversary of grant. We also expect that the shares purchased by these management employees through the directed share program will be subject to restrictions on transfer and may also be subject to repurchase rights similar to those described in "Employee Stock Purchase Agreements", below.

EMPLOYEE STOCK PURCHASE PLAN

    Following the offering, we intend to establish an employee stock purchase plan for employees of certain of our subsidiaries under which the employees will have the opportunity to purchase up to a maximum amount of shares of our common stock through the use of payroll deductions over certain specified periods of time. The plan is intended to qualify as an employee stock purchase plan under
Section 423 of the Internal Revenue Code, which will provide the participants in the plan with certain tax benefits upon their subsequent sale or other disposition of the shares of our common stock that they will purchase under the terms of the plan. We expect to offer the participants in the plan the opportunity to elect to have up to a certain amount of their salaries deducted from their paychecks over a period of six months, and to use that money to purchase shares of our common stock. In no event may a participant purchase more than $25,000 worth of our common stock in any given calendar year. We anticipate that this plan will become effective, and the participants will begin to have the opportunity to participate in this plan, immediately after we file a registration statement on Form S-8 registering the shares of common stock under this plan, which we expect to occur shortly after the effectiveness of the registration statement. It is anticipated that the first offering will have a limit of $5,000 per employee. As of the date of this prospectus, there are 1,000,000 shares available for sale and purchase under this plan.

SHARESAVE PLAN

    We have established a "save as you earn" plan, which we refer to as our Sharesave Plan, which has been approved by the Inland Revenue of the United Kingdom, under which all executive directors and employees of our company and its subsidiaries who have completed a minimum service requirement not exceeding five years and are subject to certain taxes in the United Kingdom will be granted options to purchase shares of our common stock. As of the date of this prospectus, we have granted under the Sharesave Plan options to purchase 595,669 shares of our common stock at L9.85, which is the pound sterling equivalent of $13.50, equal to the per share purchase price of the common stock being offered pursuant to this prospectus. Otherwise, options may be granted with a sterling option price that is not less than 80% of the market value of the shares on the date of grant and, where the shares are to be subscribed, the nominal value if greater. The options may vest in three, five or seven years' time, with each participant being able to pay for his or her options by entering into a savings contract with a building society under which he or she agrees to save a regular monthly amount, not to exceed L250 per month. The first grant of options will vest in three years and the maximum monthly saving amount is L100. When the option vests, the participant will receive his or her savings back plus a tax-free bonus, which may be used, at the employees discretion, to exercise the option. Options not exercised within six months at the end of the contract will lapse. In addition, in the event of a change of control of our company, options may be exercised within six months of the change of control.

    The board of directors may determine the maximum number of shares available for any option grant. Options may be adjusted, subject to the prior approval of the Inland Revenue, to reflect variations in the share capital of the company, including the capitalization, rights issue and subdivision, consolidation or reduction in the capital of our company. Also, the board of directors may at any time amend the Sharesave Plan, which amendments must be approved by the Inland Revenue prior to taking effect in order to ensure that the Sharesave Plan retains its tax-qualified status. However, the board of directors may not make any amendments that would adversely affect the rights of participants without obtaining appropriate consents. No options may be granted under the Sharesave Plan after the tenth anniversary of the adoption of the Sharesave Plan. The Sharesave Plan is a sub-plan of the 2001 Share Purchase and Option Plan and the 1,500,000 shares available for grant under this plan are part of the 10,000,000 shares available for grant under the 2001 Share Purchase and Option Plan.

EMPLOYEE STOCK PURCHASE AGREEMENTS

    As of the date of this prospectus, the shares of common stock purchased by employees and former employees, the options granted to the employees and the shares of common stock an employee may receive upon exercise of an option (all as granted under either the 1998 Plan or the Willis Award Plan) generally are subject to transfer restrictions until the sixth anniversary of the date the employees originally purchased their stock. One exception to this transfer restriction allows an employee to sell shares of his or her common stock under an effective registration statement at the time Profit Sharing (Overseas), our majority shareholder and an indirect wholly owned subsidiary of KKR, sells its shares pursuant to such registration statement, in the same proportion as Profit Sharing (Overseas) sells its shares. The shares of common stock and options are also subject to certain risks of forfeiture, in whole or in part, prior to the sixth anniversary of the date the employees originally purchased the stock, including, without limitation, our right to repurchase the stock and to terminate options at a stated repurchase or termination price, which price ranges from the fair market value of the stock to the book value per share of the stock (for stock purchased and options granted prior to January 20, 2001), depending upon the circumstances of an employee's termination of employment. In the event Profit Sharing (Overseas) is selling all or a portion of its shares to an unaffiliated third party, the shares of common stock purchased by the employees are also subject to Profit Sharing (Overseas)'s right to cause the employees to sell all or a portion of their shares, and the employees have a right to cause Profit Sharing (Overseas) to permit employees and former employees to sell a portion of their shares.

EMPLOYEE STOCK OWNERSHIP PLANS AND TRUST

    Willis Group maintains Employee Share Ownership Plans, which as of June 11, 2001, held 828,746 shares of our common stock on behalf of Willis Group directors, officers and other employees. These shares were acquired by the Plans at the time of the 1998 acquisition of our predecessor in return for the employees forfeiting cash awards held by the Plans for their benefit. As part of the forfeiture arrangements, TA I Limited granted certain employees, under its Zero Cost Share Option Scheme, options over TA I shares (now shares of our common stock), the value of which equaled on grant the cash amount of forfeited cash awards. The Plans are obliged to deliver the shares held when the zero cost option is exercised upon payment of L1 and relevant taxes. No option may be exercised more than 10 years from the date of grant and no further options will be granted under the Scheme.

    Those employees who forfeited cash awards but did not receive a zero cost option grant have their shares vested under the Plans at the same time they would have received the cash awards.

    The options and shares subject to the options, as well as the other shares held in the Plans, will be subject, among other things, to our right to repurchase them at varying purchase prices upon certain terminations of employment, pursuant to the employee stock purchase agreements above. However, in the event that the shares subject to the option are, as also described below, required by Profit Sharing (Overseas) to be sold to a third party, the participant will be entitled to receive a cash payment in respect of his or her shares, if the participant would have received cash under his or her forfeited award in that circumstance.

    In addition, options may be adjusted to reflect variations in the share capital of our company, including the capitalization, rights issue and subdivision, consolidation or reduction in the capital of our company. The board of directors may amend the provisions of the Zero Cost Share Option Scheme at any time; however the board of directors may not make any amendments that would disadvantage the participants without obtaining prior approval of the amendments from a majority of the participants.

    In connection with the employee stock purchase agreements described above, TA I Limited established at the time of the 1998 acquisition a trust, which through its trustees, is a party to the Management and Employees Shareholders' Agreement, which governs the shares purchased by our employees. Under this agreement, the trust can be required to purchase TA I Limited shares (now shares of our common stock) and options owned by these employees whose employment with us is terminated. Also, the trust has the power to repurchase the shares and options owned by such former employees. As of June 11, 2001, the trust had an interest in 687,177 shares of our common stock, which can be purchased by employees or used to satisfy options grants made by TA I Limited. As of June 11, 2001, 331,250 of the shares held by the trust were reserved to satisfy option grants when exercised.

OTHER

    Willis also maintains a deferred compensation plan for certain employees that allows employees to defer a portion of their annual compensation and Willis North America has a 401(K) plan covering all eligible employees of Willis North America and its subsidiaries. We expect to make our shares of common stock available as an investment option to participants in these plans following this offering.

                                  SHAREHOLDERS

BENEFICIAL OWNERSHIP

    The following presents information with respect to the beneficial ownership of our shares as of June 11, 2001, after giving effect to this offering, by
(1) each person who is known by us to beneficially own more than 5% of the shares of our common stock, as well as each member of the consortium, consisting of Axa Insurance plc, Royal & SunAlliance Insurance Group plc, The Chubb Corporation, The Hartford Financial Services Group, Inc., Travelers Property Casualty Corp. and The Tokio Marine and Fire Insurance Co., Limited, (2) each of our directors and executive officers and (3) all of our directors and executive officers as a group.

    Unless otherwise indicated, the address of each person named in the table below is Ten Trinity Square, London EC3P 3AX, England. The amounts and percentages of our shares beneficially owned are reported on the basis of regulations of the Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of that security, or investment power, which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date of our initial public offering are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage beneficial ownership in the table below. The percentage of our share capital before the offering is based on 123,886,539 shares of common stock outstanding on June 11, 2001, and thus excludes 83,125 shares of TA I Limited not exchanged in the management exchange offer described under "Redomiciliation in Bermuda", all of which have been called for repurchase by our employee ownership trust. The percentage of our share capital after this offering is based on 144,006,701 shares of common stock, which consists of 123,886,539 shares outstanding on June 11, 2001, 20,000,000 shares to be sold in the offering, 83,125 shares we expect to issue in exchange for the 83,125 shares of TA I Limited called for repurchase by our employee stock ownership trust, and 37,037 shares of common stock to be issued to Paul M. Hazen in connection with his becoming one of our directors. Further, in presenting the information below, we have assumed that the underwriters will not exercise their right to purchase additional shares of common stock from us. Also, any shares of common stock that may be purchased by the directors and officers referred to below in the directed share program are excluded.

                                                     BEFORE THIS OFFERING           AFTER THIS OFFERING
                                                  ---------------------------   ---------------------------
                                                   NUMBER OF                     NUMBER OF
                                                     SHARES        PERCENT         SHARES        PERCENT
                                                  BENEFICIALLY   BENEFICIALLY   BENEFICIALLY   BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                 OWNED          OWNED          OWNED          OWNED
------------------------------------------------  ------------   ------------   ------------   ------------
KKR 1996 Overseas, Limited(1)...................   92,002,916        74.3%       92,002,916        63.9%

Henry R. Kravis(1)..............................   92,002,916        74.3%       92,002,916        63.9%

George R. Roberts(1)............................   92,002,916        74.3%       92,002,916        63.9%

Perry Golkin(1).................................   92,002,916        74.3%       92,002,916        63.9%

Todd A. Fisher(1)...............................   92,002,916        74.3%       92,002,916        63.9%

Scott C. Nuttall(1).............................   92,002,916        74.3%       92,002,916        63.9%

Fisher Capital Corp. L.L.C.(2)..................      256,725           *           256,725           *

                                                     BEFORE THIS OFFERING           AFTER THIS OFFERING
                                                  ---------------------------   ---------------------------
                                                   NUMBER OF                     NUMBER OF
                                                     SHARES        PERCENT         SHARES        PERCENT
                                                  BENEFICIALLY   BENEFICIALLY   BENEFICIALLY   BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                 OWNED          OWNED          OWNED          OWNED
------------------------------------------------  ------------   ------------   ------------   ------------
James R. Fisher(2)..............................           --          --                --          --

Paul Hazen(3)...................................           --          --            37,037           *

Axa Insurance(4)................................    4,000,000         3.2%        4,000,000         2.8%

Royal & SunAlliance Insurance Group(5)..........    4,000,000         3.2%        4,000,000         2.8%

The Chubb Corporation(6)........................    4,000,000         3.2%        4,000,000         2.8%

The Hartford Financial Services Group,
  Inc.(7).......................................    3,333,333         2.7%        3,333,333         2.3%

Travelers Property Casualty Corp.(8)............    4,000,000         3.2%        4,000,000         2.8%

The Tokio Marine and Fire Insurance Co.,
  Limited(9)....................................    1,000,000         0.8%        1,000,000         0.7%

Joseph J. Plumeri...............................    1,721,407         1.4%        1,721,407         1.2%

Frederick Arnold................................       72,805           *            72,805           *

Richard J.S. Bucknall...........................      222,500           *           222,500           *

Thomas Colraine.................................      133,344           *           133,344           *

Brian D. Johnson................................      200,000           *           200,000           *

Patrick Lucas...................................       50,000           *            50,000           *

Joseph M. McSweeny..............................      143,678           *           143,678           *

John M. Pelly...................................      225,000           *           225,000           *

Mario Vitale....................................       90,000           *            90,000           *

All our directors and executive officers (15
  persons)......................................    2,858,734         2.1%        2,895,771         1.9%

All our directors and executive officers
  together with other employees as a group (376
  persons)(10)..................................   13,419,602         8.9%       13,456,639         7.7%

------------------------

*   Less than 1%.

(1) Shares shown as beneficially owned by KKR 1996 Overseas, Limited are owned of record by Profit Sharing (Overseas), Limited Partnership. KKR 1996 Overseas, Limited is the general partner of KKR Associates II (1996), Limited Partnership, which is the general partner of KKR 1996 Fund (Overseas), Limited Partnership, which is the general partner of Profit Sharing (Overseas), Limited Partnership, which owns approximately 74% of our issued and outstanding shares. Messrs. Henry R. Kravis, George R. Roberts, Robert I. McDonnell, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Edward A. Gilhuly, Perry Golkin, Scott M. Stuart, and Todd A. Fisher as members of KKR 1996 Overseas, Limited, may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 Overseas, Limited but disclaim such beneficial ownership. Scott C. Nuttall is a director and an executive of Kohlberg Kravis Roberts & Co. L.P.
    Mr. Nuttall is also a limited partner of KKR Associates II (1996), Limited Partnership. Mr. Nuttall disclaims beneficial ownership of any of our shares beneficially owned by Kohlberg Kravis Roberts & Co. L.P. and KKR Associates II (1996), Limited Partnership. The address of KKR 1996 Overseas, Limited is Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, B.W.I., and the address of each individual listed above is c/o Kohlberg Kravis Roberts & Co., L.P., 9 West 57th Street, New York, New York 10019.

(2) Fisher Capital Corp. L.L.C., is the beneficial owner of 181,071 of our shares. James R. Fisher, as the managing member and majority owner of Fisher Capital Corp. L.L.C., may be deemed to share ownership of any shares beneficially owned by Fisher Capital Corp. L.L.C. but disclaims such beneficial ownership. James R. Fisher has an interest in 75,654 of our shares as an investor through KKR Partners (International) Limited Partnership. Mr. Fisher may be deemed to share beneficial ownership of any shares beneficially owned by KKR Partners (International) Limited Partnership but disclaims such beneficial ownership. The address of Mr. Fisher and Fisher Capital Corp. L.L.C is 8 Clarke Drive, Cranbury, New Jersey 08512.

(3) See "Management--Paul M. Hazen Share Purchase and Option Grants".

(4) The address of Axa Insurance plc is 107 Cheapside, London EC2V 6DU, England.

(5) The address of Royal & SunAlliance Insurance Group plc is 30 Berkeley Square, London, W1J 6EW, England.

(6) The address of The Chubb Corporation is 15 Mountain View, Warren, New Jersey 07059.

(7) Our shares shown as beneficially owned by The Hartford Financial Services Group, Inc. are owned of record by its affiliate Nutmeg Insurance Company, and its address is 55 Farmington Avenue, 9th Floor, Hartford, Connecticut 06115.

(8) Our shares shown as beneficially owned by Travelers Property Casualty Corp. are owned of record by its affiliate Travelers Casualty and Surety Company and its address is One Tower Square, 10 CR Hartford, Connecticut 06183.

(9) The address of The Tokio Marine and Fire Insurance Co., Limited is 2-1 Marunouchi 1-Chome, Chiyoda-ku, Tokyo, 100, Japan.

(10) This includes 809,059 shares held in trust on behalf of our executive officers and other employees subject to vesting. These shares were issued in connection with the cancellation of unvested incentive awards owned by such employees prior to the 1998 acquisition.

SHAREHOLDER RIGHTS AGREEMENT AND REGISTRATION RIGHTS AGREEMENTS

    In connection with the transactions described under "Redomiciliation in Bermuda," we have entered into an amendment to a shareholder rights agreement (that will replace TA I Limited with us as a party) with TA II Limited, an indirect wholly owned subsidiary of ours, Profit Sharing (Overseas), Limited Partnership and the members of the consortium referred to above. Under that shareholder rights agreement, certain holders of shares of our common stock and preference shares of TA II Limited will be subject to rights of, and restrictions on, transfer, as well as the other provisions described below. In addition to replacing TA I Limited with us, the amendment provides that the basic terms of the original agreement are to continue, but that references to ordinary shares shall be deemed to be references to our common shares.

    Under the shareholder rights agreement, each member of the consortium has the right to require a proposed acquirer of any shares of our common stock held by Profit Sharing (Overseas) or any of its affiliates to purchase a specified percentage of that member's holding of shares of common stock in us on similar terms. Additionally, if Profit Sharing (Overseas) or any of its affiliates receives a bona fide offer from a third party to purchase a majority of our shares of common stock then owned by them, they may require each member of the consortium to sell a similar proportion of their shares in us to that third party on similar terms.

    In the event of a transfer from Profit Sharing (Overseas) to a third party which would result in Profit Sharing (Overseas) and its affiliates having transferred legal and beneficial ownership of more than 25% but less than 50% of our shares of common stock subscribed by Profit Sharing (Overseas), the shareholder rights agreement will require that a pro rata amount of the preference shares held by each member of the consortium but not that member's transferees, other than affiliates, must first have been redeemed or transferred, and if a transfer would result in Profit Sharing (Overseas) and its affiliates having transferred legal and beneficial ownership of more than 50% of shares in us, all of the preference shares held by each member of the consortium but not that member's transferees, other than affiliates, must first have been redeemed.

    The shareholder rights agreement provides that if before September 2, 2003 Profit Sharing (Overseas), any of its affiliates or we or any of our subsidiaries receive a written, unsolicited offer from a third party to enter into a transaction which would result in a sale of the business, then the members of the consortium will have the right to match the unsolicited offer, and that offer may not be accepted if any member of the consortium makes an offer at the same price and on the same terms in writing within 35 days of being notified of the unsolicited offer. In addition, if during that period Profit Sharing (Overseas) or we or any of our subsidiaries propose to enter into a transaction which would result in a sale of the business other than in an unsolicited offer, that entity must first allow the members of the consortium to make an offer to enter into a similar transaction within 30 days, but if Profit Sharing (Overseas) or we decide to refuse that offer, or if no member of the consortium makes this type of offer, then Profit Sharing (Overseas) or we or any of our subsidiaries, as the case may be, will be free to enter into a transaction resulting in a sale of the business, provided that a definitive agreement is entered into within specified time periods at the same or a higher price. These provisions will also apply to the entering into of a transaction or series of related transactions, whether by an unsolicited offer or a proposal by Profit Sharing (Overseas) or any of its affiliates to enter into such a transaction, whereby Profit Sharing (Overseas) and its affiliates would transfer at least 30% of our then issued shares of common stock to a single person or a group of persons acting in concert.

    The shareholder rights agreement also provides that Profit Sharing (Overseas) must use its best efforts to ensure that we have an independent director, and to remove and replace that director if so requested by the holders of at least 60% of the then outstanding preference shares, until (1) no member of the consortium owns at least 75% of the preference shares originally purchased by it and (2) the members of the consortium collectively own in aggregate less than $80 million in redemption value of preference shares. In the event that the members of the consortium have the right to appoint directors to the board of TA II Limited under the articles of association of TA II Limited and provided that the members of the consortium still hold at least a majority of the preference shares originally issued to them, and for so long as those conditions prevail, the members of the consortium are also entitled to nominate two directors for appointment to our board of directors. See "Description of Material Indebtedness--Preference Shares". In any of these events, Profit Sharing Overseas will use its best efforts to expand the size of our board of directors by two and to cause the newly created directorships to be filled with those nominees.

    In connection with the transactions described under "Redomiciliation in Bermuda," we have entered into an amendment to a registration rights agreement (that will replace TA I Limited with us as a party) with the members of the consortium. Under the registration rights agreement, the consortium members and certain of their transferees, subject to a number of conditions and limitations, may require us to file a registration statement under the Securities Act to register the sale of shares of our common stock held by them. We may be required to file up to four registration statements. The registration rights agreement also provides, subject to a number of conditions and limitations, that the consortium members and those transferees have piggy-back registration rights in connection with registered offerings of our shares that we initiate, including this offering. All piggy-back rights in relation to this offering have been waived. Under this agreement, we will be required to pay all registration expenses. In addition, we are required to indemnify the persons whose shares we register, and they in turn are required to indemnify us with respect to any information they provide, against certain liabilities in respect of any registration statement or offering covered by the registration rights agreement.

    We have entered into an amendment to a registration rights agreement with Profit Sharing (Overseas), Limited Partnership. Like the registration rights agreement with the members of the consortium discussed in the previous paragraph, this agreement gives Profit Sharing (Overseas),

Limited Partnership the right, subject to a number of conditions and limitations, to demand the registration of the shares of our common stock that it owns or to partake in a registration initiated by us. We are responsible for expenses for the first 10 registrations of each class or series of our securities held by it. In addition, we are required to indemnify Profit Sharing (Overseas), and it in turn is required to indemnify us, with respect to any information they provide, against certain liabilities in respect of any registration statement or offering covered by the registration rights agreement.

                           REDOMICILIATION IN BERMUDA

    Willis Group Holdings Limited was incorporated solely for the purpose of redomiciling the ultimate parent company of the Willis Group from the United Kingdom to Bermuda. Willis Group Holdings is presently the beneficial owner of substantially all of the share capital of TA I Limited, which was previously the ultimate parent company of the Willis Group. The redomiciliation was effected through:

    - the exchange by the TA I Limited shareholders, other than employees and former employees, of their ordinary shares in TA I Limited for shares of Willis Group Holdings common stock; and

    - the exchange by substantially all holders of non-voting ordinary shares in TA I Limited for shares of Willis Group Holdings non-voting common stock which will automatically convert into voting shares upon completion of the initial public offering.

    A portion of our shareholdings will not be entered into the register of shareholders of TA I Limited until the U.K. Stamp Office stamps the relevant stock transfer forms.

EXCHANGE OF TA I LIMITED SHARES

    Profit Sharing (Overseas), Fisher Capital Corp. L.L.C. and each member of the consortium have exchanged their shares in TA I Limited for shares of our common stock. The beneficial ownership in us of Profit Sharing (Overseas), Fisher Capital Corp. L.L.C. and each member of the consortium is as indicated under the third column in the table under "Shareholders".

MANAGEMENT EXCHANGE OFFER

    We exchanged one new share of our non-voting common stock for each tendered TA I Limited non-voting share owned by employees or former employees of TA I Limited. In addition, all management stock options of TA I Limited have been "rolled-over" into identical stock options in us. No cash consideration was paid in connection with the share-for-share exchange or option "roll-over." The non-voting shares of Willis Group Holdings Limited will automatically convert into voting shares upon completion of this offering.

    83,125 shares held by eight former employees have been called for repurchase by the trust that is party to our employee stock purchase agreements as described under "Management--Employee Stock Ownership Plan and Trust." These shares will be exchanged by the trust for new shares in Willis Group Holdings Limited. The issued and outstanding share information in the prospectus after giving effect to this offering assumes that those shares of TA I Limited have been repurchased by the trust and exchanged for new shares in Willis Group Holdings Limited.

RELATED AGREEMENTS

    In connection with these transactions, we have assumed various incentive plans of TA I Limited and entered into shareholder and registration rights agreements with our principal shareholders that are substantially similar to agreements entered into by TA I Limited in connection with the 1998 acquisition.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Following this offering, KKR Overseas Limited, an entity controlled by KKR, will own approximately 63.9% of our outstanding common stock, or 53.0% on a fully diluted basis, and will continue to control us. Accordingly, affiliates of KKR will be able to:

    - elect our entire board of directors;

    - control our management and policies; and

    - determine, without the consent of our other shareholders, the outcome of any corporate transaction or other matter submitted to our shareholders for approval, including mergers, consolidations and the sale of all or substantially all our assets.

    Affiliates of KKR will have sufficient voting power to prevent or cause a change in control of our company and amend our organizational documents. See "Shareholders".

    In connection with the acquisition of our predecessor, KKR received aggregate fees of $7.5 million and Fisher Capital Corp. L.L.C. received aggregate fees of $2.0 million. KKR and Fisher Capital Corp. L.L.C. render management, consulting, and certain other services to us and our subsidiaries for annual fees payable quarterly in arrears. In 1998, 1999 and 2000, we paid $250,000, $1.0 million and $1.0 million to KKR and $87,500, $350,000 and
$350,000 to Fisher Capital Corp. L.L.C. for those services. We also reimburse their incidental expenses in connection with those services. Partners and employees of KKR and Fisher Capital Corp. L.L.C. who also serve as our directors do not receive additional compensation for service in that capacity, other than customary directors' fees, which for us is currently $40,000 per annum. In addition, on January 27, 1999, TA I Limited granted Fisher Capital Corp. L.L.C. 422,501 options to purchase an equivalent number of shares. The options are currently exercisable and expire on January 27, 2014.

    In 2000, our United States subsidiary, Willis North America, purchased an interest of approximately 5% in OneShield Inc., a company it is partnering with to bring major segments of its workflow process on United States business to the Internet. Our subsidiary also has warrants in OneShield Inc., which on exercise could increase its interest to approximately 7.1% on a fully diluted basis. The partners and employees of KKR and Fisher Capital Corp. L.L.C., some of whom serve as our directors, have current interests of 6.5% in aggregate and 0.2% respectively in OneShield Inc. Fisher Capital Corp. L.L.C. also has an interest of 0.3% in OneShield Inc.

    Also in 2000, our United States and United Kingdom subsidiaries received advice and consultancy services relating to their overall approach to e-business strategy and specific opportunities from Dynamis Solutions Inc., who received fees of approximately $319,000. The partners and employees of KKR, some of whom serve as our directors, have current interests of 14.23% in aggregate in Dynamis Solutions.

    In the ordinary course of our business we have placed and will continue to place premiums with the members of the consortium who, before the offering, beneficially owned approximately 16% of our common stock as well as preference shares of TA II Limited, one of our subsidiaries. We may redeem a portion of the preference shares held by the consortium members in TA II Limited.

    Richard J.S. Bucknall, a member of the Group Executive Committee of Willis Group Limited, was an Underwriting Member of Lloyd's during 2000. Some of our insurance brokering subsidiaries place risks with the syndicates in which Mr. Bucknall participates in the normal course of their brokering activities on the same basis as those subsidiaries do with other Lloyd's syndicates. Willis Group Limited has given Mr. Reeve, the former Chairman of TA I Limited and Willis Group Limited, a guarantee in respect of the performance obligations of Willis Limited, his employing company, in respect of an unfunded pension scheme established for him and Willis Group Limited has also guaranteed the performance obligations of Willis North America in respect of the pension benefits for Brian D.

Johnson and Mr. Pinkston, a director of Willis Group Limited, under the Willis Corroon Executive Supplemental Plan, an unfunded pension plan. We have given Joseph J. Plumeri a guarantee in respect of Willis North America, Inc.'s performance obligations under its employment agreement with Mr. Plumeri.

    During 2000, our subsidiary, Willis North America, acquired from Joseph J. Plumeri, our Executive Chairman and the Executive Chairman and Chief Executive Officer of Willis Group Limited, a 12.5% undivided interest in a Citation V Ultra aircraft for $693,719. The transaction was conducted on terms equivalent to those that prevail in arms length transactions.

    We have entered into a shareholder rights agreement and a registration rights agreement with the consortium members and Profit Sharing (Overseas), which we describe under "Shareholders--Shareholder Rights Agreement and Registration Rights Agreements".

    Our bye-laws permit directors to hold office with our company or act in a professional capacity for us, other than as an auditor. In addition, our bye-laws permit directors to be interested in any transaction or arrangement with us or in which we are otherwise interested. Under our bye-laws, so long as a director declares the nature of his or her interest as required by the Companies Act, any transaction or arrangement in which he or she is interested may not be voided on the basis of his or her interest. In addition, under our bye-laws, a director that has disclosed his or her interest in a transaction or arrangement with us may be counted in the quorum and vote at any meeting at which the transaction or arrangement is considered by our board of directors.

    We believe that the transactions described in this section between us or our subsidiaries and affiliates of ours are on terms no less favorable to us or our subsidiaries than the terms that would be available to us or our subsidiaries in transactions with a non-affiliated third party. We intend that future transactions with our affiliates will be on a similar basis.

                      DESCRIPTION OF MATERIAL INDEBTEDNESS

SENIOR CREDIT FACILITIES

    Our wholly owned subsidiary, Trinity Acquisition, entered into a credit agreement, dated as of July 22, 1998, among Trinity Acquisition, as guarantor, Willis North America, as borrower, Willis Group, as guarantor, the lenders and The Chase Manhattan Bank, as administrative agent and collateral agent, providing up to $450 million in term loans and $150 million in revolving credit facilities.

    GENERAL

    The credit agreement, as amended, was comprised of a term loan facility under which portions, or tranches, of the loan mature on four different dates, and a revolving credit facility in the amounts indicated below:

    - a $125 million tranche A facility;

    - a $125 million tranche B facility;

    - a $100 million tranche C facility;

    - a $100 million tranche D facility; and

    - a $150 million revolving credit facility.

    Borrowings under the term loan portions of the credit agreement were borrowed in full on November 19, 1998:

    - to refinance outstanding indebtedness;

    - to make an intercompany loan to Trinity Acquisition; and

    - to finance the payment of fees and expenses incurred in connection with the tender offer.

    However, as of June 11, 2001, voluntary prepayments totaling $65 million had been made on the term loans. Accordingly at that date the amounts outstanding were as follows:

    - Tranche A $82.8 million

    - Tranche B $116.3 million

    - Tranche C $93.0 million

    - Tranche D $93.0 million

    The revolving credit facility is available for working capital requirements and other general corporate purposes, subject to certain limitations. The revolving credit facility is available for loans denominated in United States dollars, pounds sterling and certain other currencies and for letters of credit, including to support loan note guarantees.

    AMORTIZATION; PREPAYMENTS

    The final maturity of the loans under the tranche A facility will be the seventh anniversary of November 19, 1998, which we refer to as the initial funding date, with interim amortization commencing on the thirtieth month after the initial funding date. The final maturity of the loans under the tranche B facility will be the eighth anniversary of the initial funding date, with nominal interim amortization. The final maturity of the loans under the tranche C facility will be the ninth anniversary of the initial funding date, with nominal interim amortization. The final maturity of the loans under the tranche D facility collectively with the other term loans under the credit agreement will be nine years and six months after the initial funding date, with nominal interim amortization. The revolving credit facility will be available until the seventh anniversary of the initial funding date, and extensions of credit outstanding under that facility on that seventh anniversary will mature on that date.

    Certain mandatory prepayments of term loans under the credit agreement will be required with the proceeds of certain non-ordinary course asset sales and other dispositions of property, to the extent not reinvested and subject to other exceptions, and, for each fiscal year in which the ratio of consolidated total debt to consolidated EBITDA, as defined in the credit agreement, is equal to or greater than 3.0:1.0, 50% of excess cash flow, as defined in the credit agreement, to the extent not reinvested and subject to other exceptions. In addition, certain prepayments of the revolving credit facility will be required in the event that the aggregate dollar equivalent of all loans and letter of credit outstandings thereunder exceed 105% of the aggregate revolving credit commitments.

    INTEREST RATES; FEES

    Loans under the credit agreement bear interest at a rate per annum equal to, at the applicable borrower's election, either

    - a base rate determined by reference to the highest of an announced prime rate, the United States federal funds effective rate plus 0.50% or a rate for certificates of deposit plus 1%; or

    - the cost of funds for United States dollar deposits at LIBOR for one, two, three or six months (or certain other periods to the extent available, subject to certain conditions) as the applicable borrower may elect, adjusted for certain additional costs, plus, in each case, a margin which will be subject to adjustment depending on the ratio of consolidated total debt to consolidated EBITDA from time to time. The applicable margin for LIBOR loans under the permanent facility agreement will range, based on those performance pricing adjustments, from 2.25% to 0.875%, in the case of revolving credit loans and tranche A loans, from 2.50% to 1.75%, in the case of tranche B loans, from 2.75% to 2.00%, in the case of tranche C loans, and from 3.00% to 2.25%, in the case of tranche D loans, in each with applicable margins for base rate loans being 1.25% lower than the margins for LIBOR loans at the corresponding performance pricing levels.

    A commitment fee calculated based on the available unused commitments under the credit agreement is payable quarterly in arrears at a per annum rate of 0.50%, subject, in the case of commitments under the revolving credit facility, to adjustment in a range from 0.50% to 0.25% depending on the ratio of consolidated total debt to consolidated EBITDA from time to time.

    Fees in respect of letters of credit or loan note guarantees are calculated at a rate per annum equal to

    - in the case of letters of credit, the applicable margin for LIBOR loans then applicable to utilizations under the revolving credit facility, less 0.25%, and

    - in the case of loan note guarantees, 2.25%,

based on the maximum amount of each letter of credit or loan note guarantee, payable quarterly in arrears and upon the termination of the revolving credit facility. In addition, a fronting fee calculated at a rate equal to 0.25% of the maximum amount of each letter of credit or loan note guarantee is payable for the account of the issuing bank in respect thereof, payable quarterly in arrears and upon the termination of the revolving credit facility.

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    GUARANTEE; SECURITY

    All obligations of Willis North America under the credit agreement are guaranteed by Trinity Acquisition and its United Kingdom and United States subsidiaries, including Willis Group Limited, with certain exceptions.

    Obligations under the credit agreement are secured by a pledge of capital stock of certain subsidiaries of Trinity Acquisition, including capital stock of Willis Group, its direct subsidiaries (with certain exceptions), Willis North America and its direct United States subsidiaries, the partnership interests of Willis Partners, as well as, in some circumstances, certain intercompany notes and certain non-cash proceeds of asset sales, in each case subject to exceptions and conditions included in the credit agreement. The obligations of Willis Group are supported by a general lien, known as a floating charge in the United Kingdom, filed in the United Kingdom against Willis Group's assets.

    CERTAIN COVENANTS

    The credit agreement contains numerous operating and financial covenants, including, without limitation, requirements in the case of the credit agreement to maintain minimum ratios of adjusted EBITDA to interest and maximum levels of indebtedness in relation to adjusted EBITDA. In addition, the credit agreement includes covenants relating to the delivery of financial statements, reports and notices, limitations on liens, limitations on sales and other disposals of assets, limitations on indebtedness and other liabilities, limitations on capital expenditures, limitations on investments, mergers, acquisitions, loans and advances, limitations on dividends and other distributions, limitations on prepayment, redemption or amendment of the notes, maintenance of property, environmental matters, employee benefit matters, maintenance of insurance, nature of business, compliance with applicable laws, corporate existence and rights, payment of taxes and access to information and properties.

    EVENTS OF DEFAULT

    The credit agreement contains events of default after expiration of applicable grace periods, including failure to make payments under the credit agreement, breach of covenants, breach of representations and warranties, certain events relating to employee benefit plans, invalidity of certain loan documents, default under other agreements or conditions relating to indebtedness, including the 9% senior subordinated notes due 2009, certain events of liquidation, moratorium, insolvency, bankruptcy or similar events, certain litigation or other proceedings, certain events relating to changes in control and certain issuances by TA II of equity or debt securities.

    Upon the occurrence of an event of default, the banks will be able to terminate the commitments under the credit agreement, and declare all amounts, including accrued interest, under the credit agreement to be due and payable and take certain other actions, including enforcement of rights in respect of the collateral securing the credit agreement.

9% SENIOR SUBORDINATED NOTES DUE 2009

    In February 1999, our wholly owned subsidiary, Willis North America, issued 9% senior subordinated notes due 2009 in an aggregate principal amount of $550 million in a private transaction not subject to the registration requirements under the Securities Act. In September 1999, Willis North America completed an exchange offer in which holders exchanged the notes for identical freely tradeable notes registered under the Securities Act. The notes are guaranteed by Willis Group and Willis Partners.

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    Willis North America pays interest on the notes semi-annually on February 1 and August 1 of each year. The notes are redeemable at the option of Willis North America in the following cases:

    - On or before February 1, 2002, Willis North America may redeem up to 35% of the aggregate principal amount of the notes at a redemption price equal to 109% of the aggregate principal amount of those notes, plus accrued and unpaid interest, using the net proceeds of certain equity offerings, which would include this offering.

    - From and after February 1, 2004, Willis North America may redeem the notes, in whole or in part, at a redemption price equal to 104.5% of the aggregate principal amount of the notes being redeemed in 2004, which percentage declines over the next years to 100% in 2007, plus accrued and unpaid interest.

    If Willis North America becomes subject to a change of control, holders of its notes will have the right to require it to purchase all of their notes at a price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to the date of repurchase. In addition, under specified circumstances, Willis North America will be required to offer to purchase the notes at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to the date of purchase, with the excess proceeds of certain assets sales.

    The indenture for the notes contains covenants that, among other things, limit the ability of Willis North America, Willis Group, Willis Partners and some of their subsidiaries to:

    - incur additional indebtedness and issue preferred stock;

    - pay dividends or make other distributions;

    - repurchase capital stock or subordinated indebtedness;

    - create liens;

    - enter into some transactions with affiliates;

    - sell assets and assets of subsidiaries;

    - issue or sell capital stock of some subsidiaries; and

    - enter into some mergers and acquisitions.

    The indenture also provides for events of default which, if any of them occurs, would permit or require the principal of, premium, if any, interest and any other monetary obligations on the notes to become or to be declared to be immediately due and payable. Holders of notes may under specified circumstances be entitled to receive additional payments in respect of taxes and similar charges.

PREFERENCE SHARES

    In connection with the acquisition of our predecessor, six of the world's leading insurance companies invested in the preference shares of TA II Limited, a wholly owned subsidiary of ours. The preference shares have an aggregate liquidation preference of approximately $273 million at March 31, 2001, excluding any accrued and unpaid dividends, and carry the right to a cumulative dividend of 8.5% per annum, excluding the amount of any associated tax credits, on a fixed amount of $25 per preference share. TA II Limited has the option to satisfy 1% per annum of this cumulative dividend by the issuance of additional preference shares. The dividend is payable in dollars semi-annually on June 30 and December 31 of each year, with the first dividend paid on June 30, 1999. If the cash dividend has not been paid on three or more consecutive dividend payment dates, the holders of the preference shares have the right to appoint two directors to the board of TA II Limited. The preference shares may be redeemed at any time by TA II Limited by payment of a fixed amount of $25 per share plus any accrued and unpaid dividends. The preference shares are required to be redeemed

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in full by payment of a fixed amount of $25 per share plus any accrued and unpaid dividends on the earlier of August 1, 2009 or the sale of all or substantially all of our business, including whether in a single transaction or series of transactions and whether by sale of shares, sale of assets or otherwise. Holders of preference shares have a preferential right to receive out of surplus assets arrears and accruals of dividends and $25 per share, but do not have any further right to participate in surplus assets.

    The following is a brief description of each of the members of the consortium:

    AXA INSURANCE PLC is the UK member of the Axa group of companies which are present in more than 60 countries with approximately 140,000 employees and agents. The Axa group is one of the world's leading insurers in life insurance and property casualty business and in asset management and financial services. In 2000, the Axa group's total consolidated revenues, excluding mutuals, was FF523 billion ($75 billion).

    ROYAL & SUNALLIANCE INSURANCE GROUP PLC is the U.K.'s largest general insurer, with 2000 net premium income of $17.7 billion in respect of its general insurance and life business. Royal & SunAlliance Insurance Group provides general and life insurance products and services and asset management and administrative services. In addition to the U.K., Royal & Sun Alliance Insurance Group operates in the United States, Canada, Scandinavia and some 50 countries worldwide with around 50,000 employees.

    THE CHUBB CORPORATION is a global leader in providing business and personal property and liability insurance. The company concentrates on specialty commercial lines and insuring high value homes and their contents. Founded in 1882, Chubb is headquartered in Warren, New Jersey, and has more than 110 offices in 30 countries worldwide. In 2000, Chubb had net written premiums of $6.3 billion.

    THE HARTFORD FINANCIAL SERVICES GROUP, INC. is one of the oldest insurance and financial services firms in the United States, with 2000 revenues of $14.7 billion and assets under management of $183.0 billion. The company is a leading writer of commercial property and casualty insurance, and is the number one annuity writer in the United States. It is also one of the largest writers of personal automobile and homeowners insurance through independent agents. The company has 25,000 employees worldwide and offices in over 10 countries.

    TRAVELERS PROPERTY CASUALTY CORP. is one of the oldest and largest insurance groups in the United States. The company writes all forms of property casualty insurance for businesses and individuals, primarily through independent agents. Its 2000 net written premiums were approximately $8.8 billion. Travelers Property Casualty Corp. is headquartered in Hartford, Connecticut and has approximately 20,000 employees. Travelers Property Casualty Corp. is an affiliate of Salomon Smith Barney Inc., which is an underwriter in this offering.

    THE TOKIO MARINE AND FIRE INSURANCE CO., LIMITED is the oldest and largest non-life company in Japan and is a leader in commercial and personal lines underwriting. In 1999/2000, Tokio had net premiums of Y1,298.0 billion
($12.2 billion). The company writes marine, fire, casualty, automobile and allied lines of insurance, principally covering risks in Japan. The company is headquartered in Tokyo, Japan and has approximately 13,600 employees.

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                          DESCRIPTION OF CAPITAL STOCK

    The following summary is a description of the material terms of our capital stock. We intend to file our memorandum of association and bye-laws as exhibits to the registration statement of which this prospectus is a part.

GENERAL

    We were incorporated as an exempted company under The Companies Act 1981 of Bermuda. Accordingly, the rights of our shareholders are governed by Bermuda law and our memorandum of association and bye-laws.

    Upon completion of the offering and the transactions described under "Redomiciliation in Bermuda", our authorized capital will consist of 4,000 million shares of common stock and 1,000 million shares of preferred stock. Our issued and outstanding share capital will consist of 144,006,701 shares of common stock. Under the consent of the Bermuda Monetary Authority that we expect to obtain, persons who are not residents of Bermuda may freely hold, vote and transfer the shares that we are offering in this prospectus.

COMMON STOCK

    Our current authorized but unissued shares are at the disposal of our board of directors, who may issue, grant options over or otherwise dispose of those shares to any persons and on any terms they deem appropriate, provided the issuance does not violate Bermuda law or our bye-laws and we obtain Bermuda Monetary Authority approval in applicable circumstances.

    VOTING RIGHTS AND SHAREHOLDERS' MEETINGS

    Holders of our common stock are entitled to one vote per share held of record on all matters submitted to a vote of shareholders. Unless required by Bermuda law or our bye-laws, voting at general meetings is decided by a simple majority of the votes cast at a meeting at which a quorum is present. Under our bye-laws, shareholders representing at least 50% of the issued and outstanding shares of common stock present in person or by proxy and entitled to vote constitute a quorum. Under our bye-laws, the vote of 75% of the outstanding shares entitled to vote and the approval of a majority of the board is required to amend bye-laws regarding appointment and removal of directors, remuneration, powers and duties of the board, indemnification of directors and officers, director's interests and the procedures for amending bye-laws. Any share entitled to vote may be voted by written proxy and proxies may be valid for all general meetings. There are no limitations under Bermuda law on the voting rights of non-resident or foreign shareholders.

    Under Bermuda law, a company is required to convene at least one general shareholders' meeting per calendar year. Under Bermuda law and our bye-laws, general meetings of shareholders may either be annual or special. Under Bermuda law, special general meetings must be called upon the request of shareholders holding not less than 10% of the paid up capital of the company carrying the right to vote at general meetings. Directors may also convene special general meetings as they deem necessary.

    Bermuda law requires that shareholders be given at least five days' advance notice of a general meeting, although the accidental omission of notice to any person does not invalidate the proceedings at a meeting. Under our bye-laws, notice of annual general meetings must be made in writing at least 21 days before the meeting and notice of special general meetings must be made in writing at least 7 days before the meeting.

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    ELECTION OR REMOVAL OF DIRECTORS

    Under Bermuda law and our bye-laws, directors are elected at the annual general meeting or to serve until their successors are elected or appointed, unless they are earlier removed or resign.

    The election of our directors is determined by a simple majority of votes cast, except as otherwise required by law. Our shareholders do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all directors. Also, holders of the preference shares of TA II Limited, our subsidiary, have the right to appoint directors in certain circumstances. See "Shareholders--Shareholders Rights Agreement and Registration Rights Agreements".

    Under Bermuda law and our bye-laws, a director may be removed at a special general meeting of shareholders specifically called for that purpose, provided that the director was served with at least 14 days' notice. The director has a right to be heard at the meeting. Any vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his or her place or, in the absence of any election, by the board of directors.

    DUTIES OF DIRECTORS AND OFFICERS

    Under the Companies Act 1981, the duties of directors and officers are to act honestly and in good faith with a view to the best interests of the company and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Every director and officer of the company is also required to comply with the provisions of the Companies Act 1981, all related regulations and the Company's bye-laws. In addition, the directors are subject to common law fiduciary duties. These duties include the duty to act bona fide in the best interests of the company, and not for any collateral purpose.

    Under Bermuda law, the directors' duties are owed to the company itself, not to its shareholders or members, creditors, or any class of either shareholders, members or creditors. In discharging his or her duties, a director is required to exercise the care and skill which may be reasonably expected of a person with the director's skills and experience.

    Bermuda law renders void any provision in the bye-laws or in any contract between a company and any director exempting him or her from or indemnifying him or her against any liability in respect of any fraud or dishonesty of which he or she may be guilty in relation to the company. In addition, the Companies Act 1981 provides that where a director, officer or auditor of a company is found liable to any person for damages arising out of the performance of any function of his or her duties, he will only be held jointly and severally liable if it is proved that he or she knowingly engaged in fraud or dishonesty. In any other case, the court will determine the percentage of responsibility of all parties it determines has contributed to the loss or liability of the plaintiff, and the liability of any one director, officer or auditor shall be equal to the total loss suffered by the plaintiff multiplied by the director's, officer's or auditor's percentage of responsibility as determined by the court.

    DIVIDEND RIGHTS

    Dividends are payable only when declared by the board of directors. Bermuda law prohibits a company from declaring a dividend or making a distribution out of contributed surplus if there are reasonable grounds for believing that the company is, or would after payment, be unable to pay its liabilities as they become due, or the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. All dividends unclaimed for a period of six years after having been declared will be forfeited and revert to us. Except as noted in this paragraph, there are no limitations under Bermuda law on the rights of non-resident or foreign shareholders to receive dividends.

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    RIGHTS IN LIQUIDATION

    In the event of our liquidation, after payment of all debts and liabilities, we will distribute our remaining assets to our shareholders in proportion to their ownership of outstanding shares, subject to the preferential rights accorded to any series of preferred stock.

    NO PRE-EMPTIVE RIGHTS

    Holders of our common stock have no pre-emptive rights.

    CHANGES IN CAPITAL

    We may from time to time by shareholder resolution passed by a simple majority:

    - increase our share capital to be divided into shares in the amount that the resolution prescribes;

    - divide our shares into several classes with different rights;

    - consolidate and divide any or all of our share capital into shares of a larger amount than our existing shares;

    - sub-divide any of our shares into shares of a smaller amount than that fixed by our memorandum of association, as long as the proportion between the amount paid and the amount, if any, unpaid on each reduced share be the same as on the share from which the reduced share is derived;

    - cancel shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the cancelled shares;

    - change the currency denomination of our share capital; and

    - authorize the reduction of issued share capital or any share premium.

    TRANSFER OF SHARES

    Transfer of shares must be in writing. The instruments of transfer of a share may be in any form which our board of directors approves.

    MODIFICATION OF RIGHTS

    Our bye-laws provide that, subject to Bermuda law, the rights attached to any class of shares of common stock may be modified by a resolution passed at a separate general meeting of the holders representing at least a majority of the votes cast of that class. For purposes of this meeting, one or more shareholders present in person or by proxy representing at least a majority of the issued and outstanding shares of that class and entitled to vote will be a quorum.

    BORROWING POWER

    Neither Bermuda law nor our bye-laws will restrict in any way our power to borrow and raise funds. The decision to borrow funds is passed by or under direction of our board of directors, no shareholders' resolution being required.

PREFERRED STOCK

    Authorized shares of our preferred stock may be issued at the discretion of our board of directors without any further action by the shareholders, except as required by applicable law or regulation. Our board of directors is authorized, from time to time, to divide the preferred stock into classes or series,

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to designate each class or series and to determine for each class or series its respective rights and preferences, including, without limitation, any of the following:

    - the rate of dividends and whether dividends will be cumulative or have a preference over the common stock in right of payment;

    - the terms and conditions upon which shares may be redeemed and the redemption price;

    - sinking fund provisions for the redemption of shares;

    - the amount payable in respect of each share upon a voluntary or involuntary liquidation of us;

    - the terms and conditions upon which shares may be converted into other securities of ours, including common stock;

    - limitations and restrictions on payment of dividends or other distributions on, or redemptions of, other classes of our capital stock junior that that series, including the common stock;

    - conditions and restrictions on the incurrence of certain indebtedness or issuance of other senior classes of capital stock;

    - the terms on which shares may be redeemed, if any; and

    - voting rights.

    Any series or class of preferred stock could, as determined by our board of directors at the time of issuance, rank senior to our common stock with respect to dividends, voting rights, redemption and liquidation rights. The preferred stock authorized is of the type commonly known as blank-check preferred stock.

OTHER MATTERS

    ACCESS TO BOOKS AND RECORDS AND DISSEMINATION OF INFORMATION. Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company's certificate of incorporation, its memorandum of association, including its objects and powers, and any alteration to the company's memorandum of association.

    The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company's audited financial statements, which must be presented at the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders without charge and to members of the general public on the payment of a fee. A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act 1981, establish a branch register outside Bermuda.

    A company is required to keep at its registered office a register of its directors and officers which is open for inspection for not less than two hours in each day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

    AMENDMENT OF MEMORANDUM OF ASSOCIATION AND BYE-LAWS. Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. In certain circumstances, an amendment to the memorandum of association also requires the approval of the Bermuda Minister of Finance, who may grant or withhold approval at his discretion. However, such approval of the Bermuda Minister of Finance is not required for an amendment which alters or reduces a company's share capital as provided in the Companies Act 1981. Except as set forth therein, the bye-laws may be amended by a resolution passed by a majority of votes cast at a general meeting.

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    Under Bermuda law, the holders of an aggregate of no less than 20% in par value of a company's issued share capital have the right to apply to the Bermuda Court for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting. This does not apply to an amendment which alters or reduces a company's share capital as provided in the Companies Act 1981. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum is passed. Such application may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No such application may be made by persons voting in favor of the amendment.

    APPRAISAL RIGHTS AND SHAREHOLDER SUITS. Under Bermuda law, in the event of an amalgamation of two Bermuda companies, a shareholder who did not vote in favor of the amalgamation and is not satisfied that fair value has been paid for his shares may apply to the Bermuda Court to appraise the fair value of his shares. The amalgamation of a company with another company requires the amalgamation agreement to be approved by:

    - a meeting of the holders of shares of the amalgamating company;

    - a meeting of the holders of each class of such shares; and

    - in certain circumstances, the consent of the Bermuda Minister of Finance (who may grant or withhold consent at his discretion).

    Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of:

    - is alleged to be beyond the corporate power of the company;

    - is illegal; or

    - would result in the violation of the company's memorandum of association or bye-laws.

    Furthermore, consideration would be given by the Bermuda courts to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than those who actually approved it.

    When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda courts for an order regulating the company's conduct of affairs in the future or ordering the purchase of the shares of any shareholder by other shareholders or by the company.

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                        CERTAIN INCOME TAX CONSEQUENCES

BERMUDA TAXATION

    The following summary of Bermuda tax matters is based upon the advice of Appleby Spurling & Kempe, our Bermuda counsel, regarding current law and practice in Bermuda. This summary does not purport to be a comprehensive description of all the tax considerations which may be relevant to a decision to purchase our shares. Investors should consult their professional advisers on the possible tax consequences of their subscribing for, purchasing, holding, selling or redeeming our shares under the laws of their countries of citizenship, residence, ordinary residence or domicile.

    On the date of this prospectus, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or our shareholders, other than shareholders ordinarily resident in Bermuda.

    Tax Protection Act 1966, as amended, an undertaking that, in the event of there being enacted in Bermuda any legislation imposing withholding or other tax computed on profits or income, or computed on any capital assets, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not until March 28, 2016 be applicable to us or to any of our operations, or to our shares, debentures or other obligations except and so far as suchtax applies to persons ordinarily resident in Bermuda and holding such shares, debentures or other obligations or any land leased or let to us in Bermuda.

    As an exempted company, we are liable to pay to the Bermuda Government an annual Government fee based upon our assessable capital. Based on the initial public offering price per share of $13.50 and without taking into account the 3,000,000 shares which we will issue if the underwriters exercise in full their option to purchase additional shares from us, our estimated assessable capital immediately after this offering would be approximately $270.6 million, and the fee would be approximately $16,700 per annum.

UNITED STATES TAXATION

    The following summary describes the material United States federal income tax consequences of ownership of shares of common stock as of the date of this prospectus. The discussion included below is applicable to U.S. Holders (as defined below).

    As used in this prospectus, the term U.S. Holder means a beneficial holder of a share of common stock that is:

    - a citizen or resident of the United States;

    - a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

    - an estate the income of which is subject to United States federal income taxation regardless of its source; or

    - a trust (1) which is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

    Except where noted, this summary deals only with shares of common stock held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, financial institutions, tax-exempt entities, insurance companies, persons holding shares of common stock

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as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, or persons whose functional currency is not the United States dollar. In addition, this discussion does not address the tax consequences that could apply to persons that own 10% or more of our voting stock. Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions promulgated under the Code as of the date of this prospectus, and those authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below.

    PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

    If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If a U.S. Holder is a partner of a partnership holding shares, that holder is urged to consult its tax advisors.

TAXATION OF DIVIDENDS

    The gross amount of dividends paid to U.S. Holders of shares of common stock will be treated as dividend income to these holders, to the extent paid out of current or accumulated earnings and profits, as determined under United States federal income tax principles. This income will be includable in the gross income of a U.S. Holder as ordinary income on the day received by the U.S. Holder. These dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

    To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the shares of common stock. This will increase the amount of gain, or decrease the amount of loss, to be recognized by the investor on a subsequent disposition of the shares of common stock, and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange.

    If, for United States federal income tax purposes, we are classified as a United States owned foreign corporation, distributions made to you with respect to your shares of common stock that are taxable as dividends generally will be treated for United States foreign tax credit purposes as:

    - foreign source passive income or, in the case of some holders, foreign source financial services income; and

    - United States source income,

    in proportion to our earnings and profits in the year of such distribution allocable to foreign and United States sources, respectively. For this purpose, we will be treated as a United States-owned foreign corporation so long as stock representing 50% or more of the voting power or value of our stock is owned, directly or indirectly, by United States persons.

PASSIVE FOREIGN INVESTMENT COMPANY

    We do not believe that we are, for United States federal tax purposes, a passive foreign investment company, and we expect to continue our operations in such a manner that we will not be a passive foreign investment company. If, however, we are or become a passive foreign investment company, U.S. Holders could be subject to additional federal income taxes on gain recognized with respect to the shares of common stock and on certain distributions, plus an interest charge on certain taxes treated as having been deferred by the U.S. Holder under the passive foreign investment company rules.

FOREIGN PERSONAL HOLDING COMPANY

    We do not believe that we are, or that any of our non-U.S. subsidiaries is, a foreign personal holding company for United States federal income tax purposes. If we or one of our non-U.S. subsidiaries were so classified, you would be required, regardless of your percentage ownership, to include in income, as a dividend, your pro rata share of our relevant non-U.S. subsidiary's undistributed foreign personal holding company income--generally, taxable income with certain adjustments--if you held shares of common stock on the last day of our taxable year or, if earlier, the last day on which we satisfied the shareholder test described below. In addition, if we were classified as a foreign personal holding company, and you acquired your shares of common stock from a decedent, you would not receive a "stepped-up" basis in that stock. Instead, you would have a tax basis equal to the lower of the fair market value of those shares of common stock or the decedent's basis in them.

    A foreign corporation will be classified as a foreign personal holding company if:

        (1) at any time during the corporation's taxable year, five or fewer individuals, who are United States citizens or residents, directly or indirectly own more than 50% of the corporations' stock, by either voting power or value; and

        (2) the corporation receives at least 60% of its gross income, 50% after the initial year of qualification, in each case as adjusted, for the taxable year from certain passive sources.

TAXATION OF CAPITAL GAINS

    For United States federal income tax purposes, a U.S. Holder will recognize taxable gain or loss on any sale or exchange of a share of common stock in an amount equal to the difference between the amount realized for the share of common stock and the U.S. Holder's basis in the share of common stock. That gain or loss will be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder will generally be treated as United States source gain or loss.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting requirements will apply to dividends in respect of the shares of common stock or the proceeds received on the sale, exchange or redemption of the shares of common stock paid within the United States and in certain cases, outside of the United States, to U.S. Holders other than certain exempt recipients, such as corporations, and backup withholding may apply to those amounts if the U.S. Holder fails to provide an accurate taxpayer identification number or to report interest and dividends required to be shown on its federal income tax returns. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's United States federal income tax liability.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Before this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for our common stock will develop or be substantial after this offering. Future sales of substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of our equity securities. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after the restrictions lapse, or the perception that such sales may occur, could adversely effect the prevailing market price.

    Upon completion of this offering, we will have outstanding
144,006,701 shares of common stock, or 147,006,701 shares if the underwriters exercise the over-allotment option in full, without taking into account 29,444,096 shares that may be issued upon exercise of options outstanding as of the date of our initial public offering.

    The 20,000,000 shares of common stock being sold in this offering will be freely tradeable (other than by an affiliate of our company as that term is defined in the Securities Act of 1933, or Securities Act) without restriction or registration under the Securities Act, unless they are sold under our directed share program. All remaining shares were issued and sold by us in private transactions and are eligible for public sale if registered under the Securities Act or sold under Rule 144 or Rule 701. All of our shares held by our principal shareholders, directors and officers will be restricted securities within the meaning of Rule 144 and may be sold in the public market only if registered or sold under an exemption from registration under the Securities Act, including the exemption provided by Rule 144. We have entered into a registration rights agreement with some of our principal shareholders with respect to the shares of our common stock they hold. See "Shareholders--Shareholders Rights Agreement and Registration Rights Agreements".

    Except in the case of certain of our shares held by the trust that is party to our employee stock purchase agreements, all of our existing shareholders prior to the completion of this offering, who collectively hold an aggregate of approximately 123,651,774 shares of common stock, including our directors and executive officers, have agreed, under lock-up agreements or restrictions on transfer contained in shareholder and subscription agreements with us, that, subject to certain important exceptions described under the caption "Underwriting," they will not sell any common stock owned by them for a period of at least 180 days from the date of this prospectus. In the case of lock-up agreements, sales may be made only with the prior written consent of Salomon Smith Barney Inc. Where these agreements are not directly with the representatives of the underwriters, we have agreed with the representatives that these agreements will not be waived, amended or failed to be enforced in that 180 day period without the prior written consent of Salomon Smith Barney Inc. In addition, shares sold in this offering under our directed share program will be subject to lock-up agreements that generally prohibit resales for 180 days from the date of this prospectus.

    Following the expiration of the lock-up period, at least 112,517,320 shares of common stock will be available for sale in the public market subject to compliance with Rule 144 or Rule 701, including approximately 20,333,333 shares eligible for sale under Rule 144(k). If all shares reserved for our directed share program are purchased, approximately 2,500,000 additional shares will become available for sale in the public market following the expiration of the lock-up period.

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including a person who may be deemed an affiliate of ours, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of the shares then outstanding, which will be approximately 152 million shares immediately after this offering, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options; or

    - the average weekly trading volume of the shares of our common stock on the New York Stock Exchange during the four calendar weeks before the filing of a Form 144 with respect to that sale.

    Sales under Rule 144 are also subject to requirements relating to manner of sale, notice and availability of current public information about us. Under
Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any previous owner except an affiliate of ours, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    In addition, after the effectiveness of this offering we intend to file one or more registration statements on Form S-8 under the Securities Act covering all shares of our common stock reserved for issuance under our various stock incentive plans. Shares registered under these registration statements would be available for sale in the open market unless these shares are subject to vesting restrictions.

    We also may issue shares of our common stock from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares in connection with any such acquisitions and investments.

    We also recently agreed to issue shares of our common stock in connection with our acquisition of Bradstock G.I.S. Pty Limited in Australia upon the third anniversary of such acquisition. Based on a price of $13.50 per share of common stock at each relevant date specified in the formulae used to calculate the number of shares to be issued, we would issue approximately 155,000 new shares on such third anniversary.

                                  UNDERWRITING

    Salomon Smith Barney Inc. is acting as sole bookrunning lead manager of this offering and J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are acting as co-lead managers and, together with Banc of America Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and UBS Warburg LLC, are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

                                                                NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ----------
Salomon Smith Barney Inc....................................   5,400,050
J.P. Morgan Securities Inc..................................   3,600,000
Morgan Stanley & Co. Incorporated...........................   3,600,000
Banc of America Securities LLC..............................   1,800,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........   1,800,000
UBS Warburg LLC.............................................   1,800,000
BNP Paribas.................................................     133,330
Cochran, Caronia Securities LLC.............................     133,330
Conning & Company...........................................     133,330
Dowling & Partners Securities, LLC..........................     133,330
A.G. Edwards & Sons, Inc....................................     133,330
Epoch Partners..............................................     133,330
First Union Securities, Inc.................................     133,330
Fox-Pitt, Kelton Inc........................................     133,330
Friedman, Billings, Ramsey..................................     133,330
Janney Montgomery Scott LLC.................................     133,330
Keefe, Bruyette & Woods, Inc................................     133,330
Legg Mason Wood Walker, Incorporated........................     133,330
Neuberger & Bergman.........................................     133,330
Shemano Group...............................................     133,330
Muriel Siebert & Co., Inc...................................     133,330
                                                              ----------
        Total...............................................  20,000,000
                                                              ==========

    The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

    The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not to exceed $0.547 per share. The underwriters may allow, and the dealers may reallow, a concession not to exceed $0.10 per share on sales to other dealers. If all the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

    We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 3,000,000 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

    We, Profit Sharing (Overseas), Limited Partnership, the consortium members and Fisher Capital Corp. L.L.C. have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock, except that we may issue and sell common stock and grant options pursuant to our employee benefit plans, issue common stock upon the exercise of options and issue common stock as consideration for acquisitions so long as the recipient of the common stock in connection with the acquisition agrees not to sell the common stock for the remainder of the 180 day period. Except in the case of certain of our shares held by the trust that is party to our employee stock purchase agreements, all of our other existing shareholders, including our directors and executive officers, are subject to existing restrictions on sales of their shares in excess of 180 days pursuant to shareholder and subscription agreements with us. We have agreed not to amend, waive or fail to enforce those transfer restrictions for a period of 180 days from the date of this prospectus without the prior written consent of Salomon Smith Barney Inc. Salomon Smith Barney Inc. in its sole discretion may release any of the securities subject to these arrangements at any time without notice.

    At our request, the underwriters have reserved approximately 2,500,000 shares of common stock for sale at the initial public offering price to persons who are directors, officers or employees, or who are otherwise associated with us, through a directed share program. Any shares purchased by these individuals will be locked-up for 180 days on terms similar to those described in the preceding paragraph. The number of shares of common stock available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares of common stock offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.

    Prior to this offering, there has been no public market for our common stock. Therefore, the initial public offering price for our shares was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our record of operations, including our significantly improved results for the first quarter of 2001, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this offering.

    Our common stock has been approved for listing on the New York Stock Exchange under the symbol "WSH". The underwriters have undertaken to sell shares of common stock to a minimum of 2,000 beneficial owners in lots of 100 or more shares to meet the New York Stock Exchange distribution requirements for trading.

    The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                              PAID BY WILLIS GROUP HOLDINGS
                                                                         LIMITED
                                                              -----------------------------
                                                               NO EXERCISE    FULL EXERCISE
                                                              -------------   -------------
Per share...................................................   $     0.911     $     0.911
                                                               -----------     -----------
Total.......................................................   $18,220,000     $20,953,000
                                                               ===========     ===========

    In connection with this offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of the bids for or purchases of shares in the open market while the offering is in progress.

    The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc. repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or making stabilizing purchases.

    Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

    We estimate that our portion of the total expenses of this offering will be approximately $6 million, which consist of approximately $249,500 for filing and listing fees and $5.7 million for accounting and legal fees and expenses.

    Travelers Property Casualty Corp., an affiliate of Salomon Smith
Barney Inc., has beneficially owned 3.2% of the ordinary shares of TA I Limited since the 1998 acquisition. These shares have been exchanged for 3.2% of our common stock, before giving effect to this offering, as part of the transactions described in "Redomiciliation in Bermuda." In addition, Travelers Property Casualty Corp. owns 19.7% of the preferred stock of TA II Limited, our subsidiary. Because we may use the proceeds of this offering to redeem a portion of the preference shares of TA II Limited and, as a result, an affiliate of Salomon Smith Barney Inc. may receive more than 10% of the net proceeds of this offering, it may be deemed to have a "conflict of interest" with us under Rule 2710(c) (8) of the National Association of Securities Dealers, Inc., known as the NASD. When a NASD member with a conflict of interest participates as an underwriter in a public offering, that rule requires that the initial public offering price may be no higher than that recommended by a "qualified independent underwriter," as defined by the NASD. In accordance with this rule, J.P. Morgan Securities Inc. has assumed the responsibilities of acting as a qualified independent underwriter. In its role as a qualified independent underwriter, J.P. Morgan Securities Inc. has performed a due diligence investigation and participated in the preparation of this prospectus and the registration statement of which this prospectus is a part. We have agreed to indemnify J.P. Morgan Securities Inc. against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

    The Chase Manhattan Bank, an affiliate of J.P. Morgan Securities Inc., is the Administrative Agent and Collateral Agent, Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley & Co. Incorporated, is the Syndicate Agent, and Bank of America N.A., an affiliate of Banc of America Securities LLC, is the Documentation Agent, and each are lenders under our senior credit facilities.

    The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

    Morgan Stanley Dean Witter Online Inc., an affiliate of Morgan Stanley & Co. Incorporated, will be distributing shares of common stock over the Internet to its respective eligible account holders. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated intends to allocate a number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet website maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than the prospectus in electronic format, the information on the Merrill Lynch, Pierce, Fenner & Smith Incorporated website is not a part of this prospectus. Finally, while J.P. Morgan Securities Inc. may make the prospectus available to customers via a password-protected website, J.P. Morgan Securities Inc. will not rely on any means of electronic delivery to satisfy legal prospectus requirements, but instead will deliver paper copies.

    A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

                            VALIDITY OF COMMON STOCK

    Appleby Spurling & Kempe, Bermuda, will pass upon the validity of the issuance of the shares of common stock offered by this prospectus. Certain legal matters will be passed upon for us by Simpson Thacher & Bartlett, New York, New York 10017 as to matters of United States and New York law and by Clifford Chance Limited Liability Partnership as to matters of English law. Certain partners of Simpson Thacher & Bartlett, members of their families, related persons and others, have an indirect interest, through limited partnerships, who are investors in KKR 1996 Fund (Overseas) Limited Partnership, in less than 1% of the common stock. In addition, Simpson Thacher & Bartlett has in the past provided, and may continue to provide, legal services to KKR and its affiliates, including KKR 1996 Fund (Overseas) Limited Partnership. The underwriters are being represented as to United States legal matters by Cravath, Swaine & Moore, New York, New York 10019.

                                    EXPERTS

    The consolidated financial statements of TA I Limited as of December 31, 2000 and 1999 and for the two years then ended included in this prospectus have been audited by Deloitte & Touche, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Commission a registration statement on Form F-1 under the Securities Act about the securities we offer under this prospectus. As a result of the effectiveness of the registration statement under the Securities Act, we will be subject to the informational requirements of the Securities Exchange Act of 1934. We will be subject to the informational requirements of the United States Exchange Act of 1934, as amended, as applicable to foreign private issuers, and will file periodic reports and other information relating to our business, financial statements and other matters with the Commission. We will be exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our officers, directors and principal shareholders will be exempt from the reporting and "short swing" profit recovery provisions contained in Section 16 of the Act. You may read and copy these reports and other information at the public reference facilities maintained by the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at the regional public reference facilities maintained by the Securities and Exchange Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of that material, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Section of the Securities and Exchange Commission at prescribed rates by calling the Commission at 1-800-SEC-0330. That material may be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov). After our shares of common stock are listed on the New York Stock Exchange, information concerning us will also be available for inspection at the offices of the exchange, 20 Broad Street, New York, New York 10005.

    You may also request a copy of those materials, free of cost, by writing or telephoning us at the following address and telephone number:

       Willis Group Holdings Limited
       Ten Trinity Square
       London EC3P 3AX
       England
       Attention: Company Secretary
       Telephone: +44-20-7488-8111

                            ------------------------

    We intend to apply to the Bermuda Monetary Authority for its consent to the issue and transfer of the shares of common stock that we may sell under this prospectus. Approvals or permissions we expect to receive from the Bermuda Monetary Authority do not constitute a guaranty by the Bermuda Monetary Authority as to our performance or our credit worthiness. Accordingly, in giving those approvals or permissions, the Bermuda Monetary Authority will not be liable for our performance or default or for the correctness of any opinions or statements expressed in this document.

    We will file this document as a prospectus with the Registrar of Companies in Bermuda. That filing will not constitute a guaranty by the Registrar as to our performance or creditworthiness, nor does it suggest that the Registrar is liable for our performance or default or the correctness of any opinions or statements expressed in this document.

    The Bermuda Monetary Authority has classified us as non-resident in Bermuda for exchange control purposes. Accordingly, we may convert currency, other than Bermuda currency, held for our account to any other currency without restriction. Persons, firms or companies regarded as residents of Bermuda for exchange control purposes require specific consent under the Exchange Control Act, 1972 of Bermuda, and regulations promulgated under that Act, to purchase any shares in our capital stock or any other securities that we may issue. Under the terms of the consent that we expect the Bermuda Monetary Authority to give to us, the issuance and transfer of the shares of common stock between persons, firms or companies regarded as non-resident in Bermuda for exchange control purposes may be effected without further permission from the Bermuda Monetary Authority.

                            ------------------------

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
TA I LIMITED

INDEPENDENT AUDITORS' REPORT................................   F-2

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2000
 AND 1999 AND FOR THE YEARS THEN ENDED:

  Consolidated Statements of Operations.....................   F-3

  Consolidated Balance Sheets...............................   F-4

  Consolidated Statements of Comprehensive Income (Loss)....   F-6

  Consolidated Statements of Cash Flows.....................   F-7

  Consolidated Statements of Stockholders' Equity...........   F-9

  Notes to Consolidated Financial Statements................   F-10

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF MARCH 31,
 2001 AND DECEMBER 31, 2000 AND FOR EACH OF THE THREE-MONTH
 PERIODS ENDED MARCH 31, 2001 AND MARCH 31, 2000:

  Condensed Consolidated Statements of Operations...........   F-41

  Condensed Consolidated Balance Sheets.....................   F-42

  Condensed Consolidated Statements of Comprehensive Income
    (Loss)..................................................   F-44

  Condensed Consolidated Statements of Cash Flows...........   F-45

  Notes to the Condensed Consolidated Financial
    Statements..............................................   F-46

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of TA I Limited

    We have audited the accompanying consolidated balance sheets of TA I Limited and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, comprehensive income (loss), cash flows and stockholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies as of December 31, 2000 and 1999 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche

London, England

February 13, 2001

                                  TA I LIMITED

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                                                 2000          1999
                                                              -----------   -----------
REVENUES:
  Commissions and fees......................................  $     1,237   $     1,180
  Interest income...........................................           68            64
                                                              -----------   -----------
    Total revenues..........................................        1,305         1,244
                                                              -----------   -----------
EXPENSES, NET:
  General and administrative expenses.......................        1,062         1,136
  Pension review expense (Note 11)..........................           --            40
  Restructuring costs (Note 3)..............................           18             7
  Depreciation expense......................................           37            41
  Amortization of goodwill..................................           35            35
  Gain on disposal of operations (Note 4)...................           (1)           (7)
                                                              -----------   -----------
    Total expenses..........................................        1,151         1,252
                                                              -----------   -----------
OPERATING INCOME (LOSS).....................................          154            (8)
                                                              -----------   -----------

OTHER EXPENSES:
  Interest expense..........................................           89            89
  Other expenses............................................           --             7
                                                              -----------   -----------
    Other expenses, net.....................................           89            96
                                                              -----------   -----------
INCOME (LOSS) BEFORE INCOME TAXES, EQUITY IN NET EARNINGS OF
  ASSOCIATES AND MINORITY INTEREST..........................           65          (104)
INCOME TAX EXPENSE (Note 5).................................           33             7
                                                              -----------   -----------

INCOME (LOSS) BEFORE EQUITY IN NET EARNINGS OF ASSOCIATES
  AND MINORITY INTEREST.....................................           32          (111)

EQUITY IN NET EARNINGS OF ASSOCIATES (Note 6)...............            2             7

MINORITY INTEREST (Including $23 and $23, respectively, of
  preferred stock dividends on Company--Obligated
  Mandatorily Redeemable Preferred Capital Securities of
  Subsidiary) (Note 7)......................................          (25)          (28)
                                                              -----------   -----------
NET INCOME (LOSS) AVAILABLE FOR ORDINARY STOCKHOLDERS.......  $         9   $      (132)
                                                              ===========   ===========
EARNINGS (LOSS) PER ORDINARY SHARE--Basic and Diluted (Note
  8)........................................................  $      0.07   $     (1.11)
                                                              ===========   ===========
WEIGHTED-AVERAGE NUMBER OF ORDINARY SHARES
  OUTSTANDING--Basic and Diluted (Note 8)...................  121,311,497   119,005,203
                                                              ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  TA I LIMITED

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999

                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                                                2000       1999
                                                              --------   --------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $   88     $   80
  Fiduciary funds--restricted (Note 9)......................      978        897
  Short-term investments (Note 9)...........................       41         33
  Accounts receivable, net of allowance for doubtful
    accounts of $24 and $25, respectively...................    4,675      4,110
  Deferred tax assets (Note 5)..............................       14         11
  Other current assets......................................       94         88
                                                               ------     ------
    Total current assets....................................    5,890      5,219
                                                               ------     ------

NONCURRENT ASSETS:
  Fixed assets, net of accumulated depreciation of $79 and
    $52, respectively (Note 10).............................      192        220
  Goodwill, net of accumulated amortization of $80 and $45,
    respectively............................................    1,225      1,259
  Investments in associates (Note 6)........................      134        137
  Deferred tax assets (Note 5)..............................       45         36
  Other noncurrent assets...................................      104         98
                                                               ------     ------
    Total noncurrent assets.................................    1,700      1,750
                                                               ------     ------
TOTAL.......................................................   $7,590     $6,969
                                                               ======     ======

                                                                     (Continued)

                                  TA I LIMITED

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999

                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                                                2000       1999
                                                              --------   --------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................   $5,484     $4,837
  Deferred revenue and accrued expenses.....................      130        108
  Provisions (Note 11)......................................       37         49
  Income taxes payable......................................       43         35
  Other current liabilities.................................      189        182
                                                               ------     ------
    Total current liabilities...............................    5,883      5,211
                                                               ------     ------

NONCURRENT LIABILITIES:
  Long-term debt (Note 12)..................................      958        988
  Provisions (Note 11)......................................      121        143
  Other noncurrent liabilities..............................       99        114
                                                               ------     ------
    Total noncurrent liabilities............................    1,178      1,245
                                                               ------     ------
    Total liabilities.......................................    7,061      6,456
                                                               ------     ------

COMMITMENTS AND CONTINGENCIES (Note 18)

MINORITY INTEREST...........................................       19         18

COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED CAPITAL
  SECURITIES OF SUBSIDIARY (Note 7).........................      272        269

STOCKHOLDERS' EQUITY:
  Ordinary shares, L0.10 par value ($0.15); Authorized:
    3,900,000,000;
    Issued and outstanding, 112,517,320 shares..............       19         19
  Management ordinary shares, L0.10 par value ($0.15);
    Authorized: 100,000,000; Issued and outstanding,
    11,181,219 shares and 8,050,382 shares, respectively            1          1
  Additional paid-in capital................................      390        381
  Accumulated deficit.......................................     (167)      (176)
  Accumulated other comprehensive (loss) income
    (Note 16)...............................................       (5)         1
                                                               ------     ------
    Total stockholders' equity..............................      238        226
                                                               ------     ------
TOTAL.......................................................   $7,590     $6,969
                                                               ======     ======

                                                                     (Concluded)

The accompanying notes are an integral part of these consolidated financial statements.

                                  TA I LIMITED

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                             (DOLLARS IN MILLIONS)

                                                                2000       1999
                                                              --------   --------
NET INCOME (LOSS) AVAILABLE FOR ORDINARY STOCKHOLDERS.......    $ 9       $(132)

OTHER COMPREHENSIVE INCOME, NET OF TAX:

  Foreign currency translation adjustment...................     (8)          3

  Unrealized holding gains (losses) (net of tax of $1 and
    ($1))...................................................      2          (2)
                                                                ---       -----

  Other comprehensive (loss) income, net of tax.............     (6)          1
                                                                ---       -----

COMPREHENSIVE INCOME (LOSS).................................    $ 3       $(131)
                                                                ===       =====

  The accompanying notes are an integral part of these consolidated financial statements.

                                  TA I LIMITED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
                             (DOLLARS IN MILLIONS)

                                                                2000       1999
                                                              --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss) available for ordinary stockholders.....    $  9      $(132)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Loss (gain) on sale of subsidiary, fixed assets and
     short-term investments.................................       2         (4)
    Depreciation............................................      37         41
    Amortization of goodwill................................      35         35
    Provision for doubtful accounts.........................       8         10
    Minority interest.......................................       3          5
    Provisions..............................................     (23)        23
    Provision for deferred income taxes.....................      (8)       (18)
    Other...................................................       3          4
  Changes in operating assets and liabilities, net of
    effects from purchase of subsidiaries:
    Fiduciary funds -- restricted...........................    (124)        66
    Accounts receivable.....................................    (742)       (84)
    Accounts payable........................................     851        154
    Other...................................................      28         51
                                                                ----      -----
      Net cash provided by operations.......................      79         19
                                                                ----      -----

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds on disposal of fixed assets......................       7         11
  Additions to fixed assets.................................     (30)       (41)
  Net cash proceeds from sale of subsidiaries...............       1         15
  Acquisitions of subsidiaries, net of cash acquired........      (8)       (19)
  Investments in and advances to associates.................      (1)       (17)
  Purchase of short-term investments........................     (32)       (22)
  Proceeds on sale of short-term investments................      25         46
  Other, net................................................      (3)         1
                                                                ----      -----
      Net cash used in investing activities.................     (41)       (26)
                                                                ----      -----

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds of issuances of debt.............................      --        550
  Repayments of debt........................................     (32)      (598)
  Debt issuance costs.......................................      --        (13)
  Proceeds from the issuances of ordinary shares............      --         31
  Proceeds from the issuances of management ordinary
    shares..................................................       9          5
                                                                ----      -----
      Net cash used in financing activities.................     (23)       (25)
                                                                ----      -----

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............      15        (32)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...............................................      (7)        (6)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................      80        118
                                                                ----      -----

CASH AND CASH EQUIVALENTS, END OF YEAR......................    $ 88      $  80
                                                                ====      =====

                                                                     (Continued)

                                  TA I LIMITED
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999
                             (DOLLARS IN MILLIONS)

                                                                2000       1999
                                                              --------   --------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash payments for income taxes............................    $27        $18
                                                                ===        ===
  Cash payments for interest................................    $85        $72
                                                                ===        ===

SUPPLEMENTAL DISCLOSURES OF NONCASH FLOW INVESTING
  AND FINANCING ACTIVITIES:
  Investment in associated companies........................    $--        $ 1
  Issuance of mandatorily redeemable subsidiary preferred
    shares
    in lieu of dividend.....................................      3          2
  Purchase of fixed assets..................................     --          2
  Deferred payments on acquisitions of subsidiaries.........      4          6

  Acquisitions:
    Fair value of assets acquired...........................     38         39
    Less: liabilities assumed...............................    (25)       (21)
    Cash acquired...........................................     (6)        (2)
                                                                ---        ---
  Acquisitions, net of cash acquired........................    $ 7        $16
                                                                ===        ===

                                                                     (Concluded)

  The accompanying notes are an integral part of these consolidated financial statements.

                                  TA I LIMITED
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 2000 AND 1999
                             (DOLLARS IN MILLIONS)

                                                                 2000          1999
                                                              -----------   -----------
ORDINARY SHARES
Balance, beginning of year..................................  112,517,320   103,027,162
  Ordinary share issuances..................................           --     9,490,158
                                                              -----------   -----------
Balance, end of year........................................  112,517,320   112,517,320
                                                              ===========   ===========

MANAGEMENT ORDINARY SHARES
Balance, beginning of year..................................    8,050,382     6,572,655
  Management ordinary share issuances.......................    3,069,462     1,477,727
  Exercise of stock options.................................       61,375            --
                                                              -----------   -----------
Balance, end of year........................................   11,181,219     8,050,382
                                                              ===========   ===========

ORDINARY STOCK
Balance, beginning of year..................................  $        19   $        17
  Proceeds from issuance of ordinary shares.................           --             2
                                                              -----------   -----------
Balance, end of year........................................           19            19
                                                              -----------   -----------

MANAGEMENT ORDINARY STOCK
Balance, beginning of year..................................            1             1
  Proceeds from issuance of management ordinary shares......           --            --
                                                              -----------   -----------
Balance, end of year........................................            1             1
                                                              -----------   -----------

ADDITIONAL PAID-IN CAPITAL
Balance, beginning of year..................................          381           347
  Proceeds from issuances of ordinary shares................           --            30
  Proceeds from issuances of management ordinary shares.....            9             4
                                                              -----------   -----------
Balance, end of year........................................          390           381
                                                              -----------   -----------

ACCUMULATED DEFICIT
Balance, beginning of year..................................         (176)          (44)
  Net income (loss) available for ordinary stockholders.....            9          (132)
                                                              -----------   -----------
Balance, end of year........................................         (167)         (176)
                                                              -----------   -----------

ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME
Balance, beginning of year..................................            1            --
  Foreign currency translation adjustment...................           (8)            3
  Unrealized holding gains (losses).........................            2            (2)
                                                              -----------   -----------
Balance, end of year........................................           (5)            1
                                                              -----------   -----------
TOTAL STOCKHOLDERS' EQUITY..................................  $       238   $       226
                                                              ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  TA I LIMITED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

1. THE COMPANY AND ITS OPERATIONS

    TA I Limited ("TA I") and subsidiaries (collectively, the "Company") provide a broad range of value-added risk management consulting and insurance brokering services both directly, and indirectly through its associates, to a diverse base of clients internationally. The Company provides specialized risk management advisory and other services on a global basis to clients in various industries, including the construction, aerospace, marine and energy industries. In its capacity as an insurance advisor and broker, the Company acts as an intermediary between clients and insurance carriers by advising clients on risk management requirements, helping clients determine the best means of managing risk, and negotiating and placing insurance risk with insurance carriers through the Company's global distribution network. The Company also provides other value-added services.

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

    The consolidated financial statements of the Company have been prepared on the accrual basis of accounting. A summary of the major accounting policies followed in the preparation of the accompanying consolidated financial statements, which conform to accounting principles generally accepted in the United States of America (the "US"), is presented below.

    PRINCIPLES OF CONSOLIDATION--The accompanying consolidated financial statements include the accounts of TA I and its subsidiaries, all of which are controlled through the ownership of a majority voting interest. Intercompany balances and transactions have been eliminated on consolidation.

    FOREIGN CURRENCY TRANSLATION--Transactions in currencies other than the functional currency of the entity are recorded at the rates of exchange prevailing at the date of the transaction. Monetary assets and liabilities in currencies other than the functional currency are translated at the rates of exchange prevailing at the balance sheet date and the related transaction gains and losses are reported in the statements of operations. Certain intercompany loans are determined to be of a long-term investment nature. The Company records transaction gains and losses from remeasuring such loans as a component of other comprehensive income.

    Upon consolidation, the results of operations of subsidiaries and associates whose functional currency is other than the US dollar are translated into US dollars at the average exchange rate and assets and liabilities are translated at year-end exchange rates. Translation adjustments are presented as a separate component of other comprehensive income in the financial statements and are included in net earnings only upon sale or liquidation of the underlying foreign subsidiary or associated company.

    USE OF ESTIMATES--The preparation of financial statements in conformity with accounting principles generally accepted in the US require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses during the year. In the preparation of these consolidated financial statements, estimates and assumptions have been made by management concerning the selection of useful lives of fixed assets and goodwill, provisions necessary for trade receivables and liabilities, the carrying value of investments, income tax valuation allowances and other similar evaluations. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS--Cash and cash equivalents primarily consist of time deposits with original maturities of three months or less.

                                  TA I LIMITED

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) FIDUCIARY FUNDS--RESTRICTED--Fiduciary funds--restricted, represent unremitted premiums received from insureds and unremitted claims received from insurance underwriters. Fiduciary funds are generally required to be kept in certain regulated bank accounts subject to guidelines which emphasize capital preservation and liquidity; such funds are not available to service the Company's debt or for other corporate purposes. Notwithstanding the legal relationships with clients and insurers, the Company is entitled to retain interest income earned on fiduciary funds in accordance with industry custom and practice and, in some cases, as supported by agreements with insureds.

    Included in fiduciary funds-restricted are cash and cash equivalents, time deposits, certificates of deposit and debt securities. These securities are carried at fair market value, with unrealized gains and losses reported in other comprehensive income. Realized gains and losses on investments sold are included in earnings and are derived using the specific identification method for determining the cost of securities.

    ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE--In its capacity as an insurance agent or broker, the Company collects premiums from insureds and, after deducting its commissions, remits the premiums to the respective insurers; the Company also collects claims or refunds from insurers on behalf of insureds. Unremitted insurance premiums and claims are held in a fiduciary capacity. The obligation to remit these funds is recorded as accounts payable on the Company's consolidated balance sheets. The period for which the Company holds such funds is dependent upon the date the insured remits the payment of the premium to the Company and the date the Company is required to forward such payment to the insurer. Balances arising from insurance brokering transactions are reported as separate assets or liabilities unless such balances are due to or from the same party and a right of offset exists, in which case the balances are recorded net.

    Accounts receivable are stated at estimated net realizable values. Allowances are recorded, when necessary, in an amount considered by management to be sufficient to meet probable future losses related to uncollectible accounts. The write-off of account receivables was $7 and $5 in the years ended December 31, 2000 and 1999, respectively.

    SHORT-TERM INVESTMENTS--The Company classifies all short-term investments as available-for-sale in accordance with the provisions of SFAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. These securities are carried at fair market value, with unrealized gains and losses reported in other comprehensive income. Realized gains and losses on investments sold are included in earnings and are derived using the specific identification method for determining the cost of securities.

    FIXED ASSETS--Fixed assets are stated at cost less accumulated depreciation. Expenditures for improvements are capitalized; repairs and maintenance are charged to expense as incurred. Depreciation is computed using the straight-line method based on the estimated useful lives of assets.

    Depreciation on buildings and long leaseholds is calculated over 50 years. Depreciation on leasehold improvements is calculated over the lesser of the useful life of the assets or the lease term. Depreciation on furniture and equipment is calculated based on a range of 3 to 25 years and vehicles are depreciated over a period up to 4 years.

    RECOVERABILITY OF FIXED ASSETS--In accordance with SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, long-lived assets and certain identifiable

                                  TA I LIMITED

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) intangibles held and used by a company are required to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the undiscounted future cash flow is less than the carrying amount of the asset, the asset is deemed impaired. The amount of the impairment is measured as the difference between the carrying value and the fair value of the asset. Generally, long-lived assets and certainidentifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

    GOODWILL--Goodwill represents the excess of the cost of businesses acquired over the fair market value of identifiable net assets at the dates of acquisition. The Company reviews goodwill for impairment whenever facts or circumstances indicate that the carrying amounts may not be recoverable. If an evaluation is required, the estimated future undiscounted cash flows associated with the underlying business operation are compared to the carrying amount of goodwill to determine if a write-down is required. If such an assessment indicates that the undiscounted future cash flows will not be recovered, the carrying amount is reduced to the estimated fair value.

    Effective September 2, 1998, Trinity Acquisition Limited ("Trinity Acquisition"), a wholly owned subsidiary of TA I, acquired Willis Group Limited in a going private transaction. Trinity Acquisition was incorporated in June 1998 by Kohlberg Kravis Roberts & Co. L.P. for the sole purpose of effecting the acquisition of Willis Group Limited. Prior to the acquisition, the activities of Trinity Acquisition and TA I were de minimis. The acquisition of Willis Group Limited was accounted for under the purchase method of accounting, included the purchase of outstanding shares of common stock of Willis Group Limited at L2 per share which, plus acquisition costs, resulted in a total purchase price of $1,468. A portion of the purchase price was allocated to assets acquired and liabilities assumed based on estimated fair market values at the date of acquisition while the balance of $1,374 was recorded as goodwill and is being amortized over 40 years on a straight line basis. Goodwill arising on subsequent acquisitions is amortized over 20 years. The weighted average goodwill amortization period is 39 years.

    INVESTMENTS IN ASSOCIATES--Investments in entities owned associates in which the Company has the ability to exercise significant influence are accounted for by the equity method of accounting whereby the investment is carried at cost of acquisition, plus the Company's equity in undistributed earnings or losses since acquisition, less dividends received.

    Investments in less than 20% owned associates are accounted for by the cost method. Such investments are not publicly traded.

    The Company periodically reviews its investments in associates for which fair value is less than cost to determine if the decline in value is other than temporary. If the decline in value is judged to be other than temporary, the cost basis of the investment is written down to fair value. The amount of any write-down is included in the results of operations as a realized loss.

    PUT AND CALL OPTIONS RELATING TO SUBSIDIARIES AND ASSOCIATES--For certain subsidiaries and associates, the Company has the right to purchase shares (a call option) from co-shareholders at various dates in the future. In addition, the co-shareholders of certain of subsidiaries and associates have the right to sell (a put option) their shares to the Company at various dates in the future. Generally, the exercise

                                  TA I LIMITED

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) price of such puts and calls is formula-based (using revenues and earnings) and is designed to reflect fair value.

    On inception of an option agreement, the Company records the puts and calls at fair value. The put and call options are subsequently marked to market at each reporting period with changes in value being recognized in the statement of operations.

    DERIVATIVE FINANCIAL INSTRUMENTS--The Company uses derivative financial instruments for other than trading purposes to alter the risk profile of an existing underlying exposure. Interest rate swaps are used to manage interest risk exposures and amounts payable and receivable are recognized in interest income or expense on an accrual basis based on the terms of the agreement and the interest rates prevailing at that time. Forward foreign currency exchange contracts are used to manage currency exposures arising from future income. These contracts are recorded at their fair value with unrealized gains and losses recognized currently in the statement of operations.

    INCOME TAXES--The Company accounts for income taxes under the provisions of SFAS No. 109, ACCOUNTING FOR INCOME TAXES ("SFAS 109"). SFAS 109 requires recognition of deferred tax assets and liabilities for the estimated future tax consequences of events attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which the differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the statement of operations in the period in which the enactment date changes. Deferred tax assets and liabilities are reduced through the establishment of a valuation allowance at such time as, based on available evidence, it is more likely than not that the deferred tax assets will not be realized.

    PENSIONS--The Company has two principal defined benefit pension plans, one in the United Kingdom (the "UK") and the other in the US. The plans cover substantially all eligible employees based on employees' service lives calculated over a constant percentage of pensionable earnings. The pension cost of both plans is accounted for in accordance with SFAS No. 87, EMPLOYERS' ACCOUNTING FOR PENSIONS. Pension information is presented in accordance with SFAS No. 132, EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS.

    STOCK-BASED COMPENSATION--The Company accounts for its stock option and stock-based compensation plans using the intrinsic-value method prescribed in Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25"). Accordingly, the Company computes compensation costs for each employee stock option granted as the amount by which the estimated fair value of the Company's management ordinary shares on the date of the grant exceeds the amount the employee must pay to acquire the shares. As required by SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS 123"), the Company has included, in Note 14, the required SFAS 123 pro forma disclosures of net income (loss) and earnings (loss) per share as if the fair value-based method of accounting had been applied.

    REVENUE RECOGNITION--Revenue includes insurance commissions, fees for services rendered, certain commissions receivable from insurance carriers and interest income.

                                  TA I LIMITED

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company takes credit for commissions (or fees negotiated in lieu of commission) in respect of insurance placements at the date when the insured is billed or at the inception date of the policy, whichever is later. Commissions on additional premiums and adjustments are recognized as and when advised. Fees for consulting services are recorded as the services are provided or, for short term projects, on completion of the project. Fees for other services, including captive management and third party administration, are recognized over the period for which the services are rendered. The Company establishes contract cancellation reserves where appropriate. At December 31, 2000 and 1999, such amounts were not material.

    Commissions receivable from insurance carriers such as commissions contingent on the performance of insurance policies placed are recognized at the earlier of the date when cash is received, or when formal, written notification of the actual amount due is received from the insurance carrier. If some of the commissions received are potentially subject to full or partial repayment to the carrier, then recognition is deferred until the conditions for repayment have passed. Interest income is recognized as earned.

    RECENT ACCOUNTING PRONOUNCEMENTS--SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS 133") as amended by SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES--DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133, and SFAS No. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES, is effective for the Company as of January 1, 2001. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at fair value. Gains or losses resulting from changes in the value of derivatives are accounted for depending on the intended use of the derivative and whether they qualify for hedge accounting. The adoption of SFAS 133, effective January 1, 2001, will result in an increase in other comprehensive income, net of tax, of $8 reported as the cumulative effect of adopting an accounting principle.

    In November 1999, the United States Securities and Exchange Commission (the "SEC") issued Staff Accounting Bulletin No. 101, REVENUE RECOGNITION ("SAB 101"). This Bulletin sets forth the SEC Staff's position regarding the point at which it is appropriate for a company to recognize revenue. The Staff believes that revenue is realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or service has been rendered, (iii) the seller's price to the buyer is fixed or determinable and (iv) collectibility is reasonably assured. The Company has reviewed these criteria and believes its policy for revenue recognition to be in accordance with SAB 101.

3. RESTRUCTURING COSTS

    The Company recorded charges of $18 and $7 primarily for employee termination benefits and excess operating lease obligations as a result of restructuring plans during the years ended December 31, 2000 and 1999, respectively. Such charges have been recorded as restructuring costs in the consolidated statements of operations.

    In the fourth quarter of 1999, the Company announced a comprehensive restructuring plan to segment accounts, eliminate unprofitable accounts and activities, consolidate several sales process functions and streamline and centralize client service functions such as claims handling, policy issuance and the issuance of insurance certificates in the North American operations. Pursuant to this plan, the

                                  TA I LIMITED

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

3. RESTRUCTURING COSTS (CONTINUED)
Company expects to eliminate 275 positions and physically segregate and discontinue use of certain leased office space which, where economically feasible, will be subleased. This restructuring plan resulted in the Company recording a charge of $7 representing employee termination benefits in 1999 and a charge of $11 representing excess operating lease obligations (net of expected sublease income) in 2000. As of December 31, 2000, 266 employees had been terminated as a result of the restructuring plan.

    In 2000, the Company developed a plan to exit certain business lines including the sale of the municipality business of Public Entities National Company ("PENCO"), part of the US wholesale operations, and the sale or closure of certain other non-strategic businesses. As a result of these plans, it is expected that approximately 250 employees will be terminated. The sale of the municipality business of PENCO was completed in January 2001 while the proposed sale or closure of certain other non-strategic businesses is expected to be completed by July 2001. Restructuring charges of $7 were recorded by the Company in the fourth quarter of 2000, representing $4 of employee termination benefits, $1 of excess operating lease obligations and $2 of other exit costs relating to these plans. As of December 31, 2000, no employees had been terminated.

    Selected information for restructuring charges follows:

                                         EMPLOYEE         EXCESS
                                        TERMINATION   OPERATING LEASE
                                         BENEFITS       OBLIGATIONS      OTHER      TOTAL
                                        -----------   ---------------   --------   --------
January 1, 1999.......................      $--             $--           $--        $ --
Restructuring charge..................        7              --            --           7
                                            ---             ---           ---        ----
December 31, 1999.....................        7              --            --           7
Restructuring charge..................        4              12             2          18
Used in year..........................       (6)             (4)           --         (10)
                                            ---             ---           ---        ----
December 31, 2000.....................      $ 5             $ 8           $ 2        $ 15
                                            ===             ===           ===        ====

4. ACQUISITIONS AND DISPOSITIONS

    ACQUISITIONS--During 2000 and 1999, the Company acquired a number of businesses and also increased its ownership interest in certain associates. All of these transactions were recorded using the purchase method of accounting. Accordingly, the results of operations of the acquired businesses and the Company's increased share of the undistributed earnings of associates have been included in the Company's consolidated results from their respective acquisition dates. The assets acquired and liabilities assumed were recorded at estimated fair values.

    The aggregate purchase price of all acquisitions approximated $12 and $32, including amounts of $4 and $6 for deferred payments as of December 31, 2000 and 1999, respectively.

    The preliminary purchase price allocations for the acquisitions are subject to adjustment during the year following acquisition when finalized. In most of the acquisitions, the preliminary allocation resulted in an excess of purchase price over the fair value of net assets acquired being allocated to goodwill, which is being amortized on a straight-line basis over 20 years.

                                  TA I LIMITED

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

4. ACQUISITIONS AND DISPOSITIONS (CONTINUED)
    If all of the Company's 2000 and 1999 acquisitions had occurred on January 1, 2000 and January 1, 1999, respectively, pro forma revenues, pro forma net income (loss), pro forma basic net income (loss) per common share and pro forma diluted net income (loss) per common share for 2000 and 1999 would not have been materially different from the amounts reported.

    DISPOSITIONS--The Company disposed of a number of businesses during 2000 and 1999. Total proceeds relating to 2000 were not material. Total proceeds relating to 1999 dispositions of subsidiaries and associates amounted to $7 with a gain of $7 recorded in the consolidated statement of operations. Additional cash was received in 1999 in the amount of $7 which related to deferred amounts on acquisitions completed in prior years.

5. INCOME TAXES

    The components of income (loss) before income taxes, equity in net earnings of associates and minority interest for the years ended December 31, are as follows:

                                                                   2000           1999
                                                                 --------       --------
UK........................................................         $23           $ (88)
US........................................................          21             (57)
Other jurisdictions.......................................          21              41
                                                                   ---           -----
Income (loss) before income taxes, equity in net earnings
  of associates and minority interest.....................         $65           $(104)
                                                                   ===           =====

                                  TA I LIMITED

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

5. INCOME TAXES (CONTINUED)
    The provision for income taxes by location of the taxing jurisdiction for the years ended December 31, consisted of the following:

                                                                2000           1999
                                                              --------       --------
Current income taxes:

  UK corporation tax........................................    $ 4            $ 6

  US federal tax............................................     13             --

  US state and local taxes..................................      5              2

  Other jurisdictions.......................................     14             16
                                                                ---            ---

    Total current taxes.....................................     36             24
                                                                ---            ---

Deferred:

  UK corporation tax........................................      6              2

  US federal tax............................................     (5)           (16)

  US state and local........................................     (1)            (3)

  Other jurisdictions.......................................     (3)            --
                                                                ---            ---

    Total deferred taxes....................................     (3)           (17)
                                                                ---            ---

Total income taxes..........................................    $33            $ 7
                                                                ===            ===

                                  TA I LIMITED

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

5. INCOME TAXES (CONTINUED)
    The following table reconciles, for the years ended December 31, the income tax provision (benefit) at the UK corporation tax rate to that in these financial statements.

                                                                2000           1999
                                                              --------       --------
Income (loss) before income taxes, equity in net earnings of
  associates and minority interest..........................    $65           $(104)
                                                                ---           -----
Corporation tax rate........................................     30%             30%
Income tax provision (benefit) at corporation tax rate......     19             (31)
                                                                ---           -----
Adjustments to derive effective rate:
  Nondeductible items:
    Goodwill amortization...................................     11              13
    Other...................................................      8               6
Other items:
  Change in valuation allowance.............................     (2)             29
  Prior year adjustment.....................................     (1)             --
  Tax differentials of foreign earnings:
    US earnings.............................................      3              (3)
    Other jurisdictions.....................................      4               2
  Other.....................................................     (9)             (9)
                                                                ---           -----
Provision for income taxes..................................    $33           $   7
                                                                ===           =====

                                  TA I LIMITED

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

5. INCOME TAXES (CONTINUED)
    The significant components of deferred income tax assets and liabilities and their balance sheet classifications, as of December 31, are as follows:

                                                                2000           1999
                                                              --------       --------
Deferred tax assets:
  Accrued expenses not currently deductible.................    $  9           $ 10
  UK net operating losses...................................      30             24
  UK capital losses.........................................      71             77
  Accrued retirement benefits...............................      19             24
  Provisions................................................      32             46
  Allowance for doubtful accounts...........................       4              1
  Deferred compensation.....................................      12             11
  Other.....................................................       2              2
                                                                ----           ----
    Gross deferred tax assets...............................     179            195
    Less: valuation allowance...............................    (101)          (125)
                                                                ----           ----
    Net deferred tax assets.................................      78             70
                                                                ----           ----
Deferred tax liabilities:
  Tax-leasing transactions..................................      12             12
  Unremitted foreign earnings...............................       2              3
  Other.....................................................       5              8
                                                                ----           ----
    Deferred tax liabilites.................................      19             23
                                                                ----           ----
  Net deferred tax assets...................................    $ 59           $ 47
                                                                ====           ====
Balance sheet classifications:
  Deferred tax assets -- current............................    $ 14           $ 11
  Deferred tax assets -- noncurrent.........................      45             36
                                                                ----           ----
                                                                $ 59           $ 47
                                                                ====           ====

    As of December 31, 2000, the Company had a valuation allowance of $101 to reduce its deferred tax assets to estimated realizable value. The valuation allowance primarily relates to the deferred tax assets arising from tax loss operating carryforwards and capital loss carryforwards in the UK as well as other temporary differences. In the UK, tax loss operating carryforwards and capital loss carryforwards have no expiration date. The utilization of tax operating carryforwards is, however, restricted to the taxable income of the subsidiary generating the losses. In addition, capital loss carryforwards can only be offset against capital gains. The reduction in the total valuation allowance for the year ended December 31, 2000 arises principally from confirmation received from the UK Inland Revenue regarding the future utilization of certain temporary differences, an element of which was recorded as a fair value adjustment. Offsetting this reduction was an increase in the valuation allowance attributable to UK net operating losses. As of December 31, 2000, based upon the level of historical taxable income and projections for future taxable income over the periods in which the temporary differences are anticipated to reverse, and prudent and feasible tax-planning strategies, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the

                                  TA I LIMITED

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

5. INCOME TAXES (CONTINUED)
valuation allowances, as of December 31, 2000. However, the amount of the deferred tax asset considered realizable could be adjusted in the future if estimates of taxable income are revised. In the event that the valuation allowance of $101 as of December 31, 2000 is reduced in future years to recognize deferred tax assets, $77 will be allocated to reduce goodwill.

    The Company recognizes a deferred tax liability related to the undistributed earnings of subsidiaries when the Company expects that it will recover those undistributed earnings in a taxable manner, such as through receipt of dividends or sale of the investments. The Company does not, however, provide for income taxes on the unremitted earnings of certain other subsidiaries located outside the UK because, in management's opinion, such earnings have been indefinitely reinvested in these operations, will be remitted in a tax free liquidation, or will be remitted as dividends with taxes substantially offset by foreign tax credits. It is not practical to determine the amount of unrecognized deferred tax liabilities for temporary differences related to investments in these non-UK subsidiaries.

6. INVESTMENT IN ASSOCIATES

    As of December 31, 2000 and 1999, the Company held a number of investments which it accounts for using the equity method. The Company's interest in the outstanding common stock of the more significant associates as of December 31, 2000, is as follows.

                                                              COUNTRY          2000           1999
                                                              -------        --------       --------
Al-Futtaim Willis Faber (Private) Limited.............       Dubai              49%            49%
Jaspers Wuppesahl Industrie Assekuranz GmbH & Co., KG
  ("Jaspers Wuppesahl")...............................       Germany            45%            45%
Gras Savoye & Cie ("Gras Savoye").....................       France             33%            33%
Willis A/S............................................       Denmark            30%            30%
Herzfeld & Levy SA....................................       Argentina          40%            20%

    Of those listed above, the Company's principal investments as of December 31, 2000 and 1999 comprised of Gras Savoye, a French insurance broker, and Jaspers Wuppesahl, an insurance broker in Germany. Included in the carrying amount of the Gras Savoye investment is goodwill of $74 and $76 net of accumulated goodwill amortization of $5 and $3 as of December 31, 2000 and 1999, respectively. Included in the carrying amount of the Jaspers Wuppesahl investment is goodwill of $35 and $37 net of accumulated goodwill amortization of $3 and $1 as of December 31, 2000 and 1999, respectively. Goodwill related to Gras Savoye and Jaspers Wuppesahl is being amortized on a straight-line basis over a weighted-average period of 38 years. As of December 31, 2000 and 1999, the Company's other investments in associates individually and in the aggregate were not material to the Company's operations.

    On July 23, 1997, the Company entered into an agreement with Gras Savoye whereby, among other things, the co-shareholders of Gras Savoye (other than management) have the right to sell (put option) their shares to the Company possibly increasing the Company's ownership interest from 33% to 90%. The option expires in 2011 and Gras Savoye's eligible co-shareholders may exercise their rights from January 1, 2001. In addition, the Company has the right to purchase (call option) at least 50.1% of Gras Savoye's shares from the co-shareholders. The call option is exercisable from December 1,

                                  TA I LIMITED

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

6. INVESTMENT IN ASSOCIATES (CONTINUED)
2009. The exact amount payable by the Company under the put and call is based on the greater of a price per Gras Savoye share defined contractually or a formula-based price contingent on Gras Savoye's future results. The Company recorded the put and call options related to Gras Savoye at fair value on July 23, 1997, and have subsequently marked them to market at each reporting period with changes in value being recognized in the statement of operations.

    Unaudited condensed financial information for associates, in the aggregate, as of and for the years ended December 31, 2000 and 1999 is presented below. For convenience purposes: (i) balance sheet data has been translated to US dollars at the relevant year-end exchange rate, and (ii) consolidated statement of operations data has been translated to US dollars at the relevant average exchange rate.

                                                              2000           1999
                                                            --------       --------
Condensed balance sheet data:
  Current assets..........................................    $650           $808
  Noncurrent assets.......................................     110            115
  Current liabilities.....................................    (638)          (639)
  Stockholders' equity....................................      77             78
Condensed statement of operations data:
  Net sales...............................................     286            296
  Income before income taxes..............................      33             35
  Net income..............................................      17             33

7. COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED CAPITAL SECURITIES OF SUBSIDIARY

    In 1998, TA II Limited, a wholly owned subsidiary of TA I, issued $10 par value company-obligated mandatorily redeemable preferred capital securities (the "preference shares") at a premium of $15 per share. The proceeds were used to assist in financing the acquisition of Willis Group Limited by Trinity Acquisition.

    The preference shares have no voting rights (except in the case of a winding up resolution) and have an aggregate liquidation preference of approximately $270. They carry the right to a cumulative dividend of 8.5% per annum, excluding the amount of any associated tax credits, on a fixed amount of $25 per preference share. TA II Limited has the option to satisfy 1% per annum of the cumulative dividend by the issuance of additional preference shares. The dividend is payable in US dollars semiannually on June 30 and December 31 of each year. Holders of preference shares have a preferential right to receive out of surplus assets, arrears and accruals of dividends and $25 per share, but do not have any further right to participate in surplus assets.

    The preference shares may be redeemed at any time by TA II Limited by payment of a fixed amount of $25 per share plus any accrued and unpaid dividends. The preference shares are required to be redeemed in full by payment of a fixed amount of $25 per share plus any accrued and unpaid dividends on the earlier of August 1, 2009 or the sale of all or substantially all of the business of Willis Group Limited, a wholly-owned subsidiary of TA I, including whether in a single transaction or series of transactions and whether by sale of shares, sale of assets or otherwise.

    Dividend payments on the preference shares are classified on the consolidated statements of operations within minority interest.

                                  TA I LIMITED

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

8. EARNINGS (LOSS) PER SHARE

    Basic earnings (loss) per ordinary share, including management ordinary shares (collectively, the "Ordinary Shares") is calculated by dividing net income (loss) by the weighted-average number of Ordinary Shares of the Company's ordinary stock outstanding during each year. The computation of diluted earnings
(loss) per share is similar to basic earnings (loss) per share, except that diluted earnings (loss) per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue Ordinary Shares were exercised or converted into ordinary shares or resulted in the issuance of Ordinary Shares that then shared in the earnings (losses) of the Company.

    In 2000 and 1999, time-based options to purchase 17,865,957 and 11,426,610 management ordinary shares were outstanding. Given that the Company's Ordinary Shares are not publicly traded and the exercise price of these options was established based on management's estimate of the fair value of same on the measurement date, such options have no dilutive nor antidilutive effect on earnings per share as of December 2000 and 1999, respectively.

9. FIDUCIARY FUNDS--RESTRICTED AND SHORT-TERM INVESTMENTS

    The Company's short-term investments and fiduciary funds-restricted are comprised of cash, time deposits and certificates of deposit, and debt securities. Accrued interest on investments is recorded as other current assets.

    The debt securities are recorded at fair market value. Fair market value is based upon the market price of the security plus accrued interest, if any. Unrealized holding gains and losses are reported, net of tax, as a component of other comprehensive income. As of December 31, 2000 and 1999, the amortized cost of securities approximated fair value.

    Realized gains and losses on debt securities are included in earnings. During 2000 and 1999, sales of debt securities totaled $52 and $72, respectively, on which realized gains and losses were not material to the consolidated results of the Company.

                                  TA I LIMITED

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

9. FIDUCIARY FUNDS--RESTRICTED AND SHORT-TERM INVESTMENTS (CONTINUED)
    As of December 31, fiduciary funds--restricted and short-term investments consisted of the following:

                                                                2000       1999
                                                              --------   --------
Short-term investments(1):
  US Government securities..................................    $  8       $  6
  UK Government securities..................................       5         10
  Other foreign government securities.......................      20          7
  Corporate debt securities.................................       8         10
                                                                ----       ----
                                                                $ 41       $ 33
                                                                ----       ----
Fiduciary funds-restricted:
  Cash and cash equivalents(2)..............................    $632       $553
  Commercial paper(1).......................................      --         15
  Certificates of deposits..................................     306        270
  US Treasury bills(1)......................................       7         11
  Time deposits.............................................      33         48
                                                                ----       ----
                                                                $978       $897
                                                                ====       ====

------------------------

(1)  Debt securities classified as available-for-sale.

(2) Cash and cash equivalents primarily consist of time deposits with original maturities of three months or less.

10. FIXED ASSETS

    The components of fixed assets as of December 31 are as follows:

                                                                2000       1999
                                                              --------   --------
Land and buildings..........................................    $102       $109
Leasehold improvements......................................      27         27
Vehicles....................................................      24         26
Furniture and equipment.....................................     118        110
                                                                ----       ----
Total fixed assets, cost....................................     271        272
Less accumulated depreciation...............................     (79)       (52)
                                                                ----       ----
Total fixed assets, net.....................................    $192       $220
                                                                ====       ====

                                  TA I LIMITED

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

11. PROVISIONS

    Provisions as of and for the years ended December 31, are as follows:

                                                     PENSIONS    SURPLUS     DISCONTINUED
                                           CLAIMS     REVIEW    PROPERTIES    OPERATIONS     TOTAL
                                          --------   --------   ----------   ------------   --------
January 1, 1999.........................    $45        $34          $28           $39         $146
Charge to operations....................     18         40            1            --           59
Purchase price adjustment...............     --         24           --            --           24
Used in the year........................     (7)       (21)          (7)           (1)         (36)
Foreign exchange and other
  adjustments...........................     --         --           --            (1)          (1)
                                            ---        ---          ---           ---         ----
December 31, 1999.......................     56         77           22            37          192
                                            ---        ---          ---           ---         ----
Charge to operations....................     15         --           11            --           26
Used in the year........................    (14)       (21)          (8)           (6)         (49)
Foreign exchange and other
  adjustments...........................     (4)        (5)          (2)           --          (11)
                                            ---        ---          ---           ---         ----
December 31, 2000.......................    $53        $51          $23           $31         $158
                                            ===        ===          ===           ===         ====

    The claims provision represents management's assessment of liabilities that may arise from asserted and unasserted claims for errors and omissions that arise in the course of the Company's business. Where some of the potential liability is recoverable under the Company's external insurance arrangements, the full assessment of the liability is included in the provision with the associated insurance recovery shown separately as an asset. There were no insurance recoveries recognized as of December 31, 2000 and 1999.

    In common with many companies involved in selling personal pension plans in the UK, the Company's financial advisory business, Willis Corroon Financial Planning Limited ("WCFP"), is required by the Financial Services Authority and the Personal Investment Authority ("the Regulator"), which regulates these matters, to review certain categories of personal pension plans sold to individuals between 1988 to 1994. WCFP is required to compensate those individuals who transferred from, opted out or did not join, their employer-sponsored pension plan if the expected benefits from their personal pension plan did not equal the benefits that would have been available from their employer-sponsored pension plan. Whether compensation is due to a particular individual, and the amount thereof, is dependent upon the subsequent performance of the personal pension plan sold and the net present value of the benefits that would have been available from the employer-sponsored pension plan calculated using financial and demographic assumptions prescribed by the Regulator. The Regulator currently requires all offers of compensation to be made by June 30, 2002.

    In 1999, the pension review provision was increased by $64, $24 of which was recorded as a purchase price adjustment and $40 of which was recorded as a charge to operations. The purchase price adjustment was recognized in the second quarter of 1999 to reflect the expected higher cost of compensation as a consequence of falling UK interest rates. The charge to income of $40 in the fourth quarter of 1999 was necessitated by adverse changes in the demographic assumptions to be used and the Regulator's announcement of the discovery of errors in their prescribed method of calculating compensation resulting in the prospective reworking of previously settled claims. Although the Company considers the established provisions to be prudent and expects to pay out these provisions

                                  TA I LIMITED

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

11. PROVISIONS (CONTINUED)
over the next three years, there remains some uncertainty as to the ultimate exposure relating to the review. This exposure is subject to a number of variable factors including, among others, the effect of future changes in prescribed UK interest rates and in financial and other assumptions which are issued by the Regulator on a quarterly basis.

    The surplus properties provision relates to future lease rentals of leasehold properties which are surplus to the Company's operational requirements. The provision amount represents the discounted contracted lease payment less an allowance for future rental income.

    The provision for discontinued operations includes estimates for future costs of administering the run-off of the Company's former UK underwriting operations. Willis Faber (Underwriting Management) Limited ("WFUM"), a wholly-owned subsidiary of the Company provided underwriting agency and other services to certain insurance companies including Sovereign Marine & General Insurance Company Limited ("Sovereign") (in Scheme of Arrangement) (collectively, the "stamp companies") and in 1991 ceased arranging new business on behalf of the stamp companies. Willis Faber Limited has agreed with certain of the stamp companies to fund certain costs of the run-off, subject to agreed guidelines as to timing and amount. Although the Company expects the run-off to be conducted in an orderly manner, it may ultimately prove to be a lengthy and expensive process. The amounts to be funded under the run-off arrangements are currently within the aggregate of the provisions made.

12. LONG-TERM DEBT

    Long-term debt as of December 31, consists of the following:

                                                                2000       1999
                                                              --------   --------
Senior Credit Facility term loan, variable rate due 2005 to
  2008......................................................    $408       $438
9% Senior Subordinated Notes, due 2009......................     550        550
                                                                ----       ----
                                                                $958       $988
                                                                ====       ====

    SENIOR CREDIT FACILITY--During 1998, TA I's wholly owned subsidiary, Trinity Acquisition, entered into a credit agreement among Trinity Acquisition, as guarantor, Willis North America Inc. ("Willis North America"), as borrower, Willis Group Limited, as guarantor, the lenders and The Chase Manhattan Bank, as administrative agent and collateral agent, providing up to $450 in term loans and $150 in revolving credit facilities. The credit agreement, as amended, includes a term loan facility under which portions, or tranches of the loan mature on four different dates between 2005 and 2008.

    Pursuant to the credit agreement, the Company makes loan repayments based on the amortization schedule specified in the credit agreement. In addition, during 2000 and 1999, the Company made non-mandatory early repayments totaling $30 and $12, respectively. As a consequence, the Company's next scheduled repayment under the facility is not due until 2004. In the years ended December 31, 2000 and 1999, the weighted-average interest rate relating to all loans under the Senior Credit Facility ranged from 8.40% to 9.22% and 7.52% to 8.30%, respectively; net of an interest rate swap, the ranges were 6.96% to 7.76% and 7.30% to 8.05%, for the years ended December 31, 2000 and 1999, respectively.

                                  TA I LIMITED

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

12. LONG-TERM DEBT (CONTINUED)
    The revolving credit facility is available for working capital requirements and general corporate purposes, subject to certain limitations, until 2005. The revolving credit facility is available for loans denominated in US dollars, pounds sterling and certain other currencies and for letters of credit, including to support loan note guarantees.

    The credit agreement contains numerous operating and financial covenants, including, without limitation, requirements in the case of the credit agreement to maintain minimum ratios of adjusted earnings before interest, tax, depreciation and amortization ("EBITDA"), to interest and maximum levels of indebtedness in relation to adjusted EBITDA. In addition, the credit agreement includes covenants relating to limitation on liens, limitations on sales and other disposals of assets, limitations on indebtedness and other liabilities, limitations on capital expenditures, limitations on investments, mergers, acquisitions, loans and advances, limitations on dividends and other distributions, limitations on prepayment, redemption or amendment of the notes, maintenance of property, environmental matters, employee benefit matters, maintenance of insurance, nature of business, compliance with applicable laws, corporate existence and rights, payment of taxes and access to information and properties.

    All obligations of Willis North America under the credit agreement are guaranteed by Trinity Acquisition and its UK and US subsidiaries, including Willis Group Limited, with certain exceptions. Obligations under the credit agreement are secured by a pledge of capital stock of certain subsidiaries of Trinity Acquisition, including capital stock of Willis Group Limited, its direct subsidiaries (with certain exceptions), Willis North America and its direct US subsidiaries, the partnership interests of Willis Partners, as well as, in some circumstances, certain intercompany notes and certain non-cash proceeds of asset sales, in each case subject to exceptions and conditions included in the credit agreement. The pledge of stock owned by Willis Group Limited is supported by a general lien filed in the UK against Willis Group Limited's assets.

    9% SENIOR SUBORDINATED NOTES--In February 1999, Willis North America refinanced a short-term loan by issuing 9% Senior Subordinated Notes due 2009 (the "Notes") in the aggregate principal amount of $550. The interest on the Notes is payable semiannually on February 1 and August 1 of each year, beginning August 1, 1999.

    The Notes are redeemable at the option of Willis North America in the following cases:

    - On or before February 1, 2002, Willis North America may redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 109% of the aggregate principal amount of those Notes, plus accrued and unpaid interest, using the net proceeds of certain equity offerings.

    - From and after February 1, 2004, Willis North America may redeem the Notes, in whole or in part, at a redemption price equal to 104.5% of the aggregate principal amount of the Notes being redeemed in 2004, which percentage declines by 1.5% per annum over the next years to 100% in 2007, plus accrued and unpaid interest.

    If Willis North America becomes subject to a change of control, holders of its Notes will have the right to require the Company to purchase all of their Notes at a price equal to 101% of the aggregate

                                  TA I LIMITED

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

12. LONG-TERM DEBT (CONTINUED)
principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase. In addition, under specified circumstances, Willis North America will be required to offer to purchase the Notes at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to the date of purchase, with the excess proceeds of certain assets sales.

    The indenture for the Notes contains covenants that, among other things, limit the ability of Willis North America, Willis Group Limited, Willis Partners and some of their subsidiaries to incur additional indebtedness and issue preferred stock; pay dividends or make other distributions; repurchase capital stock or subordinated indebtedness; create liens; enter into some transactions with associates; sell assets and assets of subsidiaries; issue or sell capital stock of some subsidiaries; and enter into some mergers and acquisitions.

    Two of TA I's wholly owned subsidiaries, Willis Group Limited and Willis Partners, have jointly and severally and fully and unconditionally guaranteed the prompt and complete performance of Willis North America in respect of the Notes.

    SCHEDULED DEBT REPAYMENTS--Aggregate maturities of long-term debt for the five years subsequent to December 31, 2000 are as follows:

2004........................................................    $ 11
2005........................................................      94
Thereafter..................................................     853
                                                                ----
                                                                $958
                                                                ====

    LINES OF CREDIT--The Company also has available $17 in lines of credit, of which $13 was drawn as of December 31, 2000 (excluding the $150 revolving credit facility).

13. PENSION PLANS

    Willis North America has a 401(k) plan covering all eligible employees of Willis North America and its subsidiaries. The plan allows participants to make pre-tax contributions and the Company provides a matching contribution of 3% of employees' annual eligible compensation. All investment assets of the plan are held in a trust account administered by independent trustees. The Company's 401(k) mandatory matching contributions for 2000 and 1999 were approximately $6 and $5, respectively.

    The Company has two principal defined benefit pension plans funded externally which cover all eligible employees. One plan exists in the UK and the other in the US. It is the Company's policy to fund pension costs as required by applicable laws and regulations.

                                  TA I LIMITED

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

13. PENSION PLANS (CONTINUED)
    The following schedules provide information concerning the Company's UK and US defined benefit pension plans as of and for the years ended December 31:

                                                                  UK PENSION            US PENSION
                                                                   BENEFITS              BENEFITS
                                                              -------------------   -------------------
                                                                2000       1999       2000       1999
                                                              --------   --------   --------   --------
Change in benefit obligation:
  Benefit obligation, beginning of year.....................   $ 997      $1,080      $314       $327
  Service cost..............................................      27          34        13         16
  Interest cost.............................................      56          58        22         21
  Employee contribution.....................................       2           2        --         --
  Actuarial (gain) loss.....................................     (17)       (100)        2        (60)
  Benefits paid.............................................     (44)        (57)      (14)       (12)
  Foreign currency changes..................................     (75)        (20)       --         --
  Termination benefits......................................      --          --        --         22
                                                               -----      ------      ----       ----

Benefit obligations, end of year............................     946         997       337        314
                                                               -----      ------      ----       ----
Change in plan assets:
  Fair value of plan assets, beginning of year..............   1,363       1,174       366        318
  Actual return on plan assets..............................      12         248         5         58
  Employee contributions....................................       2           2        --         --
  Employer contributions....................................      14          17         1          2
  Benefits paid.............................................     (44)        (57)      (14)       (12)
  Foreign currency changes..................................    (101)        (21)       --         --
                                                               -----      ------      ----       ----
Fair value of plan assets, end of year......................   1,246       1,363       358        366
                                                               -----      ------      ----       ----
Reconciliation of funded status:
  Funded status.............................................     300         366        21         52
  Unrecognized net actuarial gain...........................    (277)       (355)      (75)      (112)
                                                               -----      ------      ----       ----
Net asset (liability) recognized............................      23          11       (54)       (60)
                                                               -----      ------      ----       ----
Amounts recognized in balance sheet consist of:
  Prepaid benefit cost......................................      23          11        --         --
  Accrued benefit liability.................................      --          --       (54)       (60)
                                                               -----      ------      ----       ----
Net asset (liability) recognized............................   $  23      $   11      $(54)      $(60)
                                                               =====      ======      ====       ====

                                  TA I LIMITED

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

13. PENSION PLANS (CONTINUED)
    The weighted average actuarial assumptions utilized in determining the above amounts for the UK and US defined benefit plans for the years ended December 31 were as follows:

                                                                 UK PENSION                US PENSION
                                                                  BENEFITS                  BENEFITS
                                                             -------------------       -------------------
                                                               2000       1999           2000       1999
                                                             --------   --------       --------   --------
Weighted average assumptions:
  Discount rate............................................    6.0%       6.0%           7.3%       7.3%
  Expected return on plan assets...........................    7.3%       7.5%           8.5%       8.5%
  Rate of compensation increase............................    3.8%       4.0%           5.0%       5.0%

    The components of the net periodic benefit cost of the UK and US defined benefit plans for the years ended December 31 are as follows:

                                                                 UK PENSION                US PENSION
                                                                  BENEFITS                  BENEFITS
                                                             -------------------       -------------------
                                                               2000       1999           2000       1999
                                                             --------   --------       --------   --------
Components of net periodic benefit cost:
  Service cost.............................................    $27        $34            $13        $16
  Interest cost............................................     56         58             22         21
  Expected return on plan assets...........................    (80)       (77)           (30)       (28)
  Termination benefits.....................................     --         --             --         22
  Recognized actuarial gain................................     (2)        --             (9)        (2)
                                                               ---        ---            ---        ---
                                                               $ 1        $15            $(4)       $29
                                                               ===        ===            ===        ===

14. STOCK BENEFIT PLANS

    TA I has adopted the Amended and Restated 1998 Share Purchase and Option Plan for Key Employees and the 2000 Willis Award Plan for Key Employees providing for the grant of time-based vesting options and performance-based vesting options and various other share-based grants to employees. The objectives of these plans include attracting and retaining the best personnel, motivating management personnel by means of growth-related incentives to achieve long range goals and providing employees with the opportunity to increase their share ownership in TA I.

    AMENDED AND RESTATED 1998 SHARE PURCHASE AND OPTION PLAN--This plan, which was established on December 18, 1998, provides for the granting of time-based vesting and performance-based vesting options to employees of the Company. There are 30,000,000 management ordinary shares available for grant under this plan provided, however, that in no event the total number of management ordinary shares subject to options and other equity for current and future participants exceed 25% of the equity of the Company on a fully diluted basis. All options granted under this plan are exercisable at L2 per share ($3 using the year-end exchange rate of L1 = $1.5) and expire on December 18, 2008.

                                  TA I LIMITED

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

14. STOCK BENEFIT PLANS (CONTINUED)
    Time-based options are earned upon the fulfillment of vesting requirements. Options are generally exercisable in equal installments of 20% per year over a five-year period commencing on or after December 18, 2000.

    Performance-based options will generally become exercisable in the event and to the extent that certain performance targets are met, which targets are based on the achievement of cash flow targets and EBITDA targets of the Company, as defined in the plan agreements. The number of management ordinary shares subject to performance options which will become exercisable will be zero if threshold performance targets are not met and will thereafter be dependent upon the extent to which such minimum threshold levels are exceeded, up to specified maximum performance targets. If the performance conditions are met, the options will generally become exercisable in equal installments of 25% per year over a four-year period commencing on or after December 18, 2001.

    2000 WILLIS AWARD PLAN--This plan, which was established on July 13, 2000, provides for the granting of time-based options to selected employees who have been identified as superior performers. There are 5,000,000 management ordinary shares available under this plan provided, however, that in no event the total number of management ordinary shares subject to options and other equity for current and future participants exceed 25% of the equity of TA I on a fully diluted basis. All options granted under this plan are exercisable at L2 per share ($3 using the year-end exchange rate of L1 = $1.5).

    The options vest immediately on the grant date and are exercisable any time up to July 13, 2010.

    COMPENSATION COST--TA I applies the intrinsic value method allowed by APB 25 in accounting for its stock option plans. Under APB 25, compensation expense resulting from awards under fixed plans (the time-based vesting options, options granted pursuant to the 2000 Willis Award Plan and various other share-based grants to employees) are measured as the difference between the best estimate of market price at the first date on which both the number of shares that an individual is entitled to receive and the exercise price, if any, are known. Compensation expense resulting from awards under variable plans, however, is measured as the difference between the best estimate of market price at the date when the number of shares of stock is known (the date the performance conditions are satisfied) and the exercise price; the cost is recognized over the period the employee performs related services. Since the ultimate compensation is unknown until the performance conditions are satisfied, estimates of compensation cost are recorded before the measurement date based on the estimate of market price of the management ordinary shares at the intervening dates in situations where it is probable that the performance conditions will be attained. All fixed plan options were granted at an exercise price equal to TA I management's best estimate of market price at the measurement date. In addition, the criteria for recognition of compensation expense related to performance-based options have not yet been met. Accordingly, no compensation expense has been recognized in the consolidated statements of operations pursuant to APB 25. Had compensation cost for such plans been determined consistent with the fair value method prescribed by SFAS 123, the Company's net income (loss) and net earnings (loss)

                                  TA I LIMITED

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

14. STOCK BENEFIT PLANS (CONTINUED)
per Ordinary Share for 2000 and 1999 would have been reduced to the pro forma amounts indicated in the table below.

                                                                2000       1999
                                                              --------   --------
NET INCOME (LOSS) AVAILABLE FOR ORDINARY STOCKHOLDERS:
  As reported...............................................    $  9      $(132)
  Pro forma.................................................       4       (136)

NET INCOME EARNINGS (LOSS) PER SHARE:
  Basic and diluted:
    As reported.............................................    0.07      (1.11)
    Pro forma...............................................    0.03      (1.14)

    The fair value of each of TA I's option grants included in pro forma net income (loss) presented above is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2000 and 1999, respectively: dividend yield of 0% in 2000 and 0% in 1999, expected volatility of 30% in 2000 and 1999, risk-free interest rate of 5.26% in 2000 and 6.42% in 1999, and a weighted-average expected life of three years in both 2000 and 1999. The compensation cost as generated by the Black-Scholes model may not be indicative of the future benefit, if any that may be received by the option holder. The weighted average fair value of options granted during the years ended December 31, 2000 and 1999 was $0.82 and $0.95 per Ordinary Share, respectively.

    The Black-Scholes model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because TA I's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                                  TA I LIMITED

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

14. STOCK BENEFIT PLANS (CONTINUED)
    Stock option transactions under the plans as of and for the years ended December 31, are as follows:

                                                     2000                    1999
                                             ---------------------   ---------------------
                                                          WEIGHTED                WEIGHTED
                                                          AVERAGE                 AVERAGE
                                                          EXERCISE                EXERCISE
                                               SHARES     PRICE(1)     SHARES     PRICE(1)
                                             ----------   --------   ----------   --------
Balance, beginning of period...............  22,008,216    $3.00     21,976,966    $3.24

  Granted..................................   8,534,222                 796,250
  Exercised................................     (61,375)                     --
  Forfeited................................  (1,549,498)               (765,000)
                                             ----------    -----     ----------    -----
Balance, end of period.....................  28,931,565    $3.00     22,008,216    $3.24
                                             ==========    =====     ==========    =====
Options exercisable as of year-end.........   2,438,622                      --
                                             ==========              ==========

------------------------

(1) All options are exercisable at L2 per share. Year-end exchange rates of L1 = $1.5 and L1 = $1.62 have been used as of December 31, 2000 and 1999, respectively.

    As of December 31, 2000, TA I has 28,931,565 options outstanding of which 2,438,622 are currently exercisable. All options are exercisable at L2 per share ($3 using the year-end exchange rate of L1 = $1.5).

15. FINANCIAL INSTRUMENTS

    The Company's principal financial instruments, other than derivatives, comprise bank loans and overdrafts, the Senior Credit Facility and the Notes, cash deposits and short-term investments. The Company also enters into derivative transactions (principally interest rate swaps and forward foreign currency contracts) in order to manage interest rate and currency risks arising from the Company's operations and its sources of finance. The Company does not hold financial instruments for trading purposes.

    The main risks arising from the Company's financial instruments are interest rate risk, liquidity risk, foreign currency risk and credit risk. The Company's Board of Directors reviews and agrees policies for managing each of these risks as summarized below. These policies have remained unchanged since the beginning of 1999.

    INTEREST RATE RISK--The Company's operations are financed principally through the Senior Credit Facility, which has a variable interest rate and the Notes, which have a 9% fixed interest rate. Interest rate swaps are used to generate the desired interest rate profile and to manage the Company's exposure to interest rate fluctuations.

                                  TA I LIMITED

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

15. FINANCIAL INSTRUMENTS (CONTINUED)

    Willis North America has entered into an interest rate swap agreement under which its LIBOR-based variable rate interest payment obligations on the full amount of the term loans have been swapped for fixed rate interest payment obligations until the final maturity of those term loans. The swap agreement provides for a reduction of the notional amount of the swap obligation on a semi-annual basis, and to the extent the actual amount outstanding under the term loans exceeds the notional amount at any time, Willis North America would be exposed to the risk of increased interest rates on that excess.

    The differential to be paid or received is recognized as an adjustment to interest expense as incurred. The swap agreement matures on or before the Senior Credit Facility to which it is matched.

    As a result of the Company's operating activities, the Company receives cash for premiums and claims which it deposits in short-term investments denominated in US dollars and other foreign currencies. The Company earns interest on these funds, which is included in the Company's financial statements as interest income. These funds are regulated in terms of access and the instruments in which they may be invested, most of which are short-term in maturity. In order to manage interest rate risk arising from these financial assets, the Company enters into interest rate swaps to receive a fixed rate of interest and pay a variable rate of interest fixed in the various currencies related to the short-term investments. The use of interest rate contracts essentially converts groups of short-term investments to fixed rates. It is Company policy that, for currencies with significant balances, a minimum of 25% of forecast income arising is hedged for each of the next three years.

    A summary of the Company's interest rate swaps by major currency as of December 31, is as follows:

                                                                                                 WEIGHTED
                                                                                                  AVERAGE
                                                                                              INTEREST RATES
                                                                  NOTIONAL    TERMINATION   -------------------
                                                                  AMOUNT(1)      DATES      RECEIVE      PAY
                                                                  ---------   -----------   --------   --------
2000
US dollar...............  Receive fixed -- pay variable             $816       2001-2004      6.26%      5.82%
                          Receive variable -- pay fixed              385            2006      6.22       5.10
Pounds sterling.........  Receive fixed -- pay variable              298       2001-2004      6.55       5.79
Euro....................  Receive fixed -- pay variable               60       2001-2004      4.52       4.82
Japanese yen............  Receive fixed -- pay variable                7            2001      1.70       0.47

1999
US dollar...............  Receive fixed -- pay variable              713       2000-2003      5.97       6.80
                          Receive variable -- pay fixed              425            2006      7.12       5.10
Pounds sterling.........  Receive fixed -- pay variable              311       2000-2003      6.65       6.92
Euro....................  Receive fixed -- pay variable               49       2000-2002      4.22       4.52
                          Receive variable -- pay fixed                5            2000      3.85       4.61
Japanese yen............  Receive fixed -- pay variable                7            2001      1.70       0.47

------------------------------

(1) Notional amounts represent US dollar equivalents translated at the spot rate as of December 31.

    LIQUIDITY RISK--The Company's objective is to ensure that it has the ability to generate sufficient cash either from internal or external sources, in a timely and cost-effective matter, to meet its

                                  TA I LIMITED

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

15. FINANCIAL INSTRUMENTS (CONTINUED)
commitments as they fall due. The Company's management of liquidity risk is embedded within its overall risk management framework. Scenario analysis is continually undertaken to ensure that its resources can meet liquidity requirements. These resources are supplemented by a $150 revolving credit facility which expires on November 19, 2005, of which no amount is currently drawn.

    FOREIGN CURRENCY RISK--The Company's objective is to maximize its cash flow in US dollars. In all locations with the exception of the UK, the Company predominately generates revenues and expenses in the local currency. In the UK, however, the Company earns revenues in a number of different currencies but expenses are almost entirely in pounds sterling. This mismatch creates a currency exposure. In the year ended December 31, 2000, approximately 20% of the Company's total revenues were earned in sterling, 60% in the US dollar and 20% in other currencies. However, in 2000, approximately 40% of total expenses were incurred in sterling, 45% in US dollars and 15% in other currencies.

    The Company's policy within the UK is to convert into sterling all revenues arising in currencies other than US dollars together with sufficient US dollar revenues to fund the remaining sterling expenses. Outside the UK, only those cash flows necessary to fund mismatches between revenues and expenses are converted into local currency; amounts remitted to the UK are generally converted into sterling. These transactional currency exposures are principally managed by entering into forward foreign exchange contracts. It is Company policy to hedge at least 25% of the next 12 months' exposures in significant currencies.

    The table below summarizes by major currency the contractual amounts of the Company's forward contracts to exchange foreign currencies for pounds sterling. Foreign currency notional amounts are reported in US dollars translated at spot rates as of December 31.

                                                                SELL       SELL
                                                              2000(1)      1999
                                                              --------   --------
US dollar...................................................    $143       $74
Euro........................................................      30        15
Japanese yen................................................      15        19

------------------------

(1)  Forward exchange contracts range in maturity from 2001 to 2003.

    CREDIT RISK AND CONCENTRATIONS OF CREDIT RISK--Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed to perform as contracted and from movements in interest rates and foreign exchange rates. The Company does not anticipate nonperformance by counterparties. The Company generally does not require collateral or other security to support financial instruments with credit risk; however, it is the Company's policy to enter into master netting arrangements with counterparties as practical.

    Concentrations of credit risk (whether on or off-balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. Financial instruments on the balance sheet that potentially

                                  TA I LIMITED

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

15. FINANCIAL INSTRUMENTS (CONTINUED)
subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable, and derivatives which are recorded at fair value. The Company maintains a policy providing for the diversification of cash and cash equivalent investments and places such investments in an extensive number of high quality financial institutions to limit the amount of credit risk exposure. Concentrations of credit risk with respect to receivables are limited due to the large number of clients and markets in which the Company does business, as well as the dispersion across many geographic areas. Management does not believe significant risk exists in connection with the Company's concentrations of credit as of December 31, 2000.

    FAIR VALUE--The estimated fair value of the Company's financial instruments as of December 31, 2000 and 1999 is summarized below. Certain estimates and judgments were required to develop the fair value amounts. The fair value amounts shown below are not necessarily indicative of the amounts that the Company would realize upon disposition nor do they indicate the Company's intent or ability to dispose of the financial instrument.

                                                        BOOK     ESTIMATED      BOOK     ESTIMATED
                                                       VALUE     FAIR VALUE    VALUE     FAIR VALUE
                                                      --------   ----------   --------   ----------
                                                              2000                    1999
                                                      ---------------------   ---------------------
Primary financial instruments held or issued to
  finance the Company's operations:
  Cash and cash equivalents.........................    $88         $88         $80         $80
  Fiduciary funds -- restricted.....................    978         978         897         897
  Short-term investments............................     41          41          35          33
  Long-term debt....................................    958         900         988         895
  Company-obligated mandatorily redeemable
    preferred capital securities of subsidiary......    272         260         269         239

Derivative financial instruments held to manage
  interest rate and currency exposures:
  Interest rate swaps -- assets.....................     --          16          --          25
                   -- liabilities...................     --           2          --           9
  Forward foreign exchange contracts -- assets......      3           3           3           3
                                 -- liabilities.....      4           4           2           2

    The following methods and assumptions were used by the Company in estimating its fair value disclosure for financial instruments:

    CASH AND CASH EQUIVALENTS--The estimated fair value of these financial instruments approximates their carrying values due to their short maturities.

    FIDUCIARY FUNDS--RESTRICTED AND SHORT-TERM INVESTMENTS--Fair values are based on quoted market values.

    LONG-TERM DEBT--The estimated fair values of the Company's long-term debt are based on current interest rates available to the Company for debt instruments with similar terms and remaining maturities.

                                  TA I LIMITED

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

15. FINANCIAL INSTRUMENTS (CONTINUED)
    COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED CAPITAL SECURITIES OF SUBSIDIARY--The estimated fair values of the company-obligated mandatorily redeemable preferred capital securities of a subsidiary are based on discounted future cash flows using current interest rates available for securities with similar terms and remaining maturities.

    DERIVATIVE FINANCIAL INSTRUMENTS--Market values have been used to determine the fair value of interest rate swaps and forward foreign exchange contracts based on estimated amounts the Company would receive or have to pay to terminate the agreements, taking into account the current interest rate environment or current foreign currency forward rates.

16. ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME

    The components of accumulated other comprehensive (loss) income as of and for the years ended December 31, are as follows:

                                                          FOREIGN
                                                         CURRENCY       UNREALIZED
                                                        TRANSLATION      HOLDING
                                                        ADJUSTMENTS   GAINS (LOSSES)     TOTAL
                                                        -----------   --------------   ---------
January 1, 1999.......................................   $      --      $      --      $      --
Current period change.................................           3             (2)             1
                                                         ---------      ---------      ---------
December 31, 1999.....................................           3             (2)             1
Current period change.................................          (8)             2             (6)
                                                         ---------      ---------      ---------
December 31, 2000.....................................   $      (5)     $      --      $      (5)
                                                         =========      =========      =========

17. STOCKHOLDERS' EQUITY

    Ordinary shares and management ordinary shares rank PARI PASSU in all respects except that management ordinary shares do not confer on the holder the right to receive notice of or to attend and vote at general meetings. Holders of ordinary shares are entitled to one vote per share. Management ordinary shares are automatically reclassified as ordinary shares on listing of the latter.

    Dividend distributions are limited to retained earnings of TA I as determined in accordance with generally accepted accounting principles in the UK. The Company has no distributable retained earnings as of December 31, 2000.

18. CONTINGENCIES AND COMMITMENTS

    OPERATING LEASES--The Company leases certain land, buildings and equipment under various operating lease arrangements. Original non-cancelable lease terms typically are between 10 and 20 years and may contain escalation clauses, along with options that permit early withdrawal. The total amount of the minimum rent is expensed on a straight-line basis over the term of the lease.

                                  TA I LIMITED

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

18. CONTINGENCIES AND COMMITMENTS (CONTINUED)
    As of December 31, 2000, the aggregate future minimum rental commitments under all non-cancelable operating lease agreements are as follows:

                                                  GROSS RENTAL   RENTALS FROM   NET RENTAL
                                                  COMMITMENTS     SUBLEASES     COMMITMENTS
                                                  ------------   ------------   -----------
2001............................................      $ 56            $ 5          $ 51
2002............................................        48              4            44
2003............................................        40              2            38
2004............................................        33              1            32
2005............................................        29              2            27
Thereafter......................................       143              9           134
                                                      ----            ---          ----
Total...........................................      $349            $23          $326
                                                      ====            ===          ====

    Rent expense amounted to $66 and $64 for the years ended December 31, 2000 and 1999, respectively. The Company's rental income from subleases was $4 and $3 for the years ended December 31, 2000 and 1999, respectively.

    GUARANTEES--Guarantees issued by certain of TA I's subsidiaries with respect to the Senior Credit Facility and the Notes are discussed elsewhere in these consolidated financial statements.

    Certain of TA I's subsidiaries have given the landlords of some leasehold properties occupied by the Company in the UK and the US guarantees in respect of the performance of the lease obligations of the subsidiary holding the lease. The operating lease obligations subject to such guarantees amounted to $157 and $181 as of December 31, 2000 and 1999, respectively.

    In addition, the Company has given guarantees to bankers and other third parties relating principally to letters of credit amounting to $8 and $7 as of December 31, 2000 and 1999, respectively.

    The Company has also given guarantees to bankers in respect of commitments entered into by them to provide security for membership of Lloyd's of certainGroup employees who are not Directors of TA I amounting to $52,500 (figure presented in dollars) and $500,000 (figure presented in dollars), as of December 31, 2000 and 1999, respectively.

    PUT AND CALL OPTIONS RELATING TO SUBSIDIARIES AND ASSOCIATES--For certain subsidiaries and associates, the Company has the right to purchase shares (a call option) from co-shareholders at various dates in the future. In addition, the co-shareholders of certainsubsidiaries and associates have the right to sell (a put option) their shares to the Company at various dates in the future. Generally, the exercise price of such puts and calls is formula-based (using revenues and earnings) and is designed to reflect fair value.

    Based on current projections of profitability and exchange rates, the potential amount payable in 2001 from these options is not expected to exceed $121. Of this balance, $120 relates to Gras Savoye, as disclosed in Note 6.

    CLAIMS--The Company has extensive operations and is subject to claims and litigation in the ordinary course of business resulting principally from alleged errors and omissions in connection with its businesses. Most of the errors and omissions claims are covered by professional indemnity insurance.

                                  TA I LIMITED

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

18. CONTINGENCIES AND COMMITMENTS (CONTINUED)
In respect of self-insured deductibles applicable to those claims, the Company has established provisions which are believed to be adequate in the light of current information and legal advice. These provisions may be adjusted from time to time according to developments. The Company does not expect the outcome of those claims, either individually or in the aggregate, to have a material effect on the Company's financial condition, results of operations or liquidity.

19. SEGMENT INFORMATION

    SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION ("SFAS 131") establishes standards for reporting information about operating segments and related disclosures products and services, geographic areas, and major customers. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance.

    The Company conducts its worldwide insurance brokering activities through three operating segments: US Operations, International and Global Business. Each operating segment exhibits similar economic characteristics, provides similar products and services and distributes same through common distribution channels to a common type or class of customer. In addition, the regulatory environment in each region is similar. Consequently, for financial reporting purposes the Company has aggregated these three operating segments into one reportable segment.

    None of the Company's customers represented more than 10% of the Company's consolidated commissions and fees for the years ended December 31, 2000 and 1999.

    Information regarding the Company's geographic locations for the years ended December 31, is as follows:

                                                            UK         US      OTHER(3)    TOTAL
                                                         --------   --------   --------   --------
2000
Commissions and fees(1)................................    $479       $616       $142      $1,237
Long-lived assets(2)...................................     135         42         15         192

1999
Commissions and fees(1)................................     454        585        141       1,180
Long-lived assets(2)...................................     155         50         15         220

------------------------

(1) Commissions and fees are attributed to countries based upon the location of the subsidiary generating the revenue.

(2)  Long-lived assets include identifiable fixed assets.

(3) Other than in the UK and the US, the Company does not conduct business in any country in which its commissions and fees and/or long-lived assets exceed 10% of consolidated commissions and fees and/or long-lived assets, respectively.

                                  TA I LIMITED

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

19. SEGMENT INFORMATION (CONTINUED)
    The Company has not reported revenues from external customers for each product and service or each group of similar products and services as the Company's internal systems do not allow for the generation of such information.

20. RELATED PARTY TRANSACTIONS (ALL FIGURES ARE PRESENTED IN DOLLARS)

    The Company has an Employee Stock Ownership Plan (the "ESOP") which invests in TA I management ordinary shares. The trustee of the ESOP transferred 527,495 and 34,687 management ordinary shares during the years ended December 31, 2000 and 1999, respectively. As of December 31, 2000 and 1999, the ESOP shares outstanding were 1,253,411 and 1,780,906, respectively, representing approximately 1.0% and 1.5% of total Ordinary Shares as of December 31, 2000 and 1999, respectively. Shares held by the ESOP have been considered outstanding for purposes of calculating the Company's basic and diluted earnings per Ordinary Share. No dividends have been distributed on the management ordinary shares held by the ESOP.

    KKR 1996 Fund (Overseas), Limited Partnership beneficially owns approximately 74% of TA I's share capital. The general partner of KKR 1996 Fund (Overseas) Limited Partnership is KKR Associates II (1996), Limited Partnership, a limited partnership of which the general partners is KKR 1996 Overseas, Limited, a company owned by Messrs. Kravis, Roberts, Golkin and Fisher and other members of the limited liability company which is the general partner of Kohlberg Kravis Roberts & Co. L.P. KKR 1996 Overseas has sole voting and investment power with respect to the share capital owned by KKR 1996 Fund (Overseas).

    Kohlberg Kravis Roberts & Co. L.P. and Fisher Capital Corp. LLC, a company for which Mr. J.R. Fisher, a Director of TA I is the managing member and majority owner, render management, consulting and certain other services to the Company for annual fees payable quarterly in arrears. In 2000, the Company paid an amount of $1,000,000, in the case of Kohlberg Kravis Roberts & Co. L.P. and $350,000, in the case of Fisher Capital Corp. LLC for those services. Included in accrued expenses is $249,970 and $250,000 payable to Kohlberg Kravis
Roberts & Co. L.P. and $87,520 and $0 payable to Fisher Capital Corp. LLC as of December 31, 2000 and 1999, respectively.

    In addition, the Company and Fisher Capital Corp. LLC entered into a share option agreement dated January 27, 1999, whereby the Company granted to Fisher Capital Corp. LLC 422,501 options to purchase an equivalent number of ordinary shares. The options vest upon grant date and are exercisable any time up to January 27, 2014. The fair value of the options, computed on grant date using the Black-Scholes option-pricing model and assuming a dividend yield of 0%, expected volatility of 30%, a risk-free interest rate of 6.42% and a weighted-average expected life of three years, amounts to $334,905. This cost may not be indicative of the future benefit to be received by Fisher Capital Corp. LLC. Mr. J.R. Fisher, as the managing member and majority owner of Fisher Capital Corp., may be deemed to share beneficial ownership of any options owned by Fisher Capital Corp., L.L.C but disclaims such beneficial ownership.

    During 2000, Willis North America acquired from Mr. J. Plumeri, the Chairman and the Executive Chairman and Chief Executive Officer of Willis Group Limited, a 12 1/2% undivided interest in a Citation V Ultra Aircraft for $693,719; as of December 31, 2000, this balance was recorded as a

                                  TA I LIMITED

                     YEARS ENDED DECEMBER 31, 2000 AND 1999
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

20. RELATED PARTY TRANSACTIONS (ALL FIGURES ARE PRESENTED IN DOLLARS) (CONTINUED) payable. This transaction was consummated on terms equivalent to those that prevail in arms-length transactions.

21. SUBSEQUENT EVENTS

    Willis Group Holdings Limited was incorporated in Bermuda as an exempted company under The Companies Act 1981 of Bermuda for the sole purpose of redomiciling the business of the Company from the UK to Bermuda. Willis Group Holdings Limited is currently wholly-owned by Profit Sharing (Overseas), Limited Partnership, an affiliate of Kohlberg Kravis Roberts & Co., L.P. and one of the existing shareholders of TA I. Willis Group Holdings Limited currently has no assets. TA I is currently contemplating a transaction whereby Willis Group Holdings Limited will become the beneficial owner of all or substantially all of the share capital of TA I through the consummation, before or simultaneously with a proposed equity offering by TA I in the US, of: (i) the exchange by the TA I stockholders, other than management employees, of the shares they own in TA I for shares of Willis Group Holdings common stock, and (ii) the exchange by all or substantially all management employees of shares of, and options to purchase shares of, TA I for shares of, and options to purchase shares of, Willis Group Holdings Limited common stock. Based on the current transaction structure, there will be no cash consideration paid in connection with the share-for-share exchange or options exchange.

    As a result of the exchange offers, the former shareholders of TA I will acquire a majority voting interest in Willis Group Holdings Limited. Under US GAAP, the company whose stockholders retain the majority interest in a combined business must be treated as the acquirer for accounting purposes. Accordingly, the transaction will be accounted for as a "reverse acquisition" for financial reporting purposes and TA I will be deemed to have acquired 100% of the equity interest in Willis Group Holdings Limited as of the acquisition date (an in substance capital transaction). The relevant acquisition process will utilize the capital structure of Willis Group Holdings Limited and the assets and liabilities of the Company will be recorded at historical cost.

    The Company is the operating entity for financial reporting purposes, and the financial statements prior to the date of consummation of the exchange offer will represent the Company's financial position and results of operations. The assets and liabilities and results of operations of the Company will be included as of the date of consummation of the exchange offer. Although TA I will be deemed to be the acquiring corporation for financial accounting and reporting purposes, the legal status of Willis Group Holdings Limited as the surviving corporation will not change.

                                  TA I LIMITED

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              -------------------------
                                                                2001             2000
                                                              --------         --------
                                                                      UNAUDITED
REVENUES:
  Commissions and fees......................................   $ 359            $ 337
  Interest income...........................................      16               15
                                                               -----            -----
    Total revenues..........................................     375              352
                                                               -----            -----
EXPENSES, NET:
  General and administrative expenses.......................     268              270
  Depreciation expense......................................       9               10
  Amortization of goodwill..................................       9                9
                                                               -----            -----
    Total expenses..........................................     286              289
                                                               -----            -----
OPERATING INCOME............................................      89               63

INTEREST EXPENSE............................................      21               22
                                                               -----            -----
INCOME BEFORE INCOME TAXES, EQUITY IN NET EARNINGS OF
  ASSOCIATES AND MINORITY INTEREST..........................      68               41

INCOME TAX EXPENSE..........................................      31               27
                                                               -----            -----
INCOME BEFORE EQUITY IN NET EARNINGS OF ASSOCIATES AND
  MINORITY INTEREST.........................................      37               14

EQUITY IN NET EARNINGS OF ASSOCIATES........................       9                9

MINORITY INTEREST (Including $6 and $6, respectively, of
  preferred stock dividends on Company-Obligated Mandatorily
  Redeemable Preferred Capital Securities of Subsidiary)....      (7)              (6)
                                                               -----            -----
NET INCOME AVAILABLE FOR ORDINARY STOCKHOLDERS..............   $  39            $  17
                                                               =====            =====
EARNINGS PER ORDINARY SHARE--(Note 5)
  --Basic...................................................   $0.31            $0.14
                                                               =====            =====
  --Diluted.................................................   $0.30            $0.14
                                                               =====            =====
WEIGHTED-AVERAGE NUMBER OF ORDINARY SHARES
  OUTSTANDING--(Note 5)
  --Basic...................................................     124              121
                                                               =====            =====
  --Diluted.................................................     132              121
                                                               =====            =====

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                                  TA I LIMITED

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                                              MARCH 31,   DECEMBER 31,
                                                                2001          2000
                                                              ---------   ------------
                                                              UNAUDITED
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $   96        $   88
  Fiduciary funds--restricted...............................    1,002           978
  Short-term investments....................................       42            41
  Accounts receivable, net of allowance for doubtful
    accounts of $24 and $24, respectively...................    5,678         4,675
  Deferred tax assets.......................................       15            14
  Other current assets......................................       80            94
                                                               ------        ------
    Total current assets....................................    6,913         5,890
                                                               ------        ------
NONCURRENT ASSETS:
  Fixed assets, net of accumulated depreciation of $84 and
    $79, respectively.......................................      180           192
  Goodwill, net of accumulated amortization of $89 and $80,
    respectively............................................    1,220         1,225
  Investments in associates.................................      142           134
  Deferred tax assets.......................................       43            45
  Other noncurrent assets...................................      106           104
                                                               ------        ------
    Total noncurrent assets.................................    1,691         1,700
                                                               ------        ------
  TOTAL.....................................................   $8,604        $7,590
                                                               ======        ======

                                                                     (Continued)

                                  TA I LIMITED

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                                              MARCH 31,   DECEMBER 31,
                                                                2001          2000
                                                              ---------   ------------
                                                              UNAUDITED
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................   $6,510        $5,484
  Deferred revenue and accrued expenses.....................       91           130
  Provisions................................................       35            37
  Income taxes payable......................................       68            43
  Other current liabilities.................................      188           189
                                                               ------        ------
    Total current liabilities...............................    6,892         5,883
                                                               ------        ------

NONCURRENT LIABILITIES:
  Long-term debt............................................      935           958
  Provisions................................................      112           121
  Other noncurrent liabilities..............................      100            99
                                                               ------        ------
    Total noncurrent liabilities............................    1,147         1,178
                                                               ------        ------
    Total liabilities.......................................    8,039         7,061
                                                               ------        ------

COMMITMENTS AND CONTINGENCIES (Note 7)

MINORITY INTEREST...........................................       19            19

COMPANY--OBLIGATED MANDATORILY REDEEMABLE PREFERRED CAPITAL
  SECURITIES OF SUBSIDIARY..................................      273           272

STOCKHOLDERS' EQUITY:
  Ordinary shares, L0.10 par value ($0.14); Authorized:
    3,900,000,000; Issued and outstanding, 112,517,320
    shares..................................................       19            19
  Management ordinary shares, L0.10 par value ($0.14);
    Authorized: 100,000,000; Issued and outstanding,
    11,439,219 shares and 11,181,219 shares, respectively...        1             1
  Additional paid-in capital................................      391           390
  Accumulated deficit.......................................     (128)         (167)
  Accumulated other comprehensive loss (Note 6).............      (10)           (5)
                                                               ------        ------
    Total stockholders' equity..............................      273           238
                                                               ------        ------

TOTAL.......................................................   $8,604        $7,590
                                                               ======        ======

                                                                     (Concluded)

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                                  TA I LIMITED

        CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                             (DOLLARS IN MILLIONS)

                                                                    THREE MONTHS
                                                                   ENDED MARCH 31,
                                                              -------------------------
                                                                2001             2000
                                                              --------         --------
                                                                      UNAUDITED
NET INCOME AVAILABLE FOR ORDINARY STOCKHOLDERS..............    $39              $17

OTHER COMPREHENSIVE LOSS, NET OF TAX:
  Foreign currency translation adjustment...................     (9)              (4)
  Cumulative effect of accounting change (net of tax of $5
    and $-nil-).............................................      8               --
  Net loss on derivative instruments (net of tax of $3 and
    $-nil-).................................................     (4)              --
                                                                ---              ---
    Other comprehensive loss, net of tax....................     (5)              (4)
                                                                ---              ---
COMPREHENSIVE INCOME........................................    $34              $13
                                                                ===              ===

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                                  TA I LIMITED

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN MILLIONS)

                                                                 THREE MONTHS
                                                                ENDED MARCH 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
                                                                   UNAUDITED
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income available for ordinary stockholders............   $   39     $  17
  Adjustments to reconcile net income to net cash provided
    by
    operating activities:
    Depreciation............................................        9        10
    Amortization of goodwill................................        9         9
    Provision for doubtful accounts.........................        2         1
    Minority interest.......................................        2         1
    Provisions..............................................       (6)       (7)
    Provision for deferred income taxes.....................       (1)        1
    Other...................................................       (8)       (8)
  Changes in operating assets and liabilities, net of
    effects from purchase of
    subsidiaries:
    Fiduciary funds -- restricted, net......................      (46)      (73)
    Accounts receivable.....................................   (1,174)     (983)
    Accounts payable........................................    1,233     1,078
    Other...................................................      (21)      (26)
                                                               ------     -----
      Net cash provided by operations.......................       38        20
                                                               ------     -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds on disposal of fixed assets......................        1         1
  Additions to fixed assets.................................       (5)       (7)
  Acquisitions of subsidiaries, net of cash acquired........       (2)       (2)
  Purchase of short-term investments........................       (1)       (9)
  Proceeds on sale of short-term investments................       --        10
  Proceeds from sale of operations..........................        4        --
                                                               ------     -----
      Net cash used in investing activities.................       (3)       (7)
                                                               ------     -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of debt........................................      (23)       (1)
  Proceeds from the issuance of management ordinary
    shares..................................................        1        --
                                                               ------     -----
      Net cash used in financing activities.................      (22)       (1)
                                                               ------     -----
INCREASE IN CASH AND CASH EQUIVALENTS.......................       13        12

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...............................................       (5)       (2)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................       88        80
                                                               ------     -----
CASH AND CASH EQUIVALENTS, END OF PERIOD....................   $   96     $  90
                                                               ======     =====

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash payments for income taxes............................   $   10     $   5
                                                               ======     =====
  Cash payments for interest................................   $   32     $  34
                                                               ======     =====

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                                  TA I LIMITED

           NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF
      MARCH 31, 2001 AND DECEMBER 31, 2000 AND FOR EACH OF THE THREE-MONTH
                     PERIODS ENDED MARCH 31, 2001 AND 2000

(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

1.  THE COMPANY AND ITS OPERATIONS

    TA I Limited ("TA I") and subsidiaries (collectively, the "Company") provide a broad range of value-added risk management consulting and insurance brokering services both directly, and indirectly through its associates, to a diverse base of clients internationally. The Company provides specialized risk management advisory and other services on a global basis to clients in various industries, including the construction, aerospace, marine and energy industries. In its capacity as an advisor and insurance broker, the Company acts as an intermediary between clients and insurance carriers by advising clients on risk management requirements, helping clients determine the best means of managing risk, and negotiating and placing insurance risk with insurance carriers through the Company's global distribution network. The Company also provides other value-added services.

2.  BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

    The accompanying condensed consolidated financial statements (hereinafter referred to as the "Interim Financial Statements") have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

    The Interim Financial Statements are unaudited but include all adjustments (consisting of normal recurring adjustments) which the Company's management considers necessary for a fair presentation of the financial position as of such dates and the operating results and cash flows for those periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted. The results of operations for the three-month period ended March 31, 2001 may not necessarily be indicative of the operating results that may be incurred for the entire fiscal year.

    The December 31, 2000 balance sheet was derived from audited financial statements but does not include all disclosures required by US GAAP. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These Interim Financial Statements should be read in conjunction with the consolidated balance sheets of TA I and its subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, comprehensive income, cash flows and changes in shareholders' equity for each of the two years in the period ended December 31, 2000.

NEW ACCOUNTING PRONOUNCEMENTS

    In June of 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In June of 1999, the FASB issued SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES--DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133, which deferred the effective date of SFAS No. 133 for one year to fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, ACCOUNTING FOR CERTAIN DERIVATIVES INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES--AN AMENDMENT OF FASB STATEMENT NO. 133. The Company adopted SFAS No. 133 as amended by SFAS No. 138 effective January 1, 2001.

    At the date of adoption, the Company maintained active interest rate exchange agreements which had previously been designated as "cash flow hedges" within the meaning defined in the Statement.

                                  TA I LIMITED

           NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF
      MARCH 31, 2001 AND DECEMBER 31, 2000 AND FOR EACH OF THE THREE-MONTH
               PERIODS ENDED MARCH 31, 2001 AND 2000 (CONTINUED)

(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

2.  BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
These derivative positions were established prior to 2001 in order to stabilize the effect of interest rate changes. Due to the historic hedging relationship and accounting treatment for these derivatives, and per the applicable requirements of SFAS No. 133, effective January 1, 2001 the active interest rate swaps were marked to fair value and recorded as an asset on the Company's balance sheet. A corresponding adjustment, net of tax effect, was posted to a separate component of stockholders' equity through a credit to Other Comprehensive Income of $8. Prior to the adoption of SFAS No. 133, these positions were accounted for on an accrual basis with the net periodic amount payable (receivable) debited (credited) to interest expense.

    In addition, as of January 1, 2001 the Company also maintained forward foreign exchange contracts to mitigate its exposure to cash flows relating to revenues and expenses denominated in foreign currencies. Prior to the adoption of SFAS No. 133, these instruments were marked to fair value with changes in fair value recorded in the income statement in general and administrative expenses.

    As part of the adoption, effective January 1, 2001, the Company evaluated the effectiveness of the swaps and forward derivative instruments as cash flow hedges and determined certain transactions to be ineffective or the Company has not elected to designate these instruments as hedges for the first quarter ended March 31, 2001, as defined in SFAS No. 133. As a result, for those transactions not designated as effective hedges, changes in fair values arising during the period are reflected in current earnings. For those interest rate swaps that were not designated as effective hedges as defined in SFAS No. 133, the changes in fair value due to the passage of time were reclassified from Other Comprehensive Income.

3.  DERIVATIVE FINANCIAL INSTRUMENTS

    The financial risks the Company manages through the use of derivative financial instruments are interest rate risk and foreign currency risk. The Company's Board of Directors reviews and agrees on policies for managing each of these risks.

    INTEREST RATE RISK--The Company's operations are financed principally through the Senior Credit Facility term loan, which has a variable interest rate and the Notes, which have a 9% fixed interest rate. Interest rate swaps are used to generate the desired interest rate profile and to manage the Company's exposure to interest rate fluctuations.

    Willis North America Inc., "Willis North America", has entered into an interest rate swap agreement under which its LIBOR-based variable rate interest payment obligations on the full amount of the term loans have been swapped for fixed rate interest payment obligations until the final maturity of those term loans. The swap agreement provides for a reduction of the notional amount of the swap obligation on a semi-annual basis, and to the extent the actual amount outstanding under the term loans exceeds the notional amount at any time, Willis North America would be exposed to the risk of increased interest rates on that excess. The Company has designated the interest rate swap agreement as a cash flow hedge as defined by SFAS No. 133 with fair value recorded in receivables on the balance sheet. Changes in fair value are recorded as a component of Other Comprehensive Income. The amount recorded for the quarter ended March 31, 2001 was $5. Amounts are reclassified from Other Comprehensive Income into earnings when the hedged exposure affects earnings.

                                  TA I LIMITED

           NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF
      MARCH 31, 2001 AND DECEMBER 31, 2000 AND FOR EACH OF THE THREE-MONTH
               PERIODS ENDED MARCH 31, 2001 AND 2000 (CONTINUED)

(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

3.  DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)
    As a result of the Company's operating activities, the Company receives cash for premiums and claims which it deposits in short-term investments denominated in US dollars and other foreign currencies. The Company earns interest on these funds, which is included in the Company's financial statements as interest income. These funds are regulated in terms of access and the instruments in which they may be invested, most of which are short-term in maturity. In order to manage interest rate risk arising from these financial assets, the Company enters into interest rate swaps to receive a fixed rate of interest and pay a variable rate of interest fixed in the various currencies related to the short-term investments. The use of interest rate contracts essentially converts the variable return of groups of short-term investments to fixed rates. For these contracts, the Company has chosen not to achieve hedge accounting for the first quarter ended March 31, 2001, as defined under SFAS No. 133, and therefore changes in fair value of these instruments of $7 have been recorded through earnings. For those derivatives not designated as effective hedges under SFAS No. 133 for the first quarter ended March 31, 2001, the Company estimates $1 will be reclassified from Other Comprehensive Income into earnings within the next 12 months representing the net amount of existing unrealized gains or losses as of March 31, 2001.

    FOREIGN CURRENCY RISK--The Company's objective is to maximize its cash flow in US dollars. In all locations with the exception of the UK, the Company predominately generates revenues and expenses in the local currency. In the UK, however, the Company earns revenues in a number of different currencies but expenses are almost entirely in pounds sterling. This mismatch creates a currency exposure. In the year ended December 31, 2000, approximately 20% of the Company's total revenues were earned in sterling, 60% in US dollars and 20% in other currencies. However, in 2000, approximately 40% of total expenses were in sterling, 45% in US dollars and 15% in other currencies.

    The Company's policy within the UK is to convert into sterling all revenues arising in currencies other than US dollars together with sufficient US dollar revenues to fund the remaining sterling expenses. Outside the UK, only those cash flows necessary to fund mismatches between revenues and expenses are converted into local currency; amounts remitted to the UK are generally converted into sterling. These transactional currency exposures are principally managed by entering into forward foreign exchange contracts. It is Company policy to hedge at least 25% of the next 12 months' exposures in significant currencies.

    The fair value of these contracts is recorded in payables in the balance sheet, with changes in fair value of effective hedges recorded in Other Comprehensive Income and changes in fair value of ineffective hedges recorded in general and administrative expenses. For the first quarter ended March 31, 2001, the Company has recorded $1 in Other Comprehensive Income relating to changes in fair value on contracts which are effective hedges as defined in SFAS 133. For contracts which were not designated for hedge accounting as defined in SFAS
No. 133, the Company has recorded $6 in general and administrative expenses representing the changes in fair value for the first quarter of 2001.

4.  RESTRUCTURING COSTS

    In the fourth quarter of 1999, the Company announced a comprehensive restructuring plan to consolidate several sales process functions and streamline and centralize client service functions such as claims, policy insurance and coverage in the North American retail operations. Pursuant to this plan, the Company expected to eliminate 275 positions and physically segregate and discontinue use of

                                  TA I LIMITED

           NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF
      MARCH 31, 2001 AND DECEMBER 31, 2000 AND FOR EACH OF THE THREE-MONTH
               PERIODS ENDED MARCH 31, 2001 AND 2000 (CONTINUED)

(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

4.  RESTRUCTURING COSTS (CONTINUED)
certain leased office space which, where economically feasible, was to be subleased. As of March 31, 2001, all 275 employees (March 31, 2000--100) had been terminated as a result of this restructuring plan.

    In the fourth quarter of 2000, the Company developed a plan to exit certain business lines including the sale of the municipality business of Public Entities National Company ("PENCO"), part of the US wholesale operations, and the sale or closure of certain other non-strategic businesses. As a result of these plans, it is expected that approximately 250 employees will be terminated. The sale of the municipality business of PENCO was completed in January 2001 while the proposed sale or closure of certain other non-strategic business is expected to be completed by July 2001. As of March 31, 2001, an aggregate of 51 employees had been terminated pursuant to these plans.

5.  EARNINGS PER SHARE

    Basic earnings per ordinary share, including management ordinary shares (collectively, the "Ordinary Shares") is calculated by dividing net income available for ordinary stockholders by the weighted-average number of Ordinary Shares of the Company's ordinary stock outstanding during each period. The computation of diluted earnings per share is similar to basic earnings per share, except that diluted earnings per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue Ordinary Shares were exercised or converted into Ordinary Shares or resulted in the issuance of Ordinary Shares that then shared in the earnings of the Company.

    For the three-month period ended March 31, 2000, time-based options to purchase 11,325,046 management ordinary shares were outstanding. The exercise price of these options was established based on management's estimate of the fair value of these options on the measurement dates. In addition, the Company's ordinary shares were not publicly traded during this period and, in the opinion of management, the average market value was not in excess of the exercise price. Such options had no dilutive nor antidilutive effect on earnings per share as of March 31, 2000.

    For the three-month period ended March 31, 2001, time-based options to purchase 17,672,895 management ordinary shares were outstanding. The following table represents the basic and diluted earnings per ordinary share for the three months ended March 31, 2001.

                                                             THREE MONTHS ENDED
                                                               MARCH 31, 2001
                                                             ------------------
Weighted-average Ordinary Shares outstanding:
  Basic weighted-average Ordinary Shares outstanding.......           124
  Dilutive effect of employee share options................             8
                                                                   ------
Diluted weighted-average Ordinary Shares outstanding.......           132
                                                                   ------
Earnings per Ordinary Share:
  Basic earnings per Ordinary Share........................        $ 0.31
  Dilutive effect of employee stock options................         (0.01)
                                                                   ------
Diluted earnings per Ordinary Share........................        $ 0.30
                                                                   ======

                                  TA I LIMITED

           NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF
      MARCH 31, 2001 AND DECEMBER 31, 2000 AND FOR EACH OF THE THREE-MONTH
               PERIODS ENDED MARCH 31, 2001 AND 2000 (CONTINUED)

(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

6. ACCUMULATED OTHER COMPREHENSIVE LOSS

    The components of accumulated other comprehensive (loss) income as of and for the three-month periods ended March 31, 2001 and 2000, are as follows:

                                  FOREIGN                   CUMULATIVE
                                 CURRENCY     UNREALIZED    EFFECT OF      NET LOSS
                                TRANSLATION     HOLDING     ACCOUNTING   ON DERIVATIVE
                                ADJUSTMENTS     LOSSES        CHANGE      INSTRUMENTS     TOTAL
                                -----------   -----------   ----------   -------------   --------
January 1, 2000 (audited).....         3           (2)             --             --          1
Current period change.........        (4)          --              --             --         (4)
                                    ----          ---       ---------      ---------       ----
March 31, 2000 (unaudited)....      $ (1)         $(2)      $      --      $      --       $ (3)
                                    ====          ===       =========      =========       ====

January 1, 2001 (audited).....        (5)          --              --             --         (5)
Current period change.........        (9)          --               8             (4)        (5)
                                    ----          ---       ---------      ---------       ----
March 31, 2001 (unaudited)....      $(14)         $--       $       8      $      (4)      $(10)
                                    ====          ===       =========      =========       ====

7.  CONTINGENCIES AND COMMITMENTS

    In common with many companies involved in selling personal pension plans in the UK, the Company's financial advisory business, Willis Corroon Financial Planning Limited ("WCFP"), is required by the Financial Services Authority and the Personal Investment Authority ("the Regulator"), which regulates these matters, to review certain categories of personal pension plans sold to individuals between 1988 to 1994. WCFP is required to compensate those individuals who transferred from, opted out or did not join, their employer-sponsored pension plan if the expected benefits from their personal pension plan did not equal the benefits that would have been available from their employer-sponsored pension plan. Whether compensation is due to a particular individual, and the amount thereof, is dependent upon the subsequent performance of the personal pension plan sold and the net present value of the benefits that would have been available from the employer-sponsored pension plan calculated using financial and demographic assumptions prescribed by the Regulator. The Regulator currently requires all offers of compensation to be made by June 30, 2002.

    At December 31, 2000, the Company had a provision of $51, which forms part of the Provisions amount on the condensed consolidated balance sheet, relating to this issue. During the quarter ended March 31, 2001, the Company used $5 of this provision in settling claims and other related costs and, allowing for foreign exchange adjustments, the remaining balance at March 31, 2001 was $44. Although the Company considers the established provisions to be prudent and expects to pay out these provisions over the next three years, there remains some uncertainty as to the ultimate exposure relating to the review. This exposure is subject to a number of variable factors including, among others, the effect of future changes in prescribed UK interest rates and in financial and other assumptions which are issued by the Regulator on a quarterly basis.

    At December 31, 2000, the Company had a provision of $31, which forms part of the Provisions amount on the condensed consolidated balance sheet, for discontinued operations that includes estimates for future costs of administering the run-off of the Company's former UK underwriting operations. Willis Faber (Underwriting Management) Limited ("WFUM"), a wholly-owned subsidiary of the Company, provided underwriting agency and other services to certain insurance companies

                                  TA I LIMITED

           NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF
      MARCH 31, 2001 AND DECEMBER 31, 2000 AND FOR EACH OF THE THREE-MONTH
               PERIODS ENDED MARCH 31, 2001 AND 2000 (CONTINUED)

(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

7. CONTINGENCIES AND COMMITMENTS (CONTINUED) including Sovereign Marine & General Insurance Company Limited ("Sovereign") (in Scheme of Arrangement) (collectively, the "stamp companies") and in 1991 ceased arranging new business on behalf of the stamp companies. Willis Faber Limited has agreed with certain of the stamp companies to fund certain costs of the run-off, subject to agreed guidelines as to timing and amount. Although the Company expects the run-off to be conducted in an orderly manner, it may ultimately prove to be a lengthy and expensive process. The amounts to be funded under the run-off arrangements are currently within the aggregate of the provisions made. There were no significant movements in the provision during the quarter ended March 31, 2001.

    The Company has extensive operations and is subject to claims and litigation in the ordinary course of business resulting principally from alleged errors and omissions in connection with its businesses. At December 31, 2000, the Company had a provision of $53, also forming part of the Provisions amount on the condensed consolidated balance sheet, representing management's assessment of liabilities that may arise from asserted and unasserted claims for errors and omissions. During the quarter ended March 31, 2001, the Company charged $3 to operations and used $4 in settling claims and, allowing for foreign exchange adjustments, the balance remaining at March 31, 2001 was $51. Most of the errors and omissions claims are covered by professional indemnity insurance. In respect of self-insured deductibles applicable to those claims, the Company has established provisions which are believed to be adequate in the light of current information and legal advice. These provisions may be adjusted from time to time according to developments. The Company does not expect the outcome of those claims, either individually or in the aggregate, to have a material effect on the Company's financial condition, results of operations or liquidity.

8.  SEGMENT INFORMATION

    The Company conducts its worldwide insurance brokering activities through three operating segments: US Operations, International and Global Businesses. Each operating segment exhibits similar economic characteristics, provides similar products and services and distributes same through common distribution channels to a common type or class of customer. In addition, the regulatory environment in each region is similar. Consequently, for financial reporting purposes the Company has aggregated these three operating segments into one reportable segment.

9.  SUBSEQUENT EVENTS

    Willis Group Holdings Limited was incorporated on February 8, 2001 as an exempted company under The Companies Act 1981 of Bermuda, for the sole purpose of redomiciling the ultimate parent company of the Willis group of companies from the United Kingdom to Bermuda. On incorporation, Willis Group Holdings Limited was wholly-owned by Profit Sharing (Overseas), Limited Partnership, an affiliate of Kohlberg Kravis Roberts & Co., L.P. and one of the existing stockholders of TA I.

    Willis Group Holdings Limited, effective from May 8, 2001, exchanged its common shares for all the issued and outstanding ordinary shares of TA I. Further, on April 10, 2001, Willis Group Holdings Limited made an offer to exchange one of its non-voting management common shares for each outstanding non-voting management ordinary share of TA I. The offer expired on May 8, 2001 and at expiration Willis Group Holdings Limited had received acceptances in respect of, or otherwise has rights to acquire, 99.8% of the outstanding non-voting management ordinary shares of TA I. As of

                                  TA I LIMITED

           NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF
      MARCH 31, 2001 AND DECEMBER 31, 2000 AND FOR EACH OF THE THREE-MONTH
               PERIODS ENDED MARCH 31, 2001 AND 2000 (CONTINUED)

(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA, UNLESS OTHERWISE STATED)

9.  SUBSEQUENT EVENTS (CONTINUED)
May 23, 2001, as a consequence of these transactions, Willis Group Holdings Limited was the beneficial owner of 99.98% of TA I's issued and outstanding share capital.

    As a result of the exchange offers, the former shareholders of TA I have acquired a majority voting interest in Willis Group Holdings Limited. Under US GAAP, the company whose stockholders retain the majority interest in a combined business must be treated as the acquirer for accounting purposes. Accordingly, the transaction will be being accounted for as a "reverse acquisition" for financial reporting purposes and TA I will be deemed to have acquired 100% of the equity interest in Willis Group Holdings Limited as of May 8, 2001. The relevant acquisition process will utilize the capital structure of Willis Group Holdings Limited and the assets and liabilities of the Company will be recorded at historical cost.

    The Company is the operating entity for financial reporting purposes, and the financial statements prior to the date of consummation of the exchange offer represents the Company's financial position and results of operations. The assets and liabilities and results of operations of the Company will be included as of the date of consummation of the exchange offer. Although TA I will be deemed to be the acquiring corporation for financial accounting and reporting purposes, the legal status of Willis Group Holdings Limited as the surviving corporation will not change.

                                  * * * * * *

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                               20,000,000 SHARES

                         WILLIS GROUP HOLDINGS LIMITED

                                  COMMON STOCK

                                     [LOGO]

                                     ------

                              P R O S P E C T U S
                                 JUNE 11, 2001

                                   ---------

                              SALOMON SMITH BARNEY

                                    JPMORGAN
                           MORGAN STANLEY DEAN WITTER
                         BANC OF AMERICA SECURITIES LLC
                              MERRILL LYNCH & CO.
                                  UBS WARBURG

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